As filed with the Securities and Exchange Commission on November 5, 2025

Registration Statement No. 333-289879

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dbim Holdings Limited
(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 16F, Chow Tai Fook Centre

580A Nathan Road, Mong Kok

Kowloon, Hong Kong

Telephone: +852 3069 7546

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yang Ge, Esq. DLA Piper UK LLP 20th Floor, South Tower, Kerry Center No. 1 Guanghua Road, Chaoyang District Beijing, China 100020 Tel: +86-10-8520-0616	Anthony N. DeMint, Esq. DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor, Suite 314 Las Vegas, NV 89169 Tel: (702) 714-0889

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated November 5, 2025

Dbim Holdings Limited

2,000,000 Ordinary Shares

This is an initial public offering of 2,000,000 ordinary shares, par value US$0.00005 each (the “ordinary shares”) on a firm commitment basis, by Dbim Holdings Limited. We currently anticipate the initial public offering price of our ordinary shares to be between US$4.00 and US$5.00 per share.

Prior to this offering, there has been no public market for our ordinary shares. This offering is contingent upon the listing of our ordinary shares on The Nasdaq Stock Market (the “Nasdaq”). We have applied for the listing of our ordinary shares on the Nasdaq Capital Market under the symbol “DBIM.”  There is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this offering would not be completed.

Upon the completion of this offering, our issued and outstanding share capital will consist of 27,000,000 ordinary shares, assuming the underwriters do not exercise their option to purchase additional ordinary shares.

Additionally, upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of the Nasdaq, because Mr. Jianfeng Feng will beneficially own over 50.0% of our ordinary shares, and will be able to exercise over 50.0% of the aggregate voting power immediately after the consummation of this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares. For further information, see “Principal Shareholders” and “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We will be a “controlled company” under the applicable rules of the Nasdaq and, as a result, are entitled to exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.”

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws, and, as such are eligible for certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus — Implications of Being a Foreign Private Issuer” for additional information.

Dbim Holdings Limited, or the Parent, is a Cayman Islands holding company with no material operations of its own. Our business operations are conducted primarily through the operating subsidiaries in Hong Kong, the United Kingdom and Malaysia. Unless otherwise indicated or the context otherwise requires, “we,” “us,” “our company,” and “our” refer to Dbim Holding Limited, our Cayman Islands holding company and its subsidiaries, which include those in Hong Kong, the United Kingdom and Malaysia. Investors purchasing our ordinary shares in this initial public offering are purchasing equity securities of our Cayman Islands holding company and will not directly hold any equity interests of our operating subsidiaries. As of the date of this prospectus, the Parent does not have any subsidiaries incorporated in mainland China. As a holding company with operations conducted through the operating subsidiaries in Hong Kong, the United Kingdom and Malaysia, such structure involves unique risks to investors, as the PRC government may exercise significant influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. For example, such governmental actions:

•	could disallow our corporate structure;

•	could result in a material change in our operations;

•	could hinder our ability to continue to offer securities to investors; and

•	may cause the value of our securities to significantly decline or be worthless.

We do not have any business operation in mainland China. We are aware that in recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in the PRC with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. It is uncertain what potential impact such modified or new laws and regulations will have on our daily business operation, our ability to accept foreign investments and the listing of our ordinary shares on a U.S. or other foreign exchanges. These actions could result in a material change in our operations and/or the value of our ordinary shares and could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors. Additionally, on February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), and five supporting guidelines, which became effective on March 31, 2023. The Trial Measures, which reformed the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. According to the Trial Measures, if an issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuers shall be deemed as indirect overseas offering and listing, and filings with the CSRC pursuant to the Trial Measures’ requirements shall be submitted within three working days following its submission of application for an initial public offering or listing: (i) more than 50% of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operations and majority of the issuer’s management are Chinese citizens or domiciled in China. As advised by our PRC counsel, Tian Yuan Law Firm, we are not required to fulfill the filing procedures with the CSRC for this offering or the listing of our ordinary shares on Nasdaq under the Trial Measures, because (i) we do not have any subsidiaries or business operation in the mainland China; (ii) substantially all of our operating revenues, total profits, total assets or net assets documented in the audited consolidated financial statements for the most recent fiscal year is accounted for by subsidiaries outside of mainland China; and (iii) we conduct our business outside mainland China and are headquartered in Hong Kong, and none of our senior management team members are PRC citizens nor reside in mainland China. However, there are substantial uncertainties as to its implementation and interpretation of the Trial Measures, and the CSRC may take a view that is contrary to our understanding under the principle of “substance over form” adopted thereby regarding the determination of an “indirect overseas offering and listing by PRC domestic companies.

PRC regulators have been increasingly focused on regulation in areas of data security and data protection and the PRC regulatory requirements regarding cybersecurity are constantly evolving. Various regulatory bodies in China, specifically the Cyberspace Administration of China (the “CAC”), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. On December 28, 2021, the CAC and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures (the “New CAC Measures”), which came into effect on February 15, 2022 and replaced the cybersecurity review measures issued in April 2020. The New CAC Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks to list its securities overseas must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security, or such company be construed as operators of critical information infrastructure purchasing network products and services. We do not provide any virtual goods services and metaverse scenario building services in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China, and our virtual goods trading platform geo-blocks IP addresses from mainland China. Our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry as defined under the applicable PRC laws, and thus we do not believe we are among the “operator of critical information infrastructure”, “online platform operators” or “data handler” as defined under the applicable PRC laws. We do not believe that we are subject to the cybersecurity review with the CAC and not required to obtain any permission or approval from the CAC, given the facts that: (i) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China; (ii) we do not have any business operations in mainland China; (iii) none of our customers are located in mainland China, and (iv) we possess personal information of less than one million individuals in the PRC, and data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, because these regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments, or the ability to list our ordinary shares on a U.S. or other foreign exchange. See “Risk Factors — Risks Related to Doing Business in Hong Kong — We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors.” In the future, if we and/or our subsidiaries are required to obtain any permission or approval from or complete any filing procedure with the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC law, we and/or our subsidiaries may be fined or subject to other sanctions, and our subsidiaries’ business and our reputation, financial condition, and results of operations may be materially and adversely affected. Any actions by the PRC government to exert more influence and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our ordinary shares to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more oversight and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.”

As a holding company, the Parent may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to the Parent, however, may be restricted by the debt they incur on their own behalf and/or laws and regulations applicable to them. Unless otherwise indicated or the context otherwise requires, “we,” “us,” “our company,” and “our” refer to Dbim Holdings Limited, our Cayman Islands holding company, and its subsidiaries, which include those in Hong Kong, the United Kingdom and Malaysia. Currently, there are no significant restrictions of transferring funds between the Cayman Islands holding company and its subsidiaries in Hong Kong, the United Kingdom and Malaysia, and there are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors; however, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to tax by the PRC.”

Cash may be transferred among the Parent and its subsidiaries in the following manner: (i) funds and offering proceeds from may be transferred as equity investments and/or intercompany loans from the Parent (a) to our subsidiaries in Hong Kong, the United Kingdom and Malaysia, namely Element Colors Electronic Entertainment Limited, or “Element Colors HK”, Element Colors Technology Limited, or “Element Colors UK”, and Element Colors Technology Malaysia Sdn. Bhd., or “Element Colors Malaysia”; and (ii) cash may be transferred through our organization by way of intra-group borrowings and/or intra-group transactions, as the case may be. In the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025 and as of the date of this prospectus, no transfers of cash through capital injections and/or intra-group borrowings or transactions had been made across our organization, except for the for intra-group transfers occurring in the ordinary course of business from Element Colors HK to Chongqing Yuancai Interactive Entertainment Technology Co., Ltd. of US$5.0 million, US$5.2 million, US$2.7 million and US$1.2 million, in the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, respectively.

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among the Parent and its subsidiaries is subject to internal approval. Our finance manager manages and supervises the transfers of funds among the Parent and its subsidiaries with the guidance from the Fund Management Policy. Our finance manager closely monitors and manages the cash transfers through our organization by preparing regular reports and annual budget plans. Each transfer of cash between the Parent and a subsidiary is also subject to internal report and approval process by reference to such policy. The Parent has no plans to declare cash dividends in the near term, but as a holding company, it may depend on receipt of funds from one or more of its subsidiaries if it determines to pay cash dividends to holders of its ordinary shares in the future. We do not have a regular dividend policy, and our board of directors has discretion as to whether to declare dividends, subject to certain requirements of Cayman Islands law. As of the date of this prospectus, the Parent has not declared or paid any dividends or distributions on equity to its shareholders. See “Prospectus Summary — Cash Flows through Our Organization” for details.

On December 16, 2021, the Public Company Accounting Oversight Board, or the PCAOB, issued a report notifying the Securities Exchange Commission, or the “SEC”, of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The delisting of our ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our audit firm, WWC, P.C., or “WWC”, an independent registered public accounting firm headquartered in San Mateo, California that issues the audit report included elsewhere in this prospectus, is a public accounting firm registered with the PCAOB and has been subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. WWC has been inspected by the PCAOB on a regular basis and was not subject to the determination announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Our ordinary shares may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.” for a detailed discussion.

See “Risk Factors” beginning on page 19 to read about factors you should consider before buying our ordinary shares.

PRICE US$                   PER SHARE

	Per Ordinary Share	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)(2)	US$	US$
Proceeds, before expenses, to us	US$	US$

_______________

(1)

We have agreed to pay the underwriters a discount equal to 7.0% of the gross proceeds of the offering. This table does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to the underwriters. The table above assumes that the underwriters do not exercise their over-allotment option. For a description of compensation payable to the underwriters, see “Underwriting.”

(2)

Does not include a non-accountable expense allowance equal to US$                , payable to the underwriters, or the reimbursement of certain accountable expenses of the underwriters. The total amount of underwriters’ expenses related to this offering is set forth in the section titled “Expenses Related to This Offering” in this prospectus.

The underwriters have a 30-day option to purchase up to an additional 300,000 ordinary shares from us at the initial public offering price less the underwriting discounts and commissions, solely to cover over allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts payable will be US$                      and the total proceeds to us, before expenses, will be US$                       .

If we complete this offering, net proceeds will be delivered to us on the closing date.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in U.S. dollars in San Clemente, California on or about                 , 2025.

You should not assume that the information contained in the registration statement of which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Sole Book-Running Manager

American Trust Investment Services, Inc.

The date of this prospectus is                  , 2025

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until             , 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our ordinary shares. This prospectus contains information from an industry report commissioned by us and prepared by iResearch, a third-party market research firm, regarding our industry and market position in China. As used in this prospectus, “we,” “us,” “our company,” and “our,” refer to Dbim Holdings Limited and its subsidiaries.

Vision

We aim to empower enterprises and individuals to do business in metaverse, enabling seamless, cost-effective, and high-growth commercial opportunities for all.

Overview

Featuring our AI-enabled metaverse marketplace service capabilities, strong resource base and global business outreach, we are a leading comprehensive metaverse marketplace service provider in Asia which leverages AI to empower enterprises and individuals to enhance commercial efficiency. Our business footprint spans two key segments of the metaverse marketplace service industry, namely (i) virtual goods services, and (ii) metaverse scenario building services. According to iResearch, we were the largest service provider in Asia for trading China’s virtual goods with overseas consumers in terms of revenue in 2023. We generate our revenues primarily from provision of virtual goods services through our platform, and are actively developing metaverse scenario building services to enrich our service offerings and empower our customers to do business in metaverse.

Looking into the future, leveraging our AI-enabled metaverse technological and service capabilities, we believe we are poised to achieve long-term and sustainable growth by capitalizing on these cutting-edge technologies. Building on our established success in Asia’s metaverse marketplace service industry, we will expand to markets with high growth potential, such as the Middle East and Europe, for metaverse marketplace services. To bridge the gap between traditional enterprises and the next-generation internet, we are committed to introducing standardized “AI+Metaverse” services to enable businesses that rely on Web 2.0 to transition seamlessly into Web 3.0, by empowering them with AI-enabled functions such as AI customer acquisition, sales and marketing, as well as payment infrastructures, which allow them to conduct business operations in the metaverse. Our commitment extends beyond virtual goods—we aim to revolutionize global digital commerce by redefining how businesses operate in virtual environments and empowering our customers to thrive. See “— Growth Strategies.”

Virtual Goods Services

We provide virtual goods services through our virtual goods trading platform, which primarily consists of our to-consumer websites such as kavip.com. Our virtual goods trading platform is designed to serve customers from different geographical regions. Relying on our AI-enabled virtual goods trading, we source virtual goods from industry-leading third-party virtual good operators around the world, and facilitate global consumers to transcend geographical boundaries and access virtual goods across various industry verticals such as live streaming, social networking, online entertainment, literature, and gaming. We offer sales and/or top up services covering a variety of virtual goods, such as gift cards, game credits, in-app virtual currencies, game characters, and costumes. In addition, we are using AI technology to comprehensively improve the operational efficiency and customer experience of virtual goods services by applying AI to our virtual goods knowledge base, 24/7 customer relationship management services, marketing, multilingual translation, product selection and order logistics and delivery.

As of September 30, 2024 and March 31, 2025, we had offered an extensive catalog of over 600 and 820 SKUs of virtual goods, respectively, covering virtual goods operators from 13 countries globally. In the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, we had over 360,000, 489,000, 176,000 and 499,000 orders of virtual goods placed on our websites, respectively, and facilitated sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million, respectively. Leveraging our industry expertise and technological acumen, we also provide a holistic suite of value-added services, including multi-currency payment processing and 24/7 multilingual consumer services, to streamline transactions and elevate consumer experience on our platform.

Metaverse Scenario Building Services

Leveraging VR, AR, 3D modelling and AI technologies, we are venturing into metaverse scenario building services to help businesses migrate offline activities to metaverse by providing AI-enabled and VR-based virtual space design and building services. As of the date of this prospectus, we have entered into three service agreements with different enterprise customers for the provision of metaverse exhibition building, supporting model production, scene activity configuration, multimedia audio and video production, and AI agent research, development and training services. We launched DBiM.com, a SaaS platform embedded with VR editing tools, content and AI agent as our metaverse scenario building platform in September 2024. In the future, we will consolidate all the websites which we currently use into our metaverse platform. Designed to transcend physical limitations and simulate interactive experience in a virtual world, we are capable of creating various kinds of immersive virtual space experiences and activities, including VR showrooms, virtual commercial exhibitions, virtual social events, virtual livestreaming and virtual concerts, allowing enterprises to create, launch, and maintain an engaging and interactive virtual environment crafted to their unique business scenarios.

According to iResearch, the global market size of metaverse scenario building is expected to grow rapidly to reach US$92.5 billion by 2030. To seize market opportunities and promote participation into our metaverse platform, we will continue to explore and sharpen our technological capabilities, and actively encourage third-party developers to co-develop the service offerings on our metaverse platform through revenue sharing.

Our Strengths

We believe the following strengths have contributed to our success and differentiate us from others:

•	Leading metaverse marketplace service provider in Asia, focusing on providing virtual goods to consumers globally;
•	Growing SKUs and excellent service capabilities that optimize consumer experience;
•	Superior cross-border AI-enabled payment risk control capabilities;
•	In-depth cooperation with quality virtual goods suppliers and operators, generating powerful network effects; and
•	Experienced and visionary management team.

1

Our Strategies We intend to further grow our business by pursuing the following strategies:

•	Expand globally and bring our services to overseas markets;
•	Leverage cutting-edge technologies and diversify product offerings;
•	Pursue and invest in market opportunities in content and experiences of metaverse; and
•	Enhance technological capabilities and service quality to strengthen our brand awareness.

Market Opportunities

The market size of global metaverse virtual goods service industry was US$4.7 billion in terms of revenue in 2023, and is projected to grow at a CAGR of 16.9% from 2023 to 2030, reaching US$14.1 billion in 2030, driven by the following factors:

Market drivers of global virtual goods services

Increasing popularity of online payments. Rapid advancements in online payment technologies have led consumers to increasingly prefer making payments through digital devices. This shift towards more convenient payment methods not only enhances the transaction experience but also drives the growth of online consumption. The widespread adoption of online payments provides seamless channels for virtual goods trading, reduces transaction barriers, and supports the expansion of the global virtual goods services market.

Rapid growth of virtual content and goods trading. The rapid expansion of global gaming, video platforms, and live streaming platform has significantly increased the demand for virtual content and virtual goods. From in-game items and skins to subscription on video platform to virtual gifts on streaming platforms, the trading of virtual goods has become a mainstream phenomenon. This surge not only broadens consumer choices but also creates extensive market opportunities for virtual goods services. Consequently, related trading platforms experience enhanced growth and prosperity, driven by the increasing popularity and diversity of virtual goods.

Growing needs for trading China’s virtual goods. As China’s virtual goods gain popularity overseas, many international users are seeking ways to recharge domestic platforms. This growing demand highlights the increasing global interconnectivity of virtual goods markets. The ability to facilitate cross-border transactions is becoming essential as more international users engage with domestic platforms. With China’s virtual goods continuing to expand their global reach, the need for reliable and efficient virtual goods services will rise, driving further growth in the global virtual goods services market.

Support from virtual goods service providers. Service providers play a crucial role in advancing the virtual goods services market. By delivering advanced technical solutions and maintaining high operational standards, service providers enable platforms to handle increasing transaction volumes efficiently and securely. Additionally, they offer diverse payment options and comprehensive customer support, making it easier for users to engage with trading services and fostering higher user satisfaction and retention. Through these efforts, virtual goods service providers significantly improve the efficiency, reliability, and appeal of trading platforms, thereby driving sustained growth and the healthy expansion of the global virtual goods services market.

The market size of global metaverse scenario building services was US$5.7 billion in terms of revenue in 2023, and is expected to reach US$92.5 billion in 2030, driving by the following factors:

Market drivers of global metaverse scenario building services

Increased demand for customization and personalization. The growing demand for personalized customer experiences is driving innovation across industries like retail, real estate, and entertainment. Metaverse scenarios, such as metaverse digital showrooms and virtual human livestreaming, are central to meeting this demand. These platforms enable businesses to create customized virtual environments that adapt to individual user preferences, offering highly interactive and tailored experiences. By providing immersive, personalized journeys, these platforms help brands deepen customer engagement and strengthen connections.

Growth of digital transformation. Digital transformation is accelerating technological innovation across industries, pushing businesses to adopt more scalable and flexible solutions. As companies increasingly incorporate technologies like AI, VR, and digital avatars, the demand for metaverse scenarios that simulate immersive virtual environments, such as metaverse showrooms and interactive 3D spaces has grown significantly. These scenarios building empower businesses to stay competitive by offering unique ways to engage customers, enhance decision-making, and showcase products in dynamic virtual settings, all while adapting to the fast-changing digital landscape.

Rising popularity of immersive technologies. The integration of augmented reality (AR) and virtual reality (VR) technologies into metaverse scenario building services is a major driver. These technologies create immersive environments, enhancing the user experience and making platforms more engaging in industries like gaming, real estate, and education. AR and VR technologies are increasingly integrated into metaverse scenario building, especially in fields such as architecture, construction, real estate, and entertainment. These immersive technologies help visualize scenarios in a more interactive and engaging manner, enabling better design, planning, and customer experiences.

Corporate History and Structure

Incepted in 2017, we commenced to provide (i) virtual goods services in August 2017 and (ii) metaverse scenario building services in September 2024.

To facilitate our offshore financing, in November 2024, we incorporated Dbim Holdings Limited, or the Parent, under the laws of the Cayman Islands as our offshore holding company. In August 2017, we established Element Colors HK as a wholly-owned subsidiary of Lawren BVI under the laws of Hong Kong to provide virtual goods services. In November 2024, the then shareholder of Lawren BVI, Loong Gulf Holdings Group Limited, an entity incorporated under the laws of the British Virgin Islands and wholly-owned by our founder and chairman of the board of directors Mr. Jianfeng Feng, transferred 100% of its equity interests in Lawren BVI to the Parent.

To facilitate our global business expansion, we also incorporated Element Colors Technology Limited, or “Element Colors UK”, in December 2020. In September 2024, Element Colors Electronic Entertainment Limited, or “Element Colors HK,” acquired 100% interests of Element Colors UK from its then shareholder. In April 2025, we established Element Colors Technology Malaysia Sdn. Bhd. under the laws of Malaysia to facilitate the expansion of business globally as a wholly-owned subsidiary of Element Colors HK. In April 2025, we established Dbim Limited (“Dbim BVI”) under the laws of the British Virgin Islands as a wholly-owned subsidiary of the Parent. In April 2025 and May 2025, Dbim BVI acquired 100% of the equity interest of Element Colors UK and Element Colors Malaysia, respectively, from Element Colors HK. For additional information on our corporate history and reorganization, please see Notes 1 and 14 to our Consolidated Financial Statements included elsewhere in this prospectus.

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The following diagram illustrates our corporate structure, including our subsidiaries, as of the date of this prospectus:

Dbim Holdings Limited, or the Parent, is a Cayman Islands holding company with no material operations of its own. Our business operations are conducted primarily through the operating subsidiaries in Hong Kong, the United Kingdom and Malaysia. Investors purchasing our ordinary shares in this initial public offering are purchasing equity securities of the Cayman Islands holding company and are not purchasing equity securities of our operating subsidiaries. Such structure involves unique risks to investors, as the PRC government may exercise significant influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See "Risk Factors — Risks Related to Doing Business in Hong Kong — We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors."

Summary of Risk Factors

Investing in our ordinary shares involves significant risks. You should carefully consider all of the information set forth in this prospectus before making an investment in our ordinary shares. Below is a summary of the principal risks we face, organized under relevant headings. Legal risks associated with being based in and having operations in Hong Kong are discussed in relevant risk factors under “Risk Factors — Risks Related to Doing Business in Hong Kong.” Legal risks associated with the laws, regulations and the discretion of mainland China governmental authorities discussed in this prospectus are expected to apply to mainland China entities and businesses, rather than entities or businesses in Hong Kong which operate under a different set of laws from mainland China. These risks are discussed more fully in the section titled “Risk Factors.”

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Risks Related to Our Business and Industry Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

•

As we are in the new and developing metaverse marketplace service industry, our future operating results and prospects, as well as our ability to forecast them, are subject to a number of uncertainties, which may materially and adversely affect our profitability and prospects;

•

Our limited operating history in the metaverse marketplace service industry and our evolving business model make it difficult for investors to evaluate our business, future prospects and the risks and challenges we may encounter;

•

We face intense competition in the metaverse marketplace service industry, if we fail to compete effectively, we may lose market share, and our performance, prospects, and results of operations will be materially and negatively impacted;

•	We may not be able to implement our growth strategies or manage our growth effectively;
•	Our historical growth rates may not be indicative of our future growth;
•	Any negative publicity with respect to us, the metaverse marketplace service industry, or our business partners may materially and adversely affect our reputation, business and results of operations;
•	Our business, growth and prospects are subject to risks generally associated with the metaverse marketplace service industry, especially the virtual goods service industry and VR service industry;
•	If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our services timely to suit our customers’ evolving needs and respond to market and technological changes, our business, financial condition, results of operations and prospects may be materially and adversely affected;
•	If we cannot offer new or popular types of virtual goods on our platform, our business, results of operations and financial condition could be materially and adversely affected;
•	Limitations on our ability to collect and use data, or any challenges to our right to collect and use such data, could significantly diminish the value of our technologies and services and cause us to lose our customers and harm our business, financial condition, results of operations and prospects;
•	We rely on third parties for the AI models that we use to develop our AI applications;
•

AI technologies are constantly evolving. Any flaws or inappropriate usage of AI technologies, whether actual or perceived, whether intended or inadvertent, whether committed by us or by other third parties, could have negative impact on our business, reputation and the general acceptance of AI solutions by the society;

•

The virtual goods we offer cover a wide array of industry verticals and virtual goods operators. If they are subject to more stringent regulations governing their industries, or if there is any defect in the authorization obtained by virtual goods suppliers, our business, financial condition, results of operations and prospects will be adversely affected

•

We enter into service agreements with our metaverse scenario building customers. If we fail to meet these contractual commitments or service standards thereunder, our business, financial condition and results of operations may be adversely affected;

•	We rely on third parties for elements of the payment processing infrastructure underlying our platform. If these third-party elements delay to settle accounts, or become unavailable or unavailable on favorable terms, our business, results of operations and financial results could be adversely affected;
•	The geographic concentration of our customers and suppliers may subjects us to greater risks from changes in local or regional conditions;
•	If we fail to cost-effectively acquire new customers or increase the engagement of our existing customers, including through effective marketing strategies, our business, results of operations and financial results would be harmed;
•	System disruptions, cybersecurity attacks, or other hacking and phishing attacks on our system and security breaches may delay or interrupt services to our customers, harm our reputation and subject us to significant liability, which in turn may adversely affect our business and financial results;
•	If we lack requisite approvals, licenses or permits applicable to our business, it may have a material adverse effect on our business and results of operations;
•	Our operating results are subject to seasonal fluctuations;
•	We may be subject to claims by third parties for intellectual property infringement; and
•	If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

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Risks Related to Doing Business in Hong Kong

We face various legal and operational risks and uncertainties related to our corporate structure and being based in and having substantially all of our operations in Hong Kong, and therefore are subject to certain risks associated with doing business in China generally. Risks and uncertainties related to doing business in Hong Kong could result in a material adverse change in our operations, significantly limit or completely hinder our ability to complete this offering or continue to offer securities to investors, and cause the value of such securities to significantly decline or become worthless. Such risks and uncertainties include, but not limited to, the following:

•

The PRC government may exert substantial influence over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. The approval, filing, and/or other administration requirements of the CSRC, CAC or other PRC governmental authorities may be required in connection with our future securities offerings, and if required, we cannot predict whether we will be able to obtain such approval or the timeline of the process. For details, see “Risk Factors — Risks Related to Doing Business in Hong Kong —We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors.”

•

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more oversight and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more oversight and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.”

•

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — Changes and developments in the legal system and the interpretation and enforcement of PRC laws, rules and regulations in China may subject us to uncertainties.”

•

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States, which may have the effect of limiting our service offerings, restricting the scope of our operations in Hong Kong. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements.”

•

The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.”

•

We may be subject to laws and regulations regarding data protection in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — We may be subject to laws and regulations regarding data protection in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.”

•

Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to tax by the PRC. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to tax by the PRC.”

•

Our business, financial condition and results of operations, and/or the value of our ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us. For more details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — Our business, financial condition and results of operations, and/or the value of our ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.”

•

Our ordinary shares may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely our auditor. The delisting or prohibition of trading of our ordinary shares, or the threat of their being delisted or prohibited from trading, may materially and adversely affect the value of your investment. For details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — Our ordinary shares may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

•

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably. For details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.”

•

It may be difficult for shareholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our shareholders. For details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — It may be difficult for shareholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our shareholders.”

•

The market price for our ordinary shares could be adversely affected by increased tensions between the United States and China. For details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — The market price for our ordinary shares could be adversely affected by increased tensions between the United States and China.”

•

There are political risks associated with conducting business in Hong Kong. For details, see “Risk Factors — Risks Related to Doing Business in Hong Kong — There are political risks associated with conducting business in Hong Kong.”

•

We face risks related to Nasdaq’s proposed rule on $25 million dollar minimum offering size for companies with principal operations in China, including Hong Kong, including the risk that our securities will not be approved for listing on Nasdaq and this offering will not be completed.

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Risks Related to Our Ordinary Shares and This Offering

In addition to the risks described above, we are subject to risks related to our ordinary shares and this offering, including, but not limited to, the following:

•	We may not be able to satisfy the listing requirements of the Nasdaq Stock Market or obtain or maintain a listing of our ordinary shares on the Nasdaq Stock Market;
•	An active trading market for our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly;
•	We are an emerging growth company within the meaning of the Securities Act of 1933 and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors;
•	We will incur increased costs as a result of becoming a public company upon the completion of this offering;
•	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies;
•	We will be a “controlled company” under the applicable rules of the Nasdaq and, as a result, are entitled to exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies;
•	Our founder and chairman of the board of directors has significant voting power and may take actions that may not be in the best interests of our other shareholders;
•	We have broad discretion to determine how to use the net proceeds from this offering, as such, we may use these proceeds in ways with which you may not agree;
•	Because our initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution;
•	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ordinary shares for return on your investment;
•	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law;
•	As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards;
•	Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares; and
•	The market for our ordinary shares may be subject to manipulation that is beyond our control which may result in sudden increases and decreases in the price of our ordinary shares.

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Regulatory Permissions for This Offering

Permissions and Licenses Required for Our Operations

Our operations in China are conducted through our operating subsidiary in Hong Kong, or the Hong Kong subsidiary. We do not operate our business in mainland China. As advised by our PRC counsel, Tian Yuan Law Firm, as of the date of this prospectus, we are not required to hold any particular licenses, permits and approvals in connection with our business operation under PRC laws and regulations. As advised by our counsel as to Hong Kong law, DLA Piper Hong Kong, as of the date of this prospectus, (i) we had complied with all requisite regulatory filing with the Hong Kong government authorities for our business operations in Hong Kong, including but not limited to the annual filings and renewal of business registration with the Hong Kong Registrar of Companies and the Inland Revenue Department, and (ii) there are no laws or regulations currently effective in Hong Kong necessitating regulatory filings or approvals from the regulators in Hong Kong to complete this offering. However, given the changes of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that we will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we may also inadvertently conclude that such permissions or approvals are not required.

Any lack of or failure to maintain requisite approvals, licenses or permits applicable to us may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Our Business and Industry — If we lack requisite approvals, licenses or permits applicable to our business, it may have a material adverse effect on our business and results of operations.”

Permissions Required for This Offering

On August 30, 2024, the State Council issued the Regulations for the Administration of Network Data Security (the “Network Data Security Regulations”), which will become effective on January 1, 2025. The Network Data Security Regulations, specifies the obligations of network platform service providers, third-party product and service providers, intelligent terminals pre-installed with applications and other equipment manufacturers to protect network data security, and requires network platform service providers providing application distribution service to establish application verification rules and carry out relevant verification of network data security. On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review (the “Cybersecurity Review Measures”), which became effective on February 15, 2022. According to the Cybersecurity Review Measures, an internet platform operator who possesses personal information of more than one million users shall apply for a cybersecurity review before listing in a foreign country, and the relevant governmental authorities may initiate a cybersecurity review if they consider that the relevant network products or services or data processing activities affect or may affect national security.

We do not provide any virtual goods services and metaverse scenario building services in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China, and our virtual goods trading platform geo-blocks IP addresses from mainland China. Our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry as defined under the applicable PRC laws, and thus we do not believe we are among the “operator of critical information infrastructure”, “online platform operators” or “data handler” as defined under the applicable PRC laws. We do not believe that we are subject to the cybersecurity review with the CAC and not required to obtain any permission or approval from the CAC, given the facts that: (i) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China; (ii) we do not have any business operations in mainland China; (iii) none of our customers are located in mainland China, and (iv) we possess personal information of less than one million individuals in the PRC, and data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, because these regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments, or the ability to list our ordinary shares on a U.S. or other foreign exchange. See “Risk Factors — Risks Related to Doing Business in Hong Kong— We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors.”

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On February 17, 2023, the CSRC promulgated Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures and the related guidelines, which became effective on March 31, 2023. The Trial Measures, which reformed the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. According to the Trial Measures, if an issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuers shall be deemed as indirect overseas offering and listing, and filings with the CSRC pursuant to the Trial Measures’ requirements shall be completed within three working days following its submission of application for an initial public offering or listing: (i) more than 50% of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and majority of the issuer’s management are Chinese citizens or domiciled in China. As advised by our PRC counsel, Tian Yuan Law Firm, we do not meet the criteria for CSRC filing under the Trial Measures, on the basis that (i) we do not have any subsidiaries or business operation in mainland China; (ii) substantially all of our operating revenues, total profits, total assets or net assets documented in the audited consolidated financial statements for the most recent fiscal year is accounted for by subsidiaries outside of mainland China; and (iii) we conduct our business outside mainland China and are headquartered in Hong Kong, and none of our senior management team members are PRC citizens nor reside in mainland China.

In the future, if we are required to obtain any permission or approval from or complete any filing procedure with the CSRC, the CAC, or other PRC governmental under the PRC law, we may be fined or subject to other sanctions, and our business and reputation, financial condition, and results of operations may be materially and adversely affected. Any actions by the PRC government to exert more influence and control over offerings that are conducted overseas and/or foreign investments in Hong Kong-based issuers (including businesses whose operations are in Hong Kong) could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of its securities to significantly decline or be worthless. For a detailed description of the risks related to doing business in Hong Kong and our securities, see “Risk Factors — Risks Related to Doing Business in Hong Kong — We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors.”

Except as disclosed above, we have not been requested to obtain or denied any license or permission from any government authority in China in connection with our operations or this offering as of the date of this prospectus. However, the PRC regulatory authorities may adopt new laws, rules and regulations, or detailed implementation and interpretation of the current applicable PRC laws, rules and regulations, and we cannot assure you that the relevant PRC regulatory authorities would reach the same conclusion as us.

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Cash Flows through Our Organization

As a holding company, the Parent may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to the Parent, however, may be restricted by the debt they incur on their own behalf and/or laws and regulations applicable to them. Currently, there are no significant restrictions of transferring funds between the Parent and its subsidiaries in Hong Kong, the United Kingdom and Malaysia, and there are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors; however, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to tax by the PRC.”

Cash may be transferred among the Parent and its subsidiaries in the following manner: (i) funds and offering proceeds from may be transferred as equity investments and/or intercompany loans from the Parent to our subsidiaries in Hong Kong, the United Kingdom and Malaysia, namely  Element Colors Electronic Entertainment Limited, or “Element Colors HK”, Element Colors Technology Limited, or Element Colors UK, and Element Colors Technology Malaysia Sdn. Bhd., or Element Colors Malaysia; and (ii) cash may be transferred through our organization by way of intra-group borrowings and/or intra-group transactions, as the case may be. In the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025 and as of the date of this prospectus, no transfers of cash through capital injections and/or intra-group borrowings or transactions had been made across our organization, except for the for intra-group transfers occurring in the ordinary course of business from Element Colors HK to Chongqing Yuancai Interactive Entertainment Technology Co., Ltd. of US$5.0 million, US$5.2 million, US$2.7 million and US$1.2 million in the fiscal year ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, respectively.

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash among the Parent and its subsidiaries is subject to internal approval. Our finance manager manages and supervises the transfers of funds among the Parent and its subsidiaries with the guidance from our Fund Management Policy. Our finance manager closely monitors and manages the cash transfers through our organization by preparing regular reports. Each transfer of cash between the Parent and a subsidiary is also subject to internal report and approval process by reference to such policy. We have no plans to declare cash dividends in the near term, but as a holding company, the Parent may depend on receipt of funds from one or more of its subsidiaries if it determines to pay cash dividends to holders of its ordinary shares in the future. We do not have a regular dividend policy, and our board of directors has discretion as to whether to declare dividends, subject to certain requirements of Cayman Islands law. As of the date of this prospectus, the Parent has not declared or paid any dividends or distributions on equity to its shareholders.

Currently, there are no significant restrictions of transferring funds between the Parent and its subsidiaries in Hong Kong, the United Kingdom and Malaysia, and there are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors; however, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to tax by the PRC.”

As of the date of this prospectus, none of our subsidiaries had issued any dividends or made other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made other distributions to U.S. investors. We intend to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ordinary shares for return on your investment."

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The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The delisting of our ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our audit firm, WWC, an independent registered public accounting firm headquartered in San Mateo, California that issues the audit report included elsewhere in this prospectus, is a public accounting firm registered with the PCAOB and has been subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. WWC has been inspected by the PCAOB on a regular basis and was not subject to the determination announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Our ordinary shares may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

10

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” within the meaning of the rules under the Exchange Act. Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. As such, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
●

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq. We currently intend to follow Cayman Islands corporate governance practices in lieu of the following Nasdaq Listing Rules: (i) Rule 5605(b)(2), which requires independent directors to have regularly scheduled executive sessions with only the independent directors present; (ii) Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end; (iii) Rule 5635, which requires shareholder approval prior to an issuance of securities in certain situations; (iv) Rule 5250(b)(3), which requires disclosure of third-party director and nominee compensation; and (v) Rule 5250(d), which requires the Company to distribute annual and interim reports in the manner prescribed therein. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance standards of the Nasdaq. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.”

Implication of Being a Controlled Company

Following the completion of this offering, our founder and chairman of the board of directors, Mr. Jianfeng Feng will beneficially own over 50.0% of our ordinary shares, and will be able to exercise over 50.0% of the aggregate voting power, assuming the underwriters do not exercise their option to purchase additional ordinary shares. As a result, we will be a “controlled company” as defined under the corporate governance rules of the Nasdaq Stock Market.

As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For further information, see “Principal Shareholders” and “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We will be a “controlled company” under the applicable rules of the Nasdaq and, as a result, are entitled to exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.”

11

Recent Development

We have entered into three metaverse scenario building service agreements as of the date of this prospectus, with a total contract amount of approximately US$0.3 million.

We plan to continue increase our investment in metaverse scenario building services, including the enhancement of IT infrastructures, the development and improvement of our service capabilities, as well as hiring and retaining top-tier talent. We also plan to venture into new virtual products and service offerings in different metaverse sectors, such as building consumer-to-consumer or business-to-consumer trading platforms, to incorporate and integrate key elements of metaverse business into our platform and solidify our brand value as a metaverse marketplace service provider. As such, we will incur additional cost and our future profitability is uncertain and subject to various factors. See “Risk factors – Risks Related to Our Business and Industry – We may not be able to implement our growth strategies or manage our growth effectively.”

On July 15, 2025, we effected a forward share split of our issued and unissued ordinary shares on a one (1) to two (2) basis (the “Share Split"), following which the authorized share capital of US$50,000 was divided into 1,000,000,000 ordinary shares with a par value of US$0.00005 each, and the total number of our issued and outstanding ordinary shares was increased to 30,000,000. Immediately upon such Share Split, existing shareholders surrendered an aggregate of 5,000,000 ordinary shares on a pro-rata basis for no consideration, all of which shares were subsequently cancelled by us. As a result, as of the date of this prospectus, there are 25,000,000 ordinary shares issued and outstanding with a par value of US$0.00005 each. Unless otherwise indicated, the share and per share information in this prospectus reflects such Share Split.

Corporate Information

Dbim Holdings Limited is an exempted company limited by shares incorporated under the laws of the Cayman Islands on November 12, 2024. Our registered office is located at 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands. Our principal executive offices are located at Unit 16F, Chow Tai Fook Centre, 580A Nathan Road, Mong Kok, Kowloon, Hong Kong. Our telephone number at this address is +852 3069-7546.

Our agent for service of process in the United States is located at Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.dbim.com. The information contained on our website is not a part of this prospectus.

Conventions That Apply to This Prospectus

Except otherwise indicated or the context otherwise requires:

●	“3D” refers to three-dimensional;

●	“AI” refers to artificial intelligence;

●	“AR” refers to augmented reality;

●	“CAC” refers to the Cyberspace Administration of China;

●

“China” or the “PRC,” in each case, refers to the People’s Republic of China, including, Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus. The only instance in which Hong Kong, Macau and Taiwan are not included in the definition of “China” or “PRC” is when we reference specific laws and regulations that have been adopted by the PRC, other legal and tax matters related to the PRC and the correlative opinions of our counsel as to PRC law;

●	“Complaint rate” refers to the number of negative reviews divided by the total number of reviews for virtual goods orders that transacted through our platform in the same period;

●	“CSRC” refers to the China Securities Regulatory Commission;

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●	“Element Colors Malaysia” refers to Element Colors Technology Malaysia Sdn. Bhd., a wholly owned subsidiary of ours and a limited company incorporated under the laws of Malaysia;

●	“Element Colors HK” refers to Element Colors Electronic Entertainment Limited, a wholly owned subsidiary of ours and a limited company incorporated under the laws of Hong Kong;

●	“Element Colors UK” refers to Element Colors Technology Limited, a wholly owned subsidiary of ours and a private limited company incorporated under the laws of the United Kingdom;

●	“GMV” refers to gross merchandise value;

●	“Hong Kong” refers to Hong Kong Special Administrative Region in the PRC;

●	“iResearch” refers to Shanghai iResearch Co., Ltd.;

●	“Lawren BVI” refers to Lawren Co., Limited, a wholly owned subsidiary of ours and a business company incorporated under the laws of the British Virgin Islands;

●	“metaverse” refers to a virtual world where humans interact with each other in a three-dimensional space that mimics reality;

●	“MOFCOM” refers to the Ministry of Commerce of the PRC;

●	“Nasdaq” refers to The Nasdaq Stock Market LLC;

●	“NFTs” refers to non-fungible tokens, which are typically blockchain-based tokens that each represent a unique asset like a piece of art, digital content, or media;

●	“ordinary shares” refers to the ordinary shares of Dbim Holdings Limited, par value of US$0.00005 each;

●	“repurchase rate” refers to the number of customers who purchased twice or more divided by the total number of customers who purchased our products in the same period;

●	“RMB” and “Renminbi” refers to the legal currency of mainland China;

●	“R&D” refers to research and development;

●	“SaaS” refers to software-as-a-service, a method of software delivery and licensing in which the software is accessed online via a subscription;

●	“SCNPC” refers to the Standing Committee of the National People’s Congress of the PRC;

●	“SEC” refers to the Securities and Exchange Commission;

●	“top-up” refers to the process of adding recharge or a credit balance to an account;

●	"U.K." or "UK" refers to the United Kingdom;

●	“US$” and “U.S. dollars” refers to the legal currency of the United States;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States;

●	“VR” refers to virtual reality; and

●	“we,” “us,” “our company,” or “our” refers to Dbim Holdings Limited, a Cayman Islands exempted company with limited liability, and/or its subsidiaries.

13

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional ordinary shares, and (b) references in this prospectus to this offering are to our offering of ordinary shares pursuant to this prospectus.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by iResearch, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

14

THE OFFERING
Offering price per ordinary share	We expect the initial public offering price for the ordinary shares will be between US$4.00 to US$5.00 per share.

Ordinary shares offered by us	2,000,000 ordinary shares (or 2,300,000 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares).

Ordinary shares issued and outstanding immediately after this offering	27,000,000 ordinary shares (or 27,300,000 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares).

Over-allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the closing of the offering, to purchase up to an aggregate of additional 300,000 ordinary shares at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments. See the section headed “Underwriting” in this prospectus.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “DBIM.” Our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system. No assurance can be given that such a listing will be approved or that a liquid trading market will develop for our ordinary shares. The approval of such a listing on the Nasdaq Capital Market is a condition to complete this offering.

Proposed trading symbol	DBIM.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$9.0 million from this offering, assuming an initial public offering price of US$4.50 per share, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us.

We intend to use the net of proceeds of this offering for (i) investment in research and development of our service platforms to advance our technology and enhance our service capabilities; (ii) market expansion and potential acquisition, (iii) talent acquisition and training; and (iv) general corporate purpose and working capital. See “Use of Proceeds” for additional information.

Transfer agent	Transhare Corporation.

Lock-up

We and our directors, executive officers and shareholders of 5% or more of our outstanding shares have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any other securities convertible into or exercisable or exchangeable for our ordinary shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares for a period of six (6) months after the closing of this offering. Additionally, shareholders owning less than 5% of our outstanding shares have agreed to be subject to similar lock-up restrictions for a period of ninety (90) days after the closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Indemnification Escrow

Net proceeds of this offering in the amount of $200,000 shall be used to fund an escrow account for a period of 12 months following the closing date of this offering, which account shall be used for indemnification purposes by the Company for the benefit of the underwriters. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires.

See “Underwriting” for more information.

Risk Factors	See “Risk Factors” beginning on page 19 and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

The number of our ordinary shares that will be outstanding after this offering is based on 25,000,000 ordinary shares outstanding as of the date of this prospectus, after giving effect to the one-for-two forward split of our issued and unissued ordinary shares effected on July 15, 2025. Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

15

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of income and comprehensive income for the fiscal years ended September 30, 2023 and 2024, summary consolidated balance sheets data as of September 30, 2023 and 2024 and summary consolidated cash flows data for the fiscal years ended September 30, 2023 and 2024 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of income and comprehensive income for the six months ended March 31, 2024 and 2025, summary consolidated balance sheets data as of March 31, 2025 and summary consolidated cash flows data for the six months ended March 31, 2024 and 2025 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income and comprehensive income data for the periods indicated:

	Fiscal Year ended September 30,		Six months ended March 31,
	2023	2024	2024	2025
	US$	US$	US$	US$
			(Unaudited)	(Unaudited)
Net revenues	6,293,071	6,142,859	2,086,220	5,854,945
Cost of revenues	(2,489,395)	(2,572,509)	(905,272)	(2,080,133)
Gross profit	3,803,676	3,570,350	1,180,948	3,774,812
Operating expenses:
Sales and marketing expenses	(1,998,925)	(1,733,125)	(532,626)	(1,646,019)
General and administrative expenses	(354,915)	(391,770)	(124,083)	(582,046)
Total operating expenses	(2,353,840)	(2,124,895)	(656,709)	(2,228,065)
Operating income	1,449,836	1,445,455	524,239	1,546,747
Other income (expenses):
Other (expenses) income, net	(1,428)	7	(928)	(3,008)
Interest expense	(75,852)	(43,939)	(19,244)	(38,708)
Foreign exchange gain (loss), net	115,918	(128,148)	(73,711)	(23,653)
Total other income (expenses), net	38,638	(172,080)	(93,883)	(65,369)
Income before income tax	1,488,474	1,273,375	430,356	1,481,378
Income tax expense	(212,599)	(178,873)	(50,177)	(150,753)
Net income	1,275,875	1,094,502	380,179	1,330,625

Other comprehensive (loss) gain
Foreign currency translation adjustment	(48,214)	86,687	14,477	(23,373)
Comprehensive income attributable to the Company’s ordinary shareholders	1,227,661	1,181,189	394,656	1,307,252

Earnings per share:
Weighted average number of ordinary shares outstanding – basic and diluted	25,000,000	25,000,000	25,000,000	25,000,000
ordinary shares – basic and diluted	0.05	0.05	0.02	0.05

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The following table presents our summary consolidated balance sheets data as of dates indicated:

	As of
	September 30, 2023	September 30, 2024	March 31, 2025
	US$	US$	US$
			(Unaudited)
ASSETS
Current assets:
Cash	1,571,736	1,929,667	4,235,518
Restricted cash	535,211	329,232	284,475
Accounts receivable, net	-	-	61,500
Advance to vendors	333,904	695,341	833,141
Other receivables	1,187,421	832,396	683,354
Amounts due from related parties	186,421	1,141,026	25
Total current assets	3,814,693	4,927,662	6,098,013

Non-current assets:
Property and equipment, net	10,461	7,046	4,418
Operating lease right-of-use assets, net – a related party	90,225	45,927	20,427
Deferred initial public offering (“IPO”) costs	-	48,022	268,454
Total non-current assets	100,686	100,995	293,299
Total assets	3,915,379	5,028,657	6,391,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term loans	-	1,139,991	1,102,429
Long-term loans – current	191,396	165,265	117,789
Accounts payable	93,522	205,751	233,628
Contract liabilities	138,584	95,116	162,097
Accruals and other payables	755,814	213,608	194,848
Taxes payable	195,725	388,081	531,025
Operating lease liabilities – current – a related party	46,050	45,927	20,427
Amounts due to related parties	936,220	16,163	24,805
Total current liabilities	2,357,311	2,269,902	2,387,048

Non-current liabilities:
Long-term loans – non-current	59,622	123,295	61,552
Operating lease liabilities – non-current – a related party	44,175	-	-
Total non-current liabilities	103,797	123,295	61,552
Total liabilities	2,461,108	2,393,197	2,448,600

Shareholders’ equity:
Ordinary shares (US$0.00005 par value; 1,000,000,000 shares authorized; 25,000,000 shares issued and outstanding as of September 30, 2023 and 2024)*	1,250	1,250	1,250
Shares subscription receivable*	(1,250)	(1,250)	(1,250)
Additional paid-in capital	-	-	-
Retained earnings	1,502,485	2,596,987	3,927,612
Accumulated other comprehensive (loss) income	(48,214)	38,473	15,100
Total shareholder's equity	1,454,271	2,635,460	3,942,712
Total liabilities and shareholders’ equity	3,915,379	5,028,657	6,391,312

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (see Note 1 to our consolidated financial statements included elsewhere in this prospectus).

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The following table presents our summary consolidated cash flows data for the periods indicated:

	Fiscal year ended September 30,		Six months ended March 31,
	2023	2024	2024	2025
	US$	US$	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES			(Unaudited)	(Unaudited)
Net income	1,275,875	1,094,502	380,179	1,330,625
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,581	6,346	3,034	2,852
Deferred income taxes	10,471	-	-	-
Amortization of operating lease right-of-use assets	45,433	46,642	23,037	24,072
Foreign exchange (gain) loss, net	(115,918)	128,148	73,711	23,653
Changes in operating assets and liabilities:
Accounts receivable	-	-	-	(61,500)
Advance to vendors	(2,594)	(327,496)	(130,819)	(137,800)
Other receivables	(371,981)	391,754	(1,579)	155,417
Amounts due from related parties – operating	261,581	(1,266)	(16,582)	7,682
Accounts payable	(481,201)	105,717	2,099	27,877
Contract liabilities	183,311	(115,520)	(194,475)	40,734
Accruals and other payables	(2,317,968)	(557,424)	(24,507)	(18,760)
Taxes payable	193,306	179,828	50,728	142,944
Amounts due to related parties – operating	(45,433)	(46,642)	(23,037)	(25,500)
Operating lease liabilities – a related party	59,182	(88,684)	20,470	8,642
Net cash (used in) provided by operating activities	(1,300,355)	815,905	162,259	1,520,938

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,890)	(2,615)	(2,614)	-
Collection of loans to related parties	170,773	-	-	1,133,319
Payment of loans to related parties	-	(921,498)	(35,229)	-
Net cash provided by (used in) investing activities	167,883	(924,113)	(37,843)	1,133,319

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans	388,504	1,331,297	-	-
Repayments of bank loans	(1,546,723)	(193,853)	(96,898)	(100,066)
Proceeds from loans from related parties	861,854	-	(64,084)	-
Repayments of loans from related parties		(843,812)	610,628	-
Deferred IPO costs	-	(46,783)	-	(220,432)
Net cash (used in) provided by financing activities	(296,365)	246,849	449,646	(320,498)

Effect of exchange rate change on cash and restricted cash	9,067	13,311	3,319	(72,665)

Net (decrease) increase in cash and restricted cash	(1,419,770)	151,952	577,381	2,261,094
Cash and restricted cash at beginning of year	3,526,717	2,106,947	2,106,947	2,258,899
Cash and restricted cash at end of year	2,106,947	2,258,899	2,684,328	4,519,993

Reconciliation of cash and restricted cash, end of year
Cash	1,571,736	1,929,667	2,116,657	4,235,518
Restricted cash	535,211	329,232	567,671	284,475
Cash and restricted cash, end of year	2,106,947	2,258,899	2,684,328	4,519,993

Supplemental disclosures of cash flows information:
Cash paid for interest	75,852	43,939	19,244	38,708
Cash paid (recovered) for taxes	8,044	(6,873)	-	-

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RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, results of operations and financial condition. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, results of operations and financial condition, and our ability to pay dividends. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

As we are in the new and developing metaverse marketplace service industry, our future operating results and prospects, as well as our ability to forecast them, are subject to a number of uncertainties, which may materially and adversely affect our profitability and prospects.

We are in a rapidly developing market. According to iResearch, the market size of global metaverse marketplace service industry was approximately US$53.0 billion in 2023 and is expect to grow at a CAGR of 20.1%, reaching US$190.0 billion in 2030. However, as the metaverse marketplace service industry is new and developing, our ability to accurately forecast our future operating results is limited and subject to a number of uncertainties, and our historical growth may not be indicative of our future performance. We operate in a new and developing market and our business strategies are subject to ongoing changes and developments of the industry. In particular, our profitability and prospects depend on the continuing development and growth of the metaverse marketplace service industry and may be affected by a number of factors, many of which are beyond our control, including but not limited to the general development trend of the industry, the emergence of other alternative business methods, changes in government regulations or policies affecting the industry and the growth of the internet industry in the jurisdictions where we operate. As the metaverse is a new and evolving concept, governments may impose regulations or guidelines on the metaverse in the future. The implementation of new regulations or guidelines could require us to change the way we conduct our business, incur additional expenses or retain legal counsel or additional staff to ensure compliance with such regulations. There is no assurance as to the development and growth of the metaverse marketplace service industry at expected rates or at all, and our business model may not be recognized by the market in a timely manner or at all. If the metaverse marketplace service industry fails to continue to develop and grow, or develops or grows more slowly than expected, our profitability and prospects may be materially and adversely affected.

Our limited operating history in the metaverse marketplace service industry and our evolving business model make it difficult for investors to evaluate our business, future prospects and the risks and challenges we may encounter.

We commenced our virtual goods services in August 2017. We launched our metaverse scenario building services in September 2024. With our limited operating history in the metaverse marketplace service industry, especially in the VR industry, our ability to accurately forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model our future growth. We face various challenges and uncertainties, including the fact that we operate in new and developing markets and elements of our business strategy are new and subject to ongoing development.

Metaverse is at its early stage of development and is a constantly developing concept and industry. The development of the metaverse is highly uncertain and fast-evolving. The development of the metaverse is subject to many challenges and constraints, including the development of underlying technologies and infrastructure, imposition of government policies, laws and regulations, and the constantly changing public perceptions. As a participant of the metaverse, we may be affected by the setbacks in the development of the Metaverse. See also “— Any negative publicity with respect to us, the metaverse marketplace service industry, or our business partners may materially and adversely affect our reputation, business and results of operations.”

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Our business relies on our virtual goods service platform and our VR SaaS platform. As our plan for our VR SaaS platform is at a preliminary stage, our development of and future operation with respect to the VR SaaS platform are highly uncertain and it may not be possible to fully discern the trends that we are subject to. The development and monetization of our VR SaaS platform depend on the development of the metaverse, which is developing and constantly evolving. We cannot assure you that our attempts to monetize our VR SaaS platform will be successful or that we will generate sustainable revenue or profit from our VR SaaS platform. You should consider our business and prospects in light of the risks and challenges we face as a company with limited operating history into a rapidly-evolving industry, most of which are beyond our control, including our ability to:

•	successfully expand to new geographical areas and jurisdictions;
•	retain and expand our customer base;
•	properly price our services on our VR SaaS platform ;
•	improve and enhance our VR SaaS platform and underlying technology, and maintain a reliable, secure, high-performance and scalable technology infrastructure;
•	develop or implement new offerings with respect to our VR SaaS platform;
•	successfully market our product and service offerings;
•	attract, retain, and motivate talented employees;
•	compete effectively with the services introduced by our competitors; and
•	satisfy the expectations of the quality or reliability of our customers.

If we fail to address any of the foregoing risks and challenges for any reason, we may not be able to maintain or increase our revenue or sustain profitability, and our business, financial conditions, results of operations and prospects will be materially and adversely affected.

We face intense competition in the metaverse marketplace service industry. If we fail to compete effectively, we may lose market share, and our performance, prospects, and results of operations will be materially and negatively impacted.

The market for our services is highly fragmented and competitive. According to iResearch, we were the largest service provider in Asia for trading China’s virtual goods from overseas, in terms of revenue in 2023, featuring with our AI-enabled metaverse marketplace service capabilities, strong resource base and global business reach. Some of our competitors or potential competitors have a longer operating history and therefore may have better funding, managerial, technical, marketing resources and other resources than we do. They may use their experience and resources to compete with us in a number of ways, including competing more aggressively for customer and completing business acquisitions. Competitors in the industry may be acquired, merged with, or partnered with integrated groups in the industry that are able to invest significant resources in the operations for further investment. If we are unable to compete effectively with our existing and future competitors at reasonable cost, our business, prospects, and results of operations could be materially and negatively affected.

We may not be able to implement our growth strategies or manage our growth effectively.

Our future success depends, to a large extent, on our ability to implement our future plans. We intend to, among other things, extend and enhance our current position in the metaverse marketplace service industry and empower enterprises and individuals to do business in metaverse. However, our ability to grow and implement our future plans will be subject to a wide range of operational and financial requirements, including, among others, appropriate allocation of capital investments in implementing various plans, formulation of successful business plans and adequate human resources. We may also be unable to realize our future plans in accordance with the expected timetable, or at all, due to other risks and uncertainties which include, among others, intensifying competition, our ability to retain key employees and maintain favorable labor relations, our financial stability, and our existing business relationships with major customers and suppliers. The execution of our future plans may also be hindered by other factors beyond our control, such as market acceptance and growth of the metaverse marketplace service industry, or market acceptance and development of the metaverse, general market conditions and the domestic and international economic and political environment.

As a relatively new enterprise that is beginning to scale our business into the VR industry, we may encounter considerable difficulties, many of which are beyond our control. The difficulties include, among others, unknown future challenges and opportunities, substantial risks and expenses in the course of developing new services and technologies, entering new markets, undertaking marketing activities and delivering our services to our customers. The likelihood of our success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which we operate. Therefore, there is substantial uncertainty as to the success of our business plan.

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We may not be able to scale up rapidly enough to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by companies with business segments that are at an early stage of commercialization, including marketing our metaverse scenario building services, scaling up our operation and headcount, and may incur unforeseen expenses, difficulties, or delays in connection with our growth. If we fail to implement our growth strategies or manage our growth effectively, this may hinder our ability to capture new business opportunities and maintain our competitive edge, and hence, our business, financial conditions, results of operations and prospects may be materially and adversely affected.

Our historical growth rates may not be indicative of our future growth.

We have experienced an overall growth since our inception in 2017. For example, in the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, we had over 360,000, 489,000, 176,000 and 499,000 orders of virtual goods placed on our websites, respectively, and facilitated sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million respectively.

While our business has grown in the past, we cannot assure you that we will be able to sustain our historical growth for various reasons, including uncertainty of our continuous launch of new services, intensified competition within the metaverse marketplace service industry, and unforeseen changes in the laws and policies which may have an impact on our businesses. Our VR services are still at a relatively early stage. Our revenue, expenses and operating results may vary from period to period due to factors beyond our control. We cannot assure you that our future revenue will increase or that we will continue to be profitable. Accordingly, investors should not rely on our historical results as an indication of our future financial or operating performance.

In addition, our anticipated expansion and investment in new services may place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We cannot assure you that we will be able to effectively manage our growth or implement all such systems, procedures and control measures successfully. If we are not able to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Any negative publicity with respect to us, the metaverse marketplace service industry, or our business partners may materially and adversely affect our reputation, business and results of operations.

Complaints, litigation, regulatory actions or other negative publicity that arises about the metaverse marketplace service industry, or about our virtual goods services platform and our VR SaaS platform in particular, even if groundless, could adversely affect our reputation and customers’ confidence in us. Metaverse may be deemed as an immature concept and may be subject to stricter regulatory scrutiny. Damage to our reputation and customers’ confidence can also arise for other reasons, including employee misconduct, information spread by media outlets or other counterparties, failure by us to meet service standards or otherwise fulfill our contractual obligations, or comply with applicable laws and regulations. Additionally, negative publicity with respect to our platforms could also affect our business and operations. Moreover, we are vulnerable to adverse market perception as we operate in an industry where customer trust is critical. Any litigation and disputes, misconduct of our personnel, changes in senior management, customer complaints and the outcome of regulatory investigations or penalties imposed upon us may harm our reputation. Any damage to our reputation may cause our existing and potential customers to be reluctant to procure services from us in the future and therefore may have a material adverse impact on our business, results of operations, financial conditions and prospects.

Our business, growth and prospects are subject to risks generally associated with the metaverse marketplace service industry, especially the virtual goods service industry and VR service industry.

Our revenue is currently derived from customers purchasing our virtual goods services, and we rely to a significant extent on the health of the industry to maintain and increase our revenue. We are also developing our metaverse scenario building services leveraging virtual technologies, which are especially susceptible to market conditions and risks associated with the metaverse marketplace service industry, including the popularity, customers’ preferences, and potential regulations, all of which are difficult to predict and are beyond our control.

In addition, economic conditions that negatively impact discretionary consumer spending, including inflation, slower growth, unemployment levels, tax rates, interest rates, declining consumer confidence, recession and other macroeconomic conditions, including those resulting from geopolitical issues and uncertainty, could have a material adverse impact on our business and results of operations.

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If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our services timely to suit our customers’ evolving needs and respond to market and technological changes, our business, financial condition, results of operations and prospects may be materially and adversely affected.

The markets in which we operate and compete are characterized by constant change and innovation, and we expect these markets to continue evolving rapidly. To date, our success has been based on our ability to identify and anticipate the needs of our customers and design services that our customers require to develop their businesses. Our ability to attract new customers, retain existing customers, increase sales to both new and existing customers and increase cross-sales among our business segments will depend, to a large extent, on our ability to continue improving and enhancing the functionality, performance, reliability, design, security and scalability of our services.

We may also experience difficulties in keeping pace with rapidly developing technologies, especially those applied in the VR content and service industry such as VR hardware, Internet-related hardware and software, cloud computing, machine learning, application software development platform and database technologies. We may not be successful in either developing these technologies or in applying them to our services in a timely manner. Continuous improvement and enhancement of our services requires significant investment and we may not have sufficient resources to do so. To the extent we are not able to improve or enhance the functionality, performance, reliability, design, security and scalability of our services in a manner that responds to our customers’ evolving needs, or our services lack market attractiveness or the ability to solve the pain points in the industry, our existing customers may not repurchase our services. In particular, the introduction of significant technology changes and upgrades and expansion of our VR services may not be successful, or they may not result in long-term success or significant increase in revenue for us. Failure in this regard may significantly impair our revenue growth or negatively impact our operating results if the additional costs are not offset by additional revenue. As a result, our business, financial condition, results of operations, and prospects will be adversely affected.

If we cannot offer new or popular types of virtual goods on our platform, our business, results of operations and financial condition could be materially and adversely affected.

We source virtual goods from suppliers and do not produce virtual goods ourselves. This exposes us to the risk that we may not be able to procure the latest or new types of virtual goods from virtual goods suppliers, which could make our platform less attractive to customers.

As the industry of virtual goods services becomes more mature, virtual goods operators may become less reliant on third-party platform service providers, such as us, to facilitate virtual goods transactions. After virtual goods operators establish a brand presence or acquire enough consumers for their services, they may offer virtual goods directly or reduce the commission rates they pay us. We have been continually reviewing and adjusting the mix of the virtual goods we offer to focus on new types of goods with better popularity. If we fail to do so, our business and financial results may suffer. Any of the forgoing could materially and adversely affect our business, results of operations and financial condition.

Limitations on our ability to collect and use data, or any challenges to our right to collect and use such data, could significantly diminish the value of our technologies and services and cause us to lose our customers and harm our business, financial condition, results of operations and prospects.

Interruptions, failures or defects in our data collection system as well as privacy concerns regarding our collection of data could limit our ability to analyze such data. During the transactions for our virtual goods services, we collect and store certain information relating to our individual customers such as their usernames, email addresses and cell phone numbers. In addition, for our metaverse scenario building services, we collect and store limited personal data, mainly email addresses, from registered hosts or participants of the VR exhibitions. There is no assurance that the government in the jurisdictions where we operate will not adopt legislation that further prohibits or limits the collection of certain types of data that we collect during the course of our business and the use of such data, or that third parties will not bring lawsuits against us relating to privacy and data collection. Due to the recent development of laws and regulations on data protection and privacy, other companies such as our suppliers and enterprise customers may also be subject to more stringent requirements on data sharing with third parties, which may limit our ability to collect data from such other companies. These laws and regulations are constantly evolving and can be subject to significant changes. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in the rapidly evolving industries in which we operate, and may be interpreted and applied inconsistently, which in turn may adversely affect our business, financial condition and results of operations. See “— We are subject to complex and evolving laws, regulations and governmental policies regarding privacy and data protection. Actual or alleged failure to comply with privacy and data protection laws, regulations and governmental policies could damage our reputation, deter current and potential customers from using our services and could subject us to significant legal, financial and operational consequences.”

We rely on third parties for the AI models that we use to develop our AI applications.

We rely on open-source AI models and relevant technologies from third parties to develop the AI functions that facilitate our services, and we plan to continue to rely on third-party AI models for the in the future. We may encounter difficulties in identifying additional high-quality AI models (particularly high performing, specialized models), entering into agreements for the use of AI models on acceptable terms or at all, and/or in coordinating and integrating relevant technologies into our services. We may incur additional costs to modify and adjust the existing AI functions of our platform to accommodate AI applications developed based on new AI models, without the assurance that such costs can be recouped by the additional revenues generated by the new capabilities. As we will continue to refine and develop our AI functions, we may not be able to utilize third-party AI models in a seamless or timely manner due to a number of factors, including incompatible software, lack of cooperation from third-party providers, insufficient internal technical resources, platform security constraints, and the inability to secure the necessary licenses or legal authorizations required. In addition, unexpected deficiencies or problems arising from these third-party AI models may cause significant interruptions to the operation of our business, which in turn may impact the reliability of our platform and harm our reputation, results of operations and financial condition.

AI technologies are constantly evolving. Any flaws or inappropriate usage of AI technologies, whether actual or perceived, whether intended or inadvertent, whether committed by us or by other third parties, could have negative impact on our business, reputation and the general acceptance of AI solutions by the society.

AI technologies are still at a preliminary stage of development and will continue to evolve. Flaws or deficiencies in AI technologies could undermine the accuracy and thoroughness of the AI-powered interactive functions on our platform. There can be no assurance that we will be able to detect and remedy such flaws or deficiencies in a timely manner, or at all. Any flaws or deficiencies in our AI technologies and offerings, whether actual or perceived, could materially and adversely affect our business, reputation, results of operations and prospects.

Similar to many disruptive innovations, AI technologies present risks and challenges that could affect user perception and public opinion. For example, generative AI has been known to produce false or “hallucinatory” inferences or output, and can create inaccurate, incomplete, or misleading content, unintended biases, and other discriminatory or unexpected results, errors, or inadequacies, any of which may not be easily detectable by us. Any inappropriate, abusive or premature usage of AI technologies, whether actual or perceived, whether intended or inadvertent, and whether by us or by third parties, may dissuade prospective users from adopting AI-powered services, may impair the general acceptance of AI solutions by the society, attract negative publicity and adversely impact our reputation. It may even violate applicable laws and regulations and subject us to legal or administrative proceedings, pressures from activists and/or other organizations and heightened scrutiny by regulators. Each of the foregoing events may in turn materially and adversely affect our business, financial condition and results of operations.

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The virtual goods we offer cover a wide array of industry verticals and virtual goods operators. If they are subject to more stringent regulations governing their industries, or if there is any defect in the authorization obtained by virtual goods suppliers, our business, financial condition, results of operations and prospects will be adversely affected.

We have a wide industry coverage for the virtual goods that we offer, including live-streaming, gaming, social platforms, and leisure and entertainment. These industries are subject to various regulations governing their industries, and our business could be indirectly affected if these virtual goods operators are subject to more stringent regulations. For example, recent regulatory changes in the gaming industry may give rise to more stringent compliance requirements. As a result, the virtual goods we offer may become less attractive and popular, and our business and results of operations may be indirectly and adversely affected if the businesses of the virtual goods operators are adversely impacted by the more stringent compliance requirements.

In addition, most of the virtual goods and top up services we provide on our platform are supplied by various virtual goods suppliers, who are third-party suppliers independent from virtual goods operators. If there is any defect in the authorization which the virtual goods suppliers have obtained, if they have not obtained such authorization at all, or if they are unable to renew such authorization in the future, our ability to offer virtual goods services may be severely limited, and our business, financial results and results of operations could be indirectly and adversely affected. Additionally, there are certain virtual goods operators in the market have expressed in their user policies regarding the discouragement to use third-party top-up services, which may make our services less attractive to customers and adversely affect our business, financial results and results of operations.

Our operating results are subject to seasonal fluctuations.

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenue and results of operations. For example, since many virtual goods operators in the live streaming industry hold shopping festivals and promotional events in the fourth quarter, the revenue for our virtual goods services is typically higher at the end of each year. As a result, our revenue may vary from month to month, and you may not be able to predict our annual results of operations based on a month-to-month comparison of our results of operations. As a result of the continued growth of our service offerings, we believe that our business may become more seasonal in the future, and that historical patterns in our business may not be a reliable indicator of our future sales activity or performance, and any fluctuations in our revenue and results of operations could result in volatility and cause the price of our ordinary shares to fall. As our revenue grows, these seasonal fluctuations may become more pronounced as a result.

We enter into service agreements with our metaverse scenario building customers. If we fail to meet these contractual commitments or service standards thereunder, our business, financial condition and results of operations may be adversely affected.

We enter into metaverse scenario building service agreements with our customers. If we are unable to meet the service milestones, service standards or delivery schedules under our customers’ agreements, or the quality of our services not reaching customers’ expectations, we could face terminations with refunds of prepaid amounts, or may not be able to receive final payments, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition and results of operations.

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In the future, we may depend on a limited number of customers for a significant portion of our revenues and the loss of any major customer could materially and adversely affect our revenues and cash flows.

In the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, our customers primarily consisted of individual customers for our virtual goods services. However, we started to provide metaverse scenario building services to enterprise customers from September 2024, and expect that our metaverse scenario building services will become an increasingly significant segment of our business operation. Our metaverse scenario building service contracts with customers typically have a term of six months to eight months. In the future, if any contract with our major customers terminates, our customers renew contracts on terms less favorable than those currently in effect, or any principal customer decreases the use of our metaverse scenario building services, our operating results could be materially adversely affected. In addition, if any of our key customers fails to make timely payments, our cash flows may be materially adversely affected.

We rely on third parties for elements of the payment processing infrastructure underlying our platform. If these third-party elements delay to settle accounts, or become unavailable or unavailable on favorable terms, our business, results of operations and financial results could be adversely affected.

The multi-currency digital payment mechanisms on our platform are key to our business. We rely on third parties for our payment processing infrastructure to accept payments from customers and remit payments to our suppliers. These third parties may refuse to renew our agreements with them on commercially reasonable terms or at all. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted. For certain payment methods, including credit and debit cards, Google Pay, and Apple Pay®, we generally pay interchange fees and other processing and gateway fees, and such fees result in significant costs. In addition, online payment providers are under continued pressure to pay increased fees to banks to process funds, and there is no assurance that such online payment providers will not pass any increased costs on to us. If these fees increase over time, our operating costs will increase, which could adversely affect our business, financial condition, and results of operations.

In addition, system failures could cause delays or failures in order processing, which could cause substantial customers dissatisfaction and generate customers complaints. Although we multi-source and rely on multiple providers for the same payment method to mitigate disruption risks, the attractiveness of our business could still be adversely affected if the quality or convenience of our payment processing infrastructure declines as a result of third-party payment service providers limitations. In addition, if the third-party payment service providers experience operating difficulties or security breaches, it may affect the security of our funds paid to them, and our business, results of operations and financial results could be adversely affected.

The geographic concentration of our customers and suppliers may subjects us to greater risks from changes in local or regional conditions.

In the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, we derived all net revenues from provision of virtual goods services, and facilitated sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million, respectively. In the six months ended March 31, 2025, approximately 95.2% of our net revenues were derived from virtual goods services. In the fiscal years ended September 30, 2023 and 2024, the five largest regions or countries from where our GMV was derived were Taiwan, the United States, Singapore, Hong Kong and Malaysia, respectively, and all of our virtual goods were procured from Asia-based, particularly in China and Singapore. In the six months ended March 31, 2025, the five largest regions or countries from where our GMV was derived were the United States, Taiwan, Singapore, Hong Kong and Canada. Due to this geographic concentration, our results of operations and financial conditions are subject to greater risks from changes in general economic and other conditions in Asia, than the operations of more geographically diversified competitors. These risks include:

●	changes in economic conditions and unemployment rates;
●	changes in laws and regulations;
●	a decline in the number of our customers who purchase virtual goods;
●	changes in competitive environment; and
●	natural disasters.

As a result of the geographic concentration of our business, we face a greater risk of a negative impact on our business, financial condition, results of operations, and prospects in the event the country where our customers or suppliers locate is more severely impacted by any such adverse conditions, as compared to other areas or countries. Factors that could affect customers’ willingness to pay for leisure and purchase our services include general business conditions, levels of employment, tax rates and customer confidence in future economic conditions. In the event of an economic downturn, sales of our services could be adversely affected, and we could experience lower than expected sales, which could force us to delay or slow our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.

If we fail to cost-effectively acquire new customers or increase the engagement of our existing customers, including through effective marketing strategies, our business, results of operations and financial results would be harmed.

The growth of our business is dependent upon our ability to continue to grow by cost-effectively retaining our existing customers and increasing their engagement, and attracting new customers. Although we believe word-of-mouth and other referrals are important ways to expand our customer base, we also expect to continue to expand resources and run marketing campaigns to acquire additional customers, all of which could impact our overall profitability. If we are not able to continue to expand our customer base, or fail to retain customers and increase their engagement, our revenue may grow slower than expected or decline.

Our growth strategy will depend, in large part, on acquiring customers through the growth of our business lines, including the categories and amounts virtual goods that we offer and technological capabilities underlying our metaverse scenario building services, which in turn depend on many factors, including, among others, our ability to address regulatory, competitive, merchandising, marketing, distribution, and other challenges encountered in connection with expansion into the metaverse industry where we have limited operating experience. Our failure to effectively address challenges could adversely affect our ability to offer our services in a timely and cost-effective manner.

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Our ability to attract new customers and increase the engagement of our existing customers depends in large part on our ability to enhance and improve our existing services and to introduce new services in a timely manner. We also must be able to identify popular trends as well as to anticipate and react to changing customer demands in a timely manner. The success of new and/or enhanced services depends on several factors, including their timely introduction and completion, sufficient demand, and cost-effectiveness. We are negotiating with many virtual goods operators and suppliers to enlarge our virtual goods base, and building and improving our VR technological capabilities to drive improved customer experience, as well as efficiencies in our operations. While we expect these technologies to lead to improvements in the performance of our business and operations, including inventory prediction and customer traffic prediction and management, any flaws or failures of such technologies could cause interruptions or delays in our services, which may harm our business.

Our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:

•	the quality, customer appeal, price, and reliability of the services offered by us;
•	intense competition in relevant industries;
•	negative publicity related to our brand and/or our services;
•	changes in availability of our historic or current customer acquisition methods; or
•	dissatisfaction with changes we make to our services.

In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected. If our number of customers declines or fluctuates for any of these reasons among others, our business would suffer.

We may be unable to obtain any additional capital required in a timely manner or on acceptable terms, or at all.

To grow our business and remain competitive, we may require additional capital from time to time for our daily operations. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•	our market position and competitiveness in the industries in which we operate;
•	our future profitability, overall financial condition, results of operations and cash flows;
•	general market conditions for capital-raising activities by our competitors;
•	uncertainties and changes in the metaverse industry in general; and
•	economic, political and other conditions in the jurisdictions where we operate.

We may be unable to obtain additional capital in a timely manner or on acceptable terms, or at all. In addition, our future capital or other business needs could require us to sell additional equity or debt securities, or to obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders’ shareholdings. Any incurrence of indebtedness will also lead to increased debt service obligations, and could result in operating and financing covenants that may restrict our operations or our ability to pay dividends to our shareholders.

We collect and store certain personal information of our customers during the course of our business. If our security is compromised, or such information is otherwise accessed without authorization, our reputation may be harmed, and we may be exposed to potential liability and significant loss of business.

During the ordinary course of transactions for our virtual goods services, we collect and store certain information relating to our overseas individual customers such as their usernames, email addresses and mobile phone numbers. As such, we may be subject to a variety of laws and other obligations regarding data protection, such as in Hong Kong. For details, see " – Risks Related to Doing Business in Hong Kong – We may be subject to laws and regulations regarding data protection in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations."

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For our metaverse scenario building services, we allow our customers to upload digital items and display customized content in their own VR projects, and may not be able to effectively monitor or review content uploaded and stored by our customers to our VR platform. Therefore, we may not be able to control the substance of the content on the platform, which may include personal information. We cannot assure you that third parties will not succeed in their attempts to obtain unauthorized access to any information relating to our customers. Such information may also be otherwise exposed through human error or other malfeasance. Any unauthorized access or compromise of such personally identifiable information could have an adverse effect on our business, financial condition and results of operations.

System disruptions, cybersecurity attacks, or other hacking and phishing attacks on our system and security breaches may delay or interrupt services to our customers, harm our reputation and subject us to significant liability, which in turn may adversely affect our business and financial results.

Notwithstanding that we did not experience any material interruptions in our system during the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, our system may be subject to system disruptions, failures, service disruptions, attacks and any other attempts or techniques used by hackers to take our internet service offline. We cannot assure you that our recovery systems, security protocols, network protection mechanisms or other defense procedures are, or will be, adequate to prevent such network or service interruptions, system failures or data losses. Additionally, our infrastructure and system may also be breached if any vulnerabilities therein are exploited by unauthorized third parties.

We may not be able to implement sufficient preventative measures or stop the attacks, hacking and phishing attacks while they are occurring, which could delay or interrupt our services to our customers. This, in turn, may deter our customers in purchasing our virtual goods, and end users from visiting our customers’ VR exhibitions, hence affecting their overall use experience. Any actual or perceived attacks or security breaches may also damage our reputation and brand, expose us to risks of potential litigation and liabilities, and require us to expend significant capital and other resources to alleviate problems caused by such attacks or security breaches. Should a high-profile or highly publicized security breach occur, customers may lose confidence in the security of our services, which would have a material adverse impact on our ability to retain existing customers and attract new ones.

Any interruption or delay in services from third parties, including data center hosting facilities and cloud computing server providers, payment processing platforms, and other hardware and software vendors, or from our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, may impair the delivery of our services, and materially and adversely affect our business and results of operations.

We rely on data center hosting facilities provided by, computer hardware purchased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer our services. Any damage to, or a failure of, our systems generally, including systems provided by our third-party suppliers, could result in interruptions in our services. As of March 31, 2025, we have not experienced any interruption in our services. However, we cannot assure you that we will not experience such interruptions in our services in the future. Interruptions in our services may cause us to issue credits, discounts or pay penalties to our customers, or cause our customers to make warranty or other claims against us. Any of this could create a material and adverse effect on our ability to attract new customers, which in turn could reduce our revenue. Our business and reputation may also be harmed if our customers, or potential customers, believe that our services are unreliable.

We do not control the operation of any of these facilities provided by third-party providers, which may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. These facilities may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, as well as local administrative actions, changes to legal or regulatory requirements and litigious proceedings to stop, limit or delay operations. There is no assurance that precautions taken by our third-party providers at these facilities, such as disaster recovery and business continuity arrangements, would effectively prevent the occurrence of an act of terrorism or natural disaster. A decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our services.

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Additionally, these payment, hardware, software, data and cloud computing platforms provided by suppliers may not continue to be available to us at reasonable prices, on commercially reasonable terms, or at all. If we lose our right to use any of these payment, hardware, software or cloud computing platforms, this could significantly increase our expenses or otherwise result in delays in the provision of our services until equivalent technology is either developed by us, or obtained from substitute suppliers and integrated into our services. If the performance of such third parties proves unsatisfactory, or if any of them violates its contractual obligations to us, we may need to replace such third-party and/or take other remedial action, which could result in additional costs and materially and adversely affect the services we provide to our customers. Further, the financial condition of our third-party suppliers may deteriorate over the course of our contract term with them, which may also impact the ability of such third-party to provide the agreed services, and have a material adverse effect on the services we provide to our customers, and our results of operations.

If we lack requisite approvals, licenses or permits applicable to our business, it may have a material adverse effect on our business and results of operations.

The laws and regulations applicable to our industry and Internet-related businesses, and the licensing and permit requirements pertaining to us in the Internet-related business, are relatively new and evolving. We may incur additional costs if we are required to provide assistance to the regulatory authorities to stop any illegal act committed by an online transaction operator in the future, which may adversely affect our business and results of operations. As a result, in certain circumstances, it may be difficult to determine what may be deemed to be a violation of applicable laws and regulations.

We believe that we are not required to hold any particular licenses, permits and approvals in connection with our business operation currently. However, these laws and regulations are constantly evolving and can be subject to significant changes. We cannot assure you we will not be required to obtain approvals, licenses or permits applicable to our business in the future. There can be no assurance that we will obtain or will be able to renew all the permits or licenses required for conducting our business in all jurisdictions where we operate. Non-renewal of, or delay in obtaining, all requisite licenses and permits may disrupt our ongoing business operations, which may have a material adverse effect on our business, results of operations and financial condition.

We may be unable to obtain, maintain or protect our intellectual property rights and proprietary information or prevent third parties from any unauthorized use of our technologies.

Our trade secrets, trademarks, copyrights and other intellectual property rights are critical to our success. As of March 31, 2025, we owned 45 registered domain names. We rely on, and expect to continue to rely on, a combination of confidentiality and non-compete, invention assignment and license agreements with our employees, and third parties with whom we have relationships, as well as our trademark, domain names, copyrights, trade secrets and other intellectual property rights to protect our brand. However, events beyond our control may pose a threat to our intellectual property rights, as well as to our services. Effective protection of trademarks, copyrights, domain names and other intellectual property rights is expensive and difficult to maintain, both in terms of application and costs, as well as the costs of defending and enforcing those rights. We cannot assure you that our efforts to protect our intellectual property rights are either sufficient or effective. As a result, our intellectual property rights may be infringed, misappropriated or challenged, which could result in them being narrowed in scope or declared invalid or unenforceable.

Similarly, our reliance on unpatented proprietary information and technology, such as trade secrets and confidential information, depends in part on our agreements with employees and third parties which contain restrictions on the use and disclosure of such intellectual property. These agreements may be insufficient or may be breached, either of which could potentially result in the unauthorized use or unauthorized disclosure of our trade secrets and other intellectual property, including to our competitors. As a result, we could lose our crucial competitive advantage derived from such intellectual property. Significant impairments to our intellectual property rights, and limitations on our ability to assert our intellectual property rights against others, may result in a material and adverse effect on our business.

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We may be subject to claims by third parties for intellectual property infringement.

We depend to a large extent on our ability to effectively develop and maintain intellectual property rights relating to our business. However, we cannot assure you that third parties will not put forward claims that our business infringes upon or otherwise violates patents, copyrights, trademarks or other intellectual property rights which they hold, whether such claims are valid or otherwise. We may face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors, or allegations that we are involved in unfair trade practices. Additionally, in order to assist customers in navigating our platform and identify the virtual goods they browse, the display of virtual goods on our platform may involve the display of brand names, logos and other descriptions of virtual goods operators. We cannot assure you that such use of brand names, logos and other descriptions of virtual goods suppliers will not subject us to litigious proceedings relating to allegations of infringement of intellectual property rights owned by virtual goods operators. During the ordinary course of our business, we may also be subject to unfair competition, invasion of privacy, defamation and violations of rights of third parties. As the validity, enforceability and scope of protection of intellectual property rights, particularly within China, are still evolving, and we face increasing competition, we face risks of being the subject of intellectual property infringement claims.

Defending against intellectual property claims is costly and can impose a significant burden on our management and resources. Further, there is no guarantee that we can obtain favorable final outcomes in all cases. Any such intellectual property claims may harm our brand and reputation, even if they are vexatious or do not result in liability. Any resulting liability or expenses, or changes required to our services to reduce the risk of future liability, may have a material adverse effect on our business, results of operations and prospects.

Our efforts and investments in technology development, such as VR development, may not produce the expected results.

We are continually developing and seeking to develop technologies that are closely related to and will be used in our services. As of the date of this prospectus, our core research and development team consisted of a total of 13 staff. Currently, our R&D team has been working on the development of 3D reconstruction technology and AI interactive technology with some success. However, we cannot assure you that our future efforts to develop related technologies will be successful, in which case our services may lose their competitive edge. In addition, we cannot assure you that the technologies we develop will be well accepted by customers, in which case our business, financial condition, results of operations and prospects may be materially and adversely affected.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified include (i) a lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules and regulations commensurate with reporting requirements; (ii) a lack of the key monitoring mechanisms such as internal audit department to oversee and monitor our risk management, business strategies and financial reporting procedures.

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Following the identification of the material weaknesses, we have taken measures and plan to continue to take measures to remediate these control deficiencies. For example, we are in the process of implementing a number of measures to address the material weaknesses identified, including (i) hiring more qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other weakness could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules and regulations of Nasdaq Stock Exchange after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are required by Section 404 of the Sarbanes-Oxley Act to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F beginning with our annual report in our second annual report after becoming a public company. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to produce timely and accurate financial statements and may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If that were to happen, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could lead to a decline in the market price of our ordinary shares and we could be subject to sanctions or investigations by SEC or other regulatory authorities. We may also be required to restate our financial statements for prior periods.

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As we are developing our business of metaverse marketplace services, we may be subject to credit risks in relation to our customers, which could adversely impact our financial condition, results of operations and operating cash flow.

For the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, restricted cash, and other receivables. We place our cash with financial institutions with high credit ratings and quality. The management believes that the institutions are financially stable and, accordingly, minimal credit risk exists. However, as we are still developing our business of metaverse scenario building services and expanding our customer base to enterprise clients, we cannot guarantee that in the future, our customers will settle their payment with us timely in full or at all, or whether within the credit period or not. If any of our customers with significant outstanding trade receivable balances were to become insolvent or otherwise unable to make payments in a timely manner, or at all, we would have to make further provisions against such trade receivables, or write off the relevant amounts, our profitability and liquidity position may be adversely affected, and we may be exposed to credit risk in relation to our customers, which could adversely impact our financial condition, results of operations and operating cash flow.

We are dependent on the continued services and performance of our senior management and other key employees, if we fail to attract and retain highly competent senior management, key employees and other qualified personnel, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management, including our chief executive officer, chief financial officer and other key employees to oversee and execute our business plans and identify and pursue new opportunities and product innovations. Any loss of service from our senior management or other key employees can significantly delay or prevent us from achieving our strategic business objectives, and adversely affect our business, financial condition and operating results. From time to time, there may be changes in our senior management team, resulting from the hiring or departure of executives, which could also disrupt our business. Hiring suitable replacements and integrating them within our business also require significant amount of time, training and resources, and may impact our existing corporate culture.

Our future success also depends, in part, on our ability to continue to attract and retain highly skilled personnel. The inability to attract or retain qualified personnel or delays in hiring required personnel may cause significant harm to our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with high level of technological expertise and extensive experiences in relation to our services offered, is critical to our future success. If we lose the services of such qualified personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth, therefore materially and adversely affecting our business, financial condition, results of operations and prospects.

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Prepayments to virtual goods suppliers may adversely affect our liquidity and cash flows and expose us to the credit and default risks of virtual goods operators and venders.

As is typical for a third-party provider of virtual goods services, we generally make prepayments to virtual goods suppliers for the virtual goods sold through our platform, based on our estimate of the volume of virtual goods transacted through our platform. This requires that we maintain certain levels of working capital to fund our operations. Although we only make prepayments on a weekly basis to our suppliers to maintain the flexibility of our business, it may still be difficult for us to accurately forecast demand. We could overestimate virtual goods transactions that occur on our platform and make excess prepayments to suppliers, in which case our business, liquidity and operating results could be adversely affected. Conversely, if we underestimate the demand, we may lose revenue opportunities and market share to our competitors. Prepayments provided to virtual goods suppliers also expose us to the credit and default risks of such virtual goods suppliers and may not be recovered. If a virtual goods supplier fails to deliver virtual goods to end consumers through our platform, or we have disputes with any virtual goods suppliers and are unable to reach an agreement on terms acceptable to us, or in the event of insolvency or bankruptcy of the suppliers, we may not recover prepayments made to such virtual goods suppliers.

Misconduct or other improper activities by our customers, employees, business partners and/or other third parties could damage our brand, subject us to liability and harm our business, reputation and financial results.

Our customers, employees, business partners and/or other third parties may engage in misconduct or other illegal or improper activities, which could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct could include unauthorized activities resulting in unknown risks or losses, improper use of confidential or privacy information or fraudulent and other illegal or improper activities. The precautions we take to prevent and detect these activities may not be effective, since our internal controls are subject to inherent limitations, including human error, and could be circumvented or become inadequate because of changed conditions.

Misconduct or other improper activities by our customers, employees, business partners and/or other third parties could damage our brand and reputation, subject us to claims or potential lawsuits, discourage platform participants from using our services and require us to take additional steps to reduce improper and illegal activities on our platform. These steps could significantly increase our costs and reduce our profitability. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Regulatory actions, legal proceedings and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

Along with the growth and expansion of our business, we may be involved in litigations, regulatory proceedings and other disputes arising outside the ordinary course of our business. Such litigations and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, as well as legal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm.

We are subject to complex and evolving laws, regulations and governmental policies regarding privacy and data protection. Actual or alleged failure to comply with privacy and data protection laws, regulations and governmental policies could damage our reputation, deter current and potential customers from using our services and could subject us to significant legal, financial and operational consequences.

We face significant challenges with respect to cybersecurity, privacy, data protection, and information security amid a complex and evolving regulatory framework in China and other jurisdictions where we operate. We may be subject to privacy-and data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data or other similar data. Existing applicable privacy-and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws and regulations, or enact new laws and regulations regarding privacy- and data protection-related matters. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with such applicable laws, regulations and industry standards. Changes in these laws or regulations could require us to modify our services in order to comply with these changes. New laws, amendments to or re-interpretations of existing laws and regulations, rules of self-regulatory bodies, industry standards and contractual obligations may impact our business and practices, and we may be required to expend significant resources to adapt to these changes, or stop offering our services in certain countries.

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As we gradually expand into other international markets mainly in Asia, Europe and North America, we may be subject to laws and regulations of other countries regarding cybersecurity, data security, personal information protection and algorithmic recommendation. We strive to comply with local laws and regulations in markets where we have operations. For example, the General Data Protection Regulation (the “GDPR”) of the European Union imposes obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. The GDPR requires companies to submit personal data breach notifications to designated European privacy regulator in each country they have business operations, and includes significant penalties for non-compliance with the notification obligation as well as other requirements of the regulation. For another instance, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements, which, if adopted and implemented, could increase the cost and complexity of delivering our services. In addition, wherever we operate, we could be subject to new laws or regulations or the interpretation and application of existing consumer and data protection laws or regulations. These new laws, regulations and interpretations are often uncertain and in flux and may be inconsistent with our practices. We cannot guarantee that we will be able to maintain compliance at all times, especially in light of the fact that laws and regulations on cybersecurity and data protection are evolving. Our launch of new service offerings, or other actions that we may take may also subject us to additional laws, regulations, or other government scrutiny. Complying with these new or additional laws, regulations and requirements could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

With respect to all of the foregoing, any failure or perceived failure by us to comply with current or future privacy or data security laws, policies, industry standards or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and subject us to litigations, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business. If we do not comply with any current or future rules or regulations that apply to our business, we could be subject to substantial fines and penalties, and we may have to restructure our offerings, exit certain markets or raise the price of our services. In addition, any uncertainty regarding whether particular regulations apply to our business, and how they apply, could increase our costs or limit our ability to grow. Any of the foregoing could adversely affect our business, results of operations and financial condition.

We may fail to make necessary or desirable strategic alliance, acquisition or investment, and we may not be able to achieve the benefits we expect from the alliances, acquisition or investments we make.

We may pursue selected strategic alliances or potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help us further expand our service offerings and improve our technology capabilities. However, strategic alliances or acquisitions could subject us to a number of risks, including those associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners, and if a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party. The costs of identifying and consummating acquisitions may be significant, and the subsequent integrations of newly acquired companies would require significant managerial and financial resources, which in turn could have an adverse effect on our growth and business operations. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations, and our results of operation and profitability may be adversely affected.

We may not have sufficient insurance coverage to cover our potential liability or losses and as a result, our business, financial conditions, results of operations and prospects may be materially and adversely affected should any such liability or losses arise.

We face various risks in connection with our business, and may lack adequate insurance coverage. For example, we participate in various insurance policies to cover our risks in respect operations and our employees. However, as of March 31, 2025, we had not had any business disruption insurance or key man insurance. Our insurance coverage may not be sufficient to compensate us for any loss and there is no certainty that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. Any uninsured business disruptions may result in us incurring substantial costs and the diversion of resources, which could have an adverse effect on our business and results of operations.

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Our business is highly dependent on our brands' strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our services could be materially and adversely affected.

The brand recognition and reputation of our brands, such as “Kavip” and “DBiM”, and the successful maintenance and enhancement of our brands and reputation have contributed and will continue to contribute significantly to our success and growth.

We rely heavily on our brand strength and reputation in the promotion and sale of our services. We believe that our corporate brands are recognized by consumers for quality and reliability. However, customer complaints, dissatisfactions in relation to quality of services, including inappropriate behavior, intellectual property infringement or negative publicity or media coverage may damage our brand and reputation. Any negative claims against us, even if unethical, unfounded or unsuccessful, could distract our management’s attention and other resources from our day-to-day business operations, which could adversely affect our business, results of operations, and financial condition. Negative media coverage and resulting negative publicity of our services could result in a material adverse effect on customers' acceptance of and trust in us and our services.

Further, our competitors may fabricate complaints or negative publicity about us for the purpose of vicious competition. With the increased use of social network, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to respond and mitigate effectively. In addition, adverse publicity regarding any regulatory or legal action against us could damage our reputation and brand image, undermine customers’ confidence in us and reduce long-term demand for our services, even if such regulatory or legal action is unfounded or insignificant to our business.

Pandemics and health epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks may disrupt our operations, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may cause server interruptions, breakdowns, system failures or internet failures. These incidents could cause the loss or corruption of data or malfunctions of software or hardware and adversely affect our ability to provide our services.

A protracted or more widespread epidemic of communicable disease, such as COVID-19, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu or Severe Acute Respiratory Syndrome, could adversely affect our business. If any of our employees is infected or suspected of being infected with contagious diseases or conditions, we may need to quarantine our employees and/or disinfect our offices, negatively impacting our business. In addition, our results of operations could be adversely affected if these epidemics harm the macroeconomy in general.

We are subject to extensive, complex, overlapping and frequently changing rules, regulations, policies, and legal interpretations.

We are regularly subject to claims, individual and class action lawsuits, government and regulatory investigations, inquiries or requests, and other proceedings involving competition and antitrust law, intellectual property, privacy, data protection, information security, anti-money laundering, counter-terrorist financing, sanctions, anti-corruption, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services, escheatment of unclaimed or abandoned property, and other matters. Our regulatory and compliance obligations may impose significant operational and cost burdens on us and cover a broad range of requirements related to financial reporting and other disclosure matters, securities and other financial instruments, investment and advisory matters, accounting, tax, compensation, ethics, intellectual property, data protection, privacy, sanctions programs, and escheatment requirements. We may be adversely affected by a failure to comply with applicable laws, regulations and changes in the jurisdictions in which we operate.

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We may from time to time become a party to litigation, other legal and contractual disputes, claims and administrative proceedings that may distract the attention of our management and materially and adversely affect our business and reputation.

From time to time, we may be party to litigation and other legal proceedings commenced by or against us. The outcome of any legal proceeding is uncertain. If any legal proceeding resulted in an unfavorable outcome, it could materially adversely affect our business, financial position and results of operations. Even if we successfully defend ourselves, we may incur substantial costs, time and efforts to defend against legal actions. In addition, any adverse publicity resulting from actual or potential litigation may adversely affect our reputation, which in turn could harm our business.

Risks Related to Doing Business in Hong Kong

We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors.

We primarily operate in Hong Kong with no operations in mainland China. The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, however, there is no guarantee that we will not be subject to such direct influence and discretion in the future due to changes in laws or other unforeseeable reasons or as a result of our expansion or acquisition of operations in mainland China.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and policies may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation and enforcement of these laws, rules and regulations may involve uncertainties.

If we were to become subject to the direct influence and discretion of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our development, expansion or acquisition of operations in mainland China, it may require material changes in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices of our ordinary shares could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the PRC government would not exert more oversight over our operations at any time.

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We are not currently required to obtain permission from the PRC government for the trading of our ordinary shares on Nasdaq or this offering or for the offering of our ordinary shares to foreign investors outside of mainland China, however, there is no guarantee that this will continue to be the case in the future, or even when such permission is obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our ordinary shares to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice. As advised by our PRC counsel, Tian Yuan Law Firm, we are not required to fulfill the filing procedures with the CSRC for this offering or the listing of our ordinary shares on Nasdaq under the Trial Measures, because (i) we do not have any subsidiaries or business operation in mainland China; (ii) substantially all of our operating revenues, total profits, total assets or net assets documented in the audited consolidated financial statements for the most recent fiscal year is accounted for by subsidiaries outside of mainland China; and (iii) we conduct our business outside mainland China and are headquartered in Hong Kong, and our senior management team are not PRC citizens nor have their residence located inside mainland China. We believe that we are not subject to cybersecurity review with the CAC, given that: (i) we currently do not have or intend to set up any subsidiary or VIE structure in mainland China; (ii) we do not have any business operations in mainland China; (iii) none of our customers are located in mainland China, and (iv) we possess personal information of less than one million individuals in the PRC, and data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Currently, these statements and regulatory actions have had no impact on our daily business operation, the ability to accept foreign investments, or the ability to list our ordinary shares on a U.S. or other foreign exchange. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments, or the ability to list our ordinary shares on a U.S. or other foreign exchange.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more oversight and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our business operations may be adversely affected by the current and future political environment in the PRC. The interpretations of many laws, regulations and rules may not always be uniform and the enforcement of these laws, regulations and rules may involve uncertainties. Our ability to operate in Hong Kong or conduct overseas offerings may be harmed by these changes in its laws and regulations, including those relating to taxation, import and export tariffs, healthcare regulations, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in Hong Kong or particular regions thereof, and could limit or completely hinder our ability to offer or continue to offer securities to investors or require us to divest ourselves of any interest we then hold in Hong Kong properties or joint ventures. Any actions by the PRC government to exert more oversight and control over overseas offerings (including divesture or similar actions) could limit or completely hinder our ability to offer or continue to offer securities to investors, resulting in a material adverse effect on us and on your investment in us and could render our ordinary shares and your investment in our ordinary shares to significantly decline or become worthless.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.

New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because the interpretation or enforcement of laws and regulations of the PRC may change very rapidly with little advance notice at any time, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, may cause possible problems to foreign investors.

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Although the PRC government has been pursuing economic reform policies for decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Changes and developments in the legal system and the interpretation and enforcement of PRC laws, rules and regulations in China may subject us to uncertainties.

The PRC legal system is a civil law system based on written statutes and prior court decisions in a civil law system have limited precedential value and can only be used as a reference. China has made significant progress in the promulgation of laws and regulations dealing with business and commercial affairs of various participants of the economy, involving foreign investment, corporate organization and governance, commercial transactions, taxation and trade. However, China’s legal system is still evolving, and recently enacted laws, rules and regulations may be subject to interpretation and implementation by PRC regulatory agencies and new laws, rules and regulations may be promulgated from time to time to sufficiently cover all aspects of economic activities in China, which may take time.

Furthermore, because some of the laws, rules and regulations in China are evolving, and because of the nonbinding nature of court decisions, we cannot predict how these laws, rules and regulations will be interpreted and enforced, which may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, published laws and regulations may not be able to codify all policies and practices of various governmental agencies in China in a timely manner. As a result, we may also need to adjust our operations from time to time following guidance provided by competent governmental agencies to us, and we may be found in violation and be subject to penalties for any historical or ongoing non-compliances.

In addition, administrative and court proceedings in China may be time-consuming, resulting in additional costs and diversion of resources and management attention. As administrative and court authorities are bound to interpret and enforce statutory and contractual terms, they will need to exercise certain discretion and it is possible that the administrative and court authorities in China would not interpret and enforce the statutory and contractual terms in a manner favorable to us, and it may be difficult to predict the outcome of any administrative and court proceedings we may face in the future.

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Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements.

Currently, Hong Kong has a separate legal system from mainland China, and it has its legislative framework and judiciary independent of that of the PRC government. Nonetheless, the recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in Hong Kong, or causing the suspension or termination of our business operations in Hong Kong entirely. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies (including Hong Kong) before their registration statements will be declared effective. On August 1, 2021, the CSRC issued a statement saying that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. Since we operate in Hong Kong, we cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference from China.

The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will increase regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading. China will also check sources of funding for securities investment and control leverage ratios. The CAC has also opened a cybersecurity probe into several large U.S.-listed technology companies focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. If we are subject to such a probe or if we are required to comply with stepped-up supervisory requirements, valuable time from our management and money may be expended in complying and/or responding to the probe and requirements, thus diverting valuable resources and attention away from our operations. This may, in turn, negatively impact our operations.

Further, given the PRC government’s significant oversight and discretion over the conduct of our business operations in Hong Kong, the PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and consequently, the value of our ordinary shares. The PRC government could also significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

We may be subject to laws and regulations regarding data protection in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

We may be subject to a variety of laws and other obligations regarding data protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the "PDPO") came into force on December 20, 1996. The PDPO states that any person who controls the collection, holding, processing or use of personal data(the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

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The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfillment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data subject shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate.

Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 (the "PDPAO") came into effect on October 8, 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e., unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

The interpretation and application of laws, regulations and standards on data protection and privacy are still uncertain and evolving. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. In addition, laws, regulations and standards on data protection and privacy continue to develop and may vary from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices.

Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to tax by the PRC.

Dbim Holdings Limited is a holding company incorporated in Cayman Islands with its operating subsidiaries located in Hong Kong, the United Kingdom, and Malaysia. We conduct no other business and, as a result, we depend entirely upon our Hong Kong, the United Kingdom and Malaysia operating subsidiaries’ earnings and cash flow. If we decide in the future to pay dividends, as a holding company, the Parent's ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. There are currently no significant restrictions on transferring funds between the Cayman Islands holding company and its operating subsidiaries in Hong Kong, the United Kingdom and Malaysia or limitations on the ability of our subsidiaries in Hong Kong, the United Kingdom and Malaysia to issue dividends or other distributions to their overseas shareholders. However, we cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong like our operating subsidiary in Hong Kong. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. Any such restrictions and limitations may adversely affect our ability to finance our cash requirements, service debt or make dividends or other distributions to our shareholders and could result in a material adverse change to our business operations, our prospects, financial condition, and results of operations, and could cause our ordinary shares to significantly decline in value or become worthless.

Our business, financial condition and results of operations, and/or the value of our ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.

We do not provide any virtual goods related sales services and metaverse scenario services in mainland China nor solicit customers or collect, store or process any personal data of any customer in mainland China, and are not regulated by any regulator in mainland China. As a result, the laws and regulations of the PRC do not currently have any material impact on our business, financial condition and results of operations. However, as we operate in Hong Kong, there is no guarantee that if certain existing or future laws of the PRC become applicable to a company such as us, it will not have a material adverse impact on our business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors, any of which may cause the value of our ordinary shares to significantly decline or be worthless.

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The Basic Law of the Hong Kong Special Administrative Region of the People's Republic of China (the "Basic Law") provides that national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong.

The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. There is no assurance that certain laws of the PRC, including existing laws and regulations and those enacted or promulgated in the future, will not be applicable to our Hong Kong subsidiary due to change in the current political arrangements between mainland China and Hong Kong or other reasons whether foreseeable or not presently foreseeable. To the extent any PRC laws and regulations become applicable to us, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

We may also become subject to the laws and regulations of the PRC to the extent we commence business and customer facing operations in mainland China as a result of any future acquisition, expansion or organic growth.

Our ordinary shares may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Our audit firm, WWC, P. C., or WWC, headquartered in San Mateo, California, is an independent registered public accounting firm with the PCAOB and is required under the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. WWC is inspected by the PCAOB on a regular basis and was not subject to the determinations announced by the PCAOB on December 16, 2021. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA, which would have a material adverse impact on our business, financial condition, and prospects.

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If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting and reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded securities of many U.S.-listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we may have to expend significant resources to investigate such allegations and/or defend us. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our ordinary shares could be rendered worthless. In addition, major issues with other U.S.-listed Chinese companies in the future, could have a negative effect on the value of your investment, even though we are not involved.

Because our operations are based in Hong Kong, we are subject to the laws, regulations and policies of the Hong Kong government as well as the influence of the PRC government. Our ability to operate in Hong Kong may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.

As such, our business may be subject to various government and regulatory interference. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our business operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Given that the PRC government may intervene or influence over our operations at any time with little to no advanced notice, it could result in a material change in our operation and the value of our ordinary shares. Given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our ordinary shares to significantly decline or be worthless.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government for this offering or any future application to have our ordinary shares list on a U.S. stock exchange, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any PRC regulatory authorities and have not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our ordinary shares may decline in value dramatically or even become worthless should we become subject to new requirements to obtain permission from the PRC government to list on a U.S. exchange in the future.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offerings and listings which meet certain conditions, should fulfil the filing procedures with the CSRC. On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities and introduces a data classification and hierarchical protection system. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On November 14, 2021, the CAC released the Data Security Management Regulations Draft for public comments, which stipulates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. The comment period expired on December 13, 2021. On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) provides that, in addition to operators of critical information infrastructure that intend to purchase Internet products and services, data handlers engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. The Measures for Cybersecurity Review (2021) further requires that critical information infrastructure operators and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. While we believe that our operations are not affected by this, as these laws, regulations and opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

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It may be difficult for shareholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our shareholders.

Substantially all of our assets are located in Hong Kong. Moreover, none of our current directors and officers are U.S. citizens or residents, nor do they have all or a substantial portion of their assets are inside the United States. We also do not expect that following the effectiveness of our registration statement on Form F-1, the majority of our directors and officers will be U.S. citizens or residents, or have all or a substantial portion of their assets located inside the United States. As a result, it may be difficult for our shareholders to effect service of process within the United States upon our subsidiaries or any individuals. In addition, there is uncertainty as to whether the courts of Hong Kong or the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors and/or officers predicated upon the civil liability provisions of Hong Kong against us or such persons predicated upon the securities laws of the United States or any state thereof. It is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our directors and/or officers of criminal penalties under the United States federal securities laws or otherwise.

The market price for our ordinary shares could be adversely affected by increased tensions between the United States and China.

There have been heightened tensions in the economic and political relations between the United States and China. On June 30, 2020, the SCNPC issued the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region. This law defines the duties and government bodies of Hong Kong for safeguarding national security and four categories of offences: secession, subversion, terrorist activities and collusion with a foreign country or external elements to endanger national security and their corresponding penalties. On July 14, 2020, the Hong Kong Autonomy Act (“HKAA”) was signed into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on 11 individuals. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions such as those provided in the HKAA is in practice discretionary and highly political, especially in a relationship as extensive and complex as that between the United States and China. It is difficult to predict the full impact of the HKAA on Hong Kong and companies like us. Furthermore, legislative or administrative actions in respect of Sino-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

There are political risks associated with conducting business in Hong Kong.

Any adverse economic, social, and/or political conditions, material social unrest, strike, riot, civil disturbance, or disobedience, as well as significant natural disasters, may affect the market and the business operations of the Company. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative, and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

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Under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments, including the Hong Kong National Security Law issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and, at the time, HKAA removed Hong Kong’s preferential trade status and authorized the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the United States, China, and Hong Kong, which could potentially harm our business.

Given the relatively small geographical size of Hong Kong, any such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations, and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect to China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, where our customers reside.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and they could have a material adverse effect on us and our customers, our service providers, and our other partners. International trade disputes could result in tariffs and other protectionist measures that may materially and adversely affect our business.

Tariffs could increase the cost of the services and products, which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of their escalation to trade war and global recession could have a negative effect on customer confidence, which could materially and adversely affect our business. We also may have access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our clients, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

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Our rights to use our leased properties could be challenged by property owners or other third parties, which may disrupt our operations and incur relocation costs.

There may be risk that our use of the leased properties is inconsistent with the designated purpose of the property use, for example a leased property might be leased to use for an office space only but not for any other purposes, in which case we may not be able to continue to use the leased properties. The above risks might interrupt our business operations. Moreover, if our lease agreements are challenged by third parties, it could result in diversion of management attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

Potential political and economic instability in Hong Kong may adversely impact our results of operations.

We generate a substantial portion of our revenues mainly through our operating subsidiary in Hong Kong, Element Colors HK. Accordingly, any changes in the economic, social and political conditions in Hong Kong could have a material adverse effect on the business operations of our Hong Kong subsidiary.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” Nevertheless, we cannot ensure that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since we conduct business in Hong Kong, any change of such political arrangements may affect the stability of the economy in Hong Kong, thereby directly affecting our results of operations and financial positions.

In addition, under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Any escalation in political and trade tensions, including those involving the U.S., China and Hong Kong, could potentially harm our business.

Incidents such as protests, social unrests, strikes, riots, civil disturbances or disobedience in Hong Kong may have a widespread effect on the business operations of our Hong Kong subsidiary, which could in turn materially affect our business, financial condition and results of operations. In addition, policies of the PRC government, which are subject to frequent changes, can have significant effects on economic conditions in Hong Kong.

The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures that can cause economic harm to our business.

On June 30, 2020, the Standing Committee of China’s National People’s Congress passed the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region, or the Hong Kong National Security Law, which was promulgated in Hong Kong by Hong Kong’s Chief Executive on the same day. Among other things, the Hong Kong National Security Law criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act (the “HKAA”) into law, authorizing the U.S. government to impose sanctions against foreign individuals and entities who are determined by the U.S. government to have materially contributed to the failure to preserve Hong Kong’s autonomy. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The implementation of the Hong Kong National Security Law may trigger sanctions or other forms of penalties by foreign governments. It is difficult to predict the full impact of the HKAA on Hong Kong and companies located in Hong Kong. If any of our Hong Kong subsidiary or Hong Kong-based business partners is determined to be in violation of the Hong Kong National Security Law or the HKAA, our business operations, financial position and results of operations could be materially and adversely affected.

We face risks related to Nasdaq’s proposed rule on requiring a $25 million minimum offering size for companies with principal operations in China, including Hong Kong, including the risk that our securities will not be approved for listing on Nasdaq and this offering will not be completed.

We note Nasdaq recently filed a proposed rule change with the SEC that would require companies principally operating in China, including Hong Kong and Macau, to raise at least US$25 million in an initial public offering to list on Nasdaq. The proposed rule includes a grace period of 30 days for listing applicants to complete the process under the prior standards.

We are a company with substantial operations conducted in Hong Kong and, as such, may be subject to this proposed rule. Based on our plan to offer 2,000,000 ordinary shares at an expected price range of US$4.00 to US$6.00 per share, assuming the underwriters do not exercise their option to purchase additional ordinary shares, the gross proceeds from the offering would be between US$8 million and US$12 million. These expected proceeds are below the proposed minimum threshold of US$25 million.

While this proposal has not yet been approved by the SEC, there is no assurance that it will not be adopted. If this proposal is approved and we fail to meet the minimum offering size requirement, our securities will not be approved for listing on Nasdaq. Furthermore, even if we are able to successfully list, this rule change may be part of a broader trend of heightened regulatory scrutiny and stricter listing requirements for companies with principal operations in China, Hong Kong, and Macau. Our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities.

Risks Related to Our Ordinary Shares and This Offering

We may not be able to satisfy the listing requirements of the Nasdaq or obtain or maintain a listing of our ordinary shares on the Nasdaq.

We intend to list our ordinary shares on the Nasdaq. In order to have our ordinary shares to be listed on the Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the Nasdaq’s listing requirements, or if we fail to meet any of the Nasdaq’s listing standards, our ordinary shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. The delisting of our ordinary shares from the Nasdaq could significantly impair our future ability to raise capital and the value of your investment. There is no assurance that such application will be approved, and if our application is not approved by the Nasdaq, this offering would not be completed.

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An active trading market for our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly.

We intend to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of our ordinary shares.

The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

As a relatively small-capitalized company with relatively small public float after this offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings, cash flow;

•	fluctuations in operating metrics;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new services and expansions by us or our competitors;

•	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

•	changes in financial estimates by securities analysts;

•	detrimental negative publicity about us, our competitors or our industry;

•	additions or departures of key personnel;

•	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	regulatory developments affecting us or our industry; and

•	potential litigation or regulatory investigations.

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Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares. Volatility or a lack of positive performance in our ordinary shares price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In addition, if the trading volumes of our ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our ordinary shares. This low volume of trades could also cause the price of our ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our ordinary shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional ordinary shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ordinary shares will develop or be sustained. If an active market does not develop, holders of our ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are an emerging growth company within the meaning of the Securities Act of 1933 and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and as a result of this election our financial statements may not be comparable to those of companies that comply with public company effective dates, including other emerging growth companies that have not made this election.

We will incur increased costs as a result of becoming a public company upon the completion of this offering.

Upon the completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company upon the completion of this offering, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

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In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

•	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results and material events as press releases, distributed pursuant to the rules and regulations of the Nasdaq and furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

We currently intend to follow Cayman Islands corporate governance practices in lieu of the following Nasdaq Listing Rules: (i) Rule 5605(b)(2), which requires independent directors to have regularly scheduled executive sessions with only the independent directors present; (ii) Rule 5620, which requires the holding of an annual meeting of shareholders no later than one year after each fiscal year-end; (iii) Rule 5635, which requires shareholder approval prior to an issuance of securities in certain situations;(iv) Rule 5250(b)(3), which requires disclosure of third-partydirector and nominee compensation; and (v) Rule 5250(d), which requires the Company to distribute annual and interim reports in the manner prescribed therein. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance standards of the Nasdaq Stock Market. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will be a “controlled company” under the applicable rules of the Nasdaq and, as a result, are entitled to exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Upon the completion of this offering, our founder and chairman of the board of directors, Mr. Jianfeng Feng, will beneficially own over 50.0% of our aggregate voting power of the then total issued and outstanding share capital. Therefore, we will meet the definition of a “controlled company” under the corporate governance standards of the Nasdaq. As a controlled company, we may rely upon exemptions from certain Nasdaq’s corporate governance requirements, including:

•	a majority of the board of directors consist of independent directors;

•	compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•

director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating and corporate governance committee comprised solely of independent directors.

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We do not currently intend to rely on these exemptions, however, we may choose to rely on these exemptions in the future after we cease to be a foreign private issuer. Accordingly, to the extent that we may choose to rely on one or more of these exemptions, our shareholders would not be afforded the same protections generally as shareholders of other Nasdaq-listed companies for so long as these shareholders are collectively able to control the composition of our Board and our Board determines to rely upon one or more of such exemptions.

Our founder and chairman of the board of directors has significant voting power and may take actions that may not be in the best interests of our other shareholders.

Upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares, our founder and chairman of the board of directors, Mr. Jianfeng Feng, will beneficially own over 50.0% of our then aggregate voting power of then total issued and outstanding share capital. Mr. Jianfeng Feng will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. This control will limit your ability to influence corporate matters and may prevent transactions that would be beneficial to you, including discouraging others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our ordinary shares of the opportunity to sell their shares at a premium over the prevailing market price.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be ordinary shares outstanding immediately after this offering, if the underwriters exercise their option to purchase additional ordinary shares in full. In connection with this offering, our directors and officers and holders of of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of 90 days or 180 days from the consummation of the initial public offering. We have agreed with the underwriters that, for a period of 180 days from the consummation of the initial public offering, we, our directors and officers, and 5% or more shareholders, subject to certain exceptions, will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, without the prior written consent of the representative of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

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We have broad discretion to determine how to use the net proceeds from this offering, as such, we may use these proceeds in ways with which you may not agree.

If this offering prices above the assumed price per share or if we increase the aggregate offering size with an immediately effective post-effective amendment, we could raise more proceeds than currently assumed. To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have considerable discretion in deciding how to apply these proceeds. You may not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our ordinary shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Because our initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$4.12 per ordinary share. This number represents the difference between (i) our net tangible book value per share of US$0.15 as of March 31, 2025, after giving effect to this offering, and (ii) the assumed initial public offering price of US$4.50 per ordinary share, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased such ordinary shares. You may not realize a return on your investment in our ordinary shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our post-offering memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

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Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than our memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders) or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obligated to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, also differ significantly from requirements for companies incorporated in other jurisdictions such as the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

As a Cayman Islands exempted company to be listed on the Nasdaq, we will be subject to the Nasdaq listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; (iii) obtain shareholders’ approval for issuance of securities in certain situations; or (iv) have regularly scheduled executive sessions with only independent directors each year. If we choose to follow home country practice, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the Nasdaq listing standards.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association as may be amended and restated from time to time, by the Cayman Islands Companies Act and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

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Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company, and all of our assets are located outside of the United States. In addition, a majority of our directors and officers are nationals and residents of jurisdictions other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Hong Kong and Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of Hong Kong and the Cayman Islands, see “Enforceability of Civil Liabilities.”

There can be no assurance that we will not be a passive foreign investment company in any taxable year, which could result in significant adverse U.S. federal income tax consequences to U.S. investors investing in our ordinary shares.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of our gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account when determining the value of its assets. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our ordinary shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service (the “IRS”), could challenge our classification of certain income and assets as non-passive, which could result in our company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — U.S. Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the ordinary shares and on the receipt of distributions on the ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the ordinary shares. For more information see “Taxation — U.S. Federal Income Tax Considerations — PFIC Rules.”

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

We will adopt a post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtaining control of our Company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued ordinary shares to such persons, at such times and on such terms and conditions as they may decide. If our board of directors decides to issue additional ordinary shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected.

The market for our ordinary shares may be subject to manipulation that is beyond our control which may result in sudden increases and decreases in the price of our ordinary shares.

On September 5, 2025, the Securities and Exchange Commission announced the formation of a special task force to strengthen and enhance its Division of Enforcement’s effort to detect and combat cross-border fraud harming U.S. investors.  The task force will focus on investigating potential securities law violations, involving potential market manipulations related to foreign based companies, including companies with their business operations primarily based in China.  These manipulations are often orchestrated by bad actors who disseminate false or misleading information in news letters or on social medial platforms in order to artificially increase the price of publicly traded securities followed by massive selling and profit taking resulting in losses to U.S. investors and listed companies.  When these bad actors are located outside the jurisdiction of the United States, it may be difficult for investors to pursue and recover any losses that may have been caused by unlawful market manipulation. Should such a manipulation occur in the market for our ordinary shares, holders of our ordinary shares may experience a loss on their investment.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our business and operating strategies and our various measures to implement such strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of metaverse marketplace service industry;

●	our expectations regarding demand for and market acceptance of our services;

●	our expectations regarding our bases of customers;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for the metaverse marketplace services may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$6.7 million, or approximately US$7.9 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$4.50 per ordinary share, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$4.50 per ordinary share would increase (decrease) the net proceeds to us from this offering by US$1.8 million, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares and the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our ordinary shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately 35% for investment in research and development of our service platforms to advance our technology and enhance our service capabilities;

•	approximately 35% for market expansion and potential acquisition, although we have not identified any specific investments or acquisition target at this time;

•	approximately 20% for talent acquisition and training; and

•	approximately 10% for general corporate purpose and working capital.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our planned operating expenses and capital expenditures through the next 12 months. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We have broad discretion to determine how to use the net proceeds from this offering, as such, we may use these proceeds in ways with which you may not agree.”

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DIVIDEND POLICY

Our board of directors has discretion as to whether and when to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, subject to any rights and restrictions for the time being attached to any shares, our company may by ordinary resolution declare a dividend, but no dividend shall exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if, immediately following the date on which the dividend is proposed to be paid, it would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Dbim Holdings Limited is a holding company incorporated in the Cayman Islands, and may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to us, however, may be restricted by the debt they incur on their own behalf and/or laws and regulations applicable to them. Currently, there are no significant restrictions of transferring funds between the Cayman Islands holding company and its subsidiaries in Hong Kong, the United Kingdom and Malaysia, and there are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors; however, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets.

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CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2025 as follows:

●	on an actual basis, which has reflected the issuance of 25,000,000 ordinary shares by us for the reorganization in November 2024;

●

On a pro forma as adjusted basis to reflect the issuance and sale of ordinary shares by us in this offering at an assumed initial public offering price of US$4.50 per ordinary share, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ordinary shares.

You should read this table together with the consolidated financial statements and related notes, and the sections titled “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included in this prospectus.

	As of March 31, 2025
	Actual	Pro Forma As Adjusted(1)
	US$	US$
	(Unaudited)
Long-term borrowings	61,552	61,552
Shareholders’ Equity:
Ordinary shares (par value of US$0.00005 each; 1,000,000,000 shares authorized, 25,000,000 ordinary shares issued and outstanding)	1,250	1,350
Share subscription receivable	(1,250)	(1,250)
Additional paid-in capital	-	7,133,535
Retained earnings	3,927,612	3,927,612
Accumulated other comprehensive income	15,100	15,100
Total shareholders’ equity	3,942,712	11,076,347

(1)

Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of US$4.50 per share, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming that the option to purchase additional ordinary shares has not been exercised. The pro forma as adjusted information is for illustrative purposes only.

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DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently issued and outstanding ordinary shares.

Our net tangible book value as of March 31, 2025 was approximately US$3.7 million, or US$0.15 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after March 31, 2025, other than to give effect to the sale of ordinary shares offered in this offering at the assumed initial public offering price of US$4.50 per share, the midpoint of the estimated range of the offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been approximately US$10.3 million, or US$0.38 per ordinary share. This represents an immediate increase in net tangible book value of US$0.23 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$4.12  per ordinary share to investors purchasing ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
(US$)
Assumed initial public offering price	4.50
Net tangible book value per ordinary share as of March 31, 2025	0.15
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	0.23
Pro forma net tangible book value per ordinary share after this offering	0.38
Dilution in net tangible book value to new investors in this offering	4.12

A US$1.00 change in the assumed public offering price of US$4.50 per share would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately US$1.8 million, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by US$0.07 per ordinary share, and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by US$0.93 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include those shares issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary
	Number	Percent	Amount		Percent	Share
Existing shareholders	25,000,000	92.6%	US$	1,500	-%	US$	0.0001
New investors	2,000,000	7.4%	US$	9,000,000	100.0%	US$	4.50
Total	27,000,000	100.0%	US$	9,001,500	100.0%		4.50

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted through our subsidiaries, and substantially all of our assets are located in Hong Kong. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, New York 10168, as our agent to receive service of process with respect to any action brought against us under the securities laws of the United States.

Cayman Islands

We have been advised by Ogier, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would:

•	recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and

•	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the Cayman Islands Grand Court may at common law enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

•	is given by a foreign court of competent jurisdiction;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is final and conclusive;

•	is not in respect of taxes, a fine or a penalty;

•	was not obtained by fraud; and

•	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

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The Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Hong Kong

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

In Hong Kong, there is a statutory registration scheme for foreign judgments under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Chapter 319 of the Laws of Hong Kong) (the “FJREO”). However, the application of the FJREO is limited to judgments entered in designated jurisdictions, which currently include: Australia and Australian external territories, Republic of Austria, Belgium, Bermuda, Brunei, France, Federal Republic of Germany, India, Israel, Republic of Italy, Malaysia, Kingdom of The Netherlands, New Zealand, and Singapore and Sri Lanka. Therefore, judgments of United States courts cannot be directly enforced in Hong Kong in accordance with the FJREO.

With respect to foreign judgments that may not be registered under the FJREO, the common law permits an action to be brought upon a foreign judgment. In other words, a foreign judgment itself may form the basis of a cause of action, but it is subject to various conditions. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no other arrangement for the reciprocal enforcement of judgments with the United States.

As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

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CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Structure

Incepted in 2017, we commenced to provide (i) virtual goods services in August 2017 and (ii) metaverse scenario building services in September 2024.

To facilitate our offshore financing, in November 2024, we incorporated Dbim Holdings Limited, or the Parent, under the laws of the Cayman Islands as our offshore holding company. Back in August 2017, we established Element Colors HK as a wholly-owned subsidiary of Lawren Co., Limited under the laws of Hong Kong to provide virtual goods services. In November 2024, the then shareholder of Lawren BVI, Loong Gulf Holdings Group Limited, an entity incorporated under the laws of the British Virgin Islands and wholly-owned by our founder and chairman of the board of directors Mr. Jianfeng Feng, transferred 100% of its equity interests in Lawren BVI to the Parent.

To facilitate our global business expansion, we also incorporated Element Colors UK in December 2020. In September 2024, Element Colors HK acquired 100% interests of Element Colors UK from its then shareholder. In April 2025, we established Element Colors Malaysia under the laws of Malaysia to facilitate the expansion of business globally as a wholly-owned subsidiary of Element Colors HK. In April 2025, we established Dbim Limited (“Dbim BVI”) under the laws of the British Virgin Islands as a wholly-owned subsidiary of the Parent. In April 2025 and May 2025, Dbim BVI acquired 100% of the equity interest of Element Colors UK and Element Colors Malaysia, respectively, from Element Colors HK.

For additional information on our corporate history and reorganization, please see Notes 1 and 14 to our Consolidated Financial Statements included elsewhere in this prospectus.

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The following diagram illustrates our corporate structure, including our subsidiaries, as of the date of this prospectus:

Dbim Holdings Limited, or the Parent, is not a Chinese operating company, but a Cayman Islands holding company with operations conducted primarily through its operating subsidiaries in Hong Kong, the United Kingdom and Malaysia. Investors purchasing our ordinary shares in this initial public offering are purchasing equity securities of the Cayman Islands holding company and are not purchasing equity securities of our subsidiaries. As a holding company with no material operations of its own, our operations are primarily conducted through our Hong Kong subsidiary with our headquarters in Hong Kong, and such structure involves unique risks to investors, as the PRC government may exercise significant influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiary in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See "Risk Factors — Risks Related to Doing Business in Hong Kong — We are based in Hong Kong with no substantive operations in mainland China. However, due to the long arm provisions under the current laws and regulations of mainland China, the government of mainland China may exert substantial influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our ordinary shares, which would materially affect the interest of the investors.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Featuring our AI-enabled metaverse marketplace service capabilities, strong resource base and global business outreach, we are a leading comprehensive metaverse marketplace service provider in Asia which leverages AI to empower enterprises and individuals to enhance commercial efficiency. Our business footprint spans two key segments of the metaverse marketplace service industry, namely (i) virtual goods services, and (ii) metaverse scenario building services. According to iResearch, we were the largest service provider in Asia for trading China’s virtual goods with overseas consumers in terms of revenue in 2023. We generate our revenues primarily from provision of virtual goods services through our platform, and are actively developing metaverse scenario building services to enrich our service offerings and empower our customers to do business in metaverse.

Looking into the future, leveraging our AI-enabled metaverse technological and service capabilities, we believe we are poised to achieve long-term and sustainable growth by capitalizing on these cutting-edge technologies. Building on our established success in Asia’s metaverse marketplace service industry, we will expand to markets with high growth potential, such as the Middle East and Europe, for metaverse marketplace services. To bridge the gap between traditional enterprises and the next-generation internet, we are committed to introducing standardized “AI+Metaverse” services to enable businesses that rely on Web 2.0 to transition seamlessly into Web 3.0, by empowering them with AI-enabled functions such as AI customer acquisition, sales and marketing, as well as payment infrastructures, which allow them to conduct business operations in the metaverse. Our commitment extends beyond virtual goods—we aim to revolutionize global digital commerce by redefining how businesses operate in virtual environments and empowering our customers to thrive. See “— Growth Strategies.”

Virtual Goods Services

We provide virtual goods services through our virtual goods trading platform, which primarily consists of our to-consumer websites such as kavip.com. Our virtual goods trading platform is designed to serve customers from different geographical regions. Relying on our AI-enabled virtual goods trading, we source virtual goods from industry-leading third-party virtual good operators around the world, and facilitate global consumers to transcend geographical boundaries and access virtual goods across various industry verticals such as live streaming, social networking, online entertainment, literature, and gaming. We offer sales and/or top up services covering a variety of virtual goods, such as gift cards, game credits, in-app virtual currencies, game characters, and costumes. In addition, we are using AI technology to comprehensively improve the operational efficiency and customer experience of virtual goods services by applying AI to our virtual goods knowledge base, 24/7 customer relationship management services, marketing, multilingual translation, product selection and order logistics and delivery.

As of September 30, 2024 and March 31, 2025, we had offered an extensive catalog of over 600 and 820 SKUs of virtual goods, respectively, covering virtual goods operators from 13 countries globally. In the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, we had over 360,000, 489,000, 176,000 and 499,000 orders of virtual goods placed on our websites, respectively, and facilitated sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million, respectively. Leveraging our industry expertise and technological acumen, we also provide a holistic suite of value-added services, including multi-currency payment processing and 24/7 multilingual consumer services, to streamline transactions and elevate consumer experience on our platform.

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Metaverse Scenario Building Services

Leveraging VR, AR, 3D modelling and AI technologies, we are venturing into metaverse scenario building services to help businesses migrate offline activities to metaverse by providing AI-enabled and VR-based virtual space design and building services. As of the date of this prospectus, we have entered into three service agreements with different enterprise customers for the provision of metaverse exhibition building, supporting model production, scene activity configuration, multimedia audio and video production, and AI agent research, development and training services. We launched DBiM.com, a SaaS platform embedded with VR editing tools, content and AI agent as our metaverse scenario building platform in September 2024. In the future, we will consolidate all the websites which we currently use into our metaverse platform. Designed to transcend physical limitations and simulate interactive experience in a virtual world, we are capable of creating various kinds of immersive virtual space experiences and activities, including VR showrooms, virtual commercial exhibitions, virtual social events, virtual livestreaming and virtual concerts, allowing enterprises to create, launch, and maintain an engaging and interactive virtual environment crafted to their unique business scenarios.

According to iResearch, the global market size of metaverse scenario building is expected to grow rapidly to reach US$92.5 billion by 2030. To seize market opportunities and promote participation into our metaverse platform, we will continue to explore and sharpen our technological capabilities, and actively encourage third-party developers to co-develop the service offerings on our metaverse platform through revenue sharing.

Factors Affecting Results of Operations

We believe our results of operations have been, and will continue to be affected by a number of key factors, including the following:

Continued growth of the metaverse marketplace service industry globally

Our results of operations substantially depend on the growth of the metaverse marketplace service industry globally. The market size of global virtual goods services industry, one of the key segments of the metaverse marketplace service industry, was US$4.7 billion in 2023 and is projected to reach US$14.1 billion in 2030, according to iResearch. Rapid growth of virtual goods and services trading, growing popularity of China’s virtual content products overseas and the prevalent use of online payments by customers are main growth drivers. Metaverse scenario building services, another key segment of the global metaverse marketplace service industry, is expected to have the highest growth driven by the surging needs from enterprises to build virtual platform and environment. According to iResearch, the market size was US$5.7 billion in terms of revenue in 2023, and is projected to grow at a CAGR of 48.90%, reaching US$92.5 billion in 2030. See “Industry Overview.” Continued growth in the global metaverse marketplace service industry and our ability to capitalize on industry trends will significantly affect the demand for our services and financial results.

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Our ability to differentiate in service offerings with competitive technology and compete effectively

As of March 31, 2025, there had been no material changes to our strategic focus or market environment related to our technology capabilities, metaverse scenario building services, or virtual goods offerings. We continue to invest resources to enhance the technologies capabilities of our websites and platforms. As we commenced to provide metaverse scenario building services in September 2024, to secure a position in the market, we will need to expend additional resources to continuously refine our technological capabilities and introduce new tools, features and functionalities to enhance the value of our platform to our customers. Additionally, for our virtual goods services, the market is highly fragmented and our business and results of operations depend on our ability to compete effectively in the industry. We may also face competition from virtual goods operators if they increase their direct selling efforts. We may face new competitors as we expand into new markets. Our ability to compete successfully depends on our ability to differentiate our service offerings from the services provided by our competitors based on industry experience, business relationships, services offerings and operating capabilities.

Our ability to retain existing customers and further grow customer base

Maintaining and enhancing the level of traffic and volume of transactions on our platforms is critical to our continued revenue growth. We believe that the superior shopping experience leads to strong customer loyalty and drives high rates of repeat purchases. We intend to further improve the functionality and content quality offered on our websites and platforms, optimize our product or service mix by rapidly responding to the latest market trends and customer preference, and provide more convenient, efficient and reliable order facilitation services. In September 2024, we launched our metaverse platform, DBiM.com. In the future, the platform which we currently use to provide virtual goods services will be integrated into our DBiM platform. On one hand, integration into one single platform will gather traffic to our platform and fuel the growth of the business. On the other hand, leveraging advanced AI and digital technologies, we plan to create a more interesting, informative and interactive online community, and enrich the experiences of our customers. We aim to eventually develop DBiM.com into a mature ecosystem, and provide users with the ability to explore business opportunities and initiate business cooperations among themselves in the virtual business space. We will also continue to broaden the geographical reach of our platforms by adding the number of languages supported by the system and payment methods

Our ability to maintain collaborations with suppliers

For the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2025, substantially all of our revenue was generated from virtual goods services. As of March 31, 2025, we had offered more than 820 SKUs of virtual goods on our platform, spanning over 300 popular virtual goods operators from 13 countries globally. The number of virtual goods operators or suppliers that we work with as well as the quality and popularity of virtual goods provided by them are critical to our business. Our strong relationships with virtual goods operators and other suppliers generate significant network effects, which we believe is also a key factor of our success.

Taxation

Cayman Islands

Dbim Holdings Limited is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries in Hong Kong, the United Kingdom and Malaysia. Under the current laws of the Cayman Islands, Dbim Holdings Limited is not subject to tax on income or capital gain arising in Cayman Islands.

BVI

Our subsidiary incorporated in the BVI are not subject to tax on income or capital gain, in addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.

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Hong Kong

Under Hong Kong tax laws, with effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HK dollars (“HK$”) two million of corporate profits is 8.25%, while the standard profits tax rate of 16.50% remains for profits exceeding HK$2 million. For the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, Element Colors HK applied the two-tier profits tax rate for its provision for current income and deferred taxes.

Malaysia

As Element Colors Malaysia was incorporated in April 2025 to facilitate the expansion of our business globally in the future, it did not have any revenue or nor was subject to any material tax obligations in Malaysia for the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025. For a summary of the material Malaysian tax consequences of an investment in our ordinary shares, see “Taxation — Malaysia Taxation.”

United Kingdom

As certain online payment processor which we use imposes restrictions regarding the jurisdiction of incorporation of their contract counterparties, for the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, Element Colors UK was our signing entity for contracts with such United Kingdom-based online payment processor. Element Colors UK did not record any revenue nor was subject to any material tax obligations in the United Kingdom for the fiscal years ended September 30, 2023 and 2024. For a summary of the material United Kingdom tax consequences of an investment in our ordinary shares, see “Taxation — United Kingdom Taxation.”

Results of Operations

Comparison of Results of Operations for the Six Months Ended March 31, 2024 and 2025

The following table sets forth a summary of our consolidated results of operations for the six months ended March 31, 2024 and 2025, in absolute amounts. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Six months ended 31 March,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Net revenues	2,086,220	5,854,945
Cost of revenues	(905,272)	(2,080,133)
Gross profit	1,180,948	3,774,812
Operating expenses:
Sales and marketing expenses	(532,626)	(1,646,019)
General and administrative expenses	(124,083)	(582,046)
Total operating expenses	(656,709)	(2,228,065)
Operating income	524,239	1,546,747
Other expenses:
Other expenses, net	(928)	(3,008)
Interest expense	(19,244)	(38,708)
Foreign exchange loss, net	(73,711)	(23,653)
Total other expenses, net	(93,883)	(65,369)
Income before income tax	430,356	1,481,378
Income tax expense	(50,177)	(150,753)
Net income	380,179	1,330,625

Net revenues

We generated net revenues of US$2.1 million and US$5.9 million for the six months ended March 31, 2024 and 2025, respectively. The following table sets forth a breakdown of our revenues by service lines for the periods indicated:

	Six months ended March 31,
	2024		2025
	US$	%	US$	%
	(Unaudited)		(Unaudited)
Virtual goods services	2,086,220	100.0%	5,571,945	95.2%
Metaverse scenario building services	-	-	283,000	4.8%
Total	2,086,220	100%	5,854,945	100%

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Revenues from virtual goods services

We offered a wide variety of virtual goods categories on our platforms, including live streaming, gaming, social platforms, and leisure and entertainment. Revenues from virtual goods services increased by US$3.5 million or 167.1% from US$2.1 million for the six months ended March 31, 2024, to US$5.6 million for the six months ended March 31, 2025. The notable increase was due primarily to an increase in the GMV of live streaming virtual goods transactions we facilitated. Since the second quarter of 2023, we adjusted our marketing strategy by cutting down our offerings of game-related virtual goods on our websites and platforms, and contributing more marketing spendings on live streaming virtual goods. Driven by the robust growth of live streaming industry and growing popularity of China’s virtual content products overseas, the GMV of live streaming virtual goods transactions and our revenues therefrom have significantly increased in the periods following the adjustment of marketing strategy, and are expected to continue to increase at a fast pace in the foreseeable future.

Effective and targeted marketing campaigns also promoted our revenues. We have established a strong brand recognition and steady presence in Asia and North America where we initially launched our business. For the six months ended March 31, 2024, the five largest regions or countries where our GMV was derived were Taiwan, the United States, Singapore, Hong Kong and Australia, with Taiwan contributing approximately 30.3% and the United States, Singapore, Hong Kong and Australia in total contributing approximately 41.0% of our aggregate GMV. For the six months ended March 31, 2025, the five largest regions or countries where our GMV was derived were the United States, Taiwan, Singapore, Hong Kong and Canada, with the United States contributing approximately 25.8% and Taiwan, Singapore, Hong Kong and Canada in total contributing approximately 38.9% of our aggregate GMV. Since the second quarter of 2024, we also began to deepen our penetration into other geographic markets such as Europe and Middle East by introducing additional languages, rolling out new products and offering more flexible payment choices. These efforts expanded our customer base and increased revenues for the six months ended March 31, 2025, compared to the comparable prior year period.

Revenues from metaverse scenario building services

In September 2024, we launched DBiM Metaverse platform (“DBiM Metaverse”) and began to provide metaverse scenario building services to assist corporate customers in creating showrooms, panoramic virtual stores and industrial parks on DBiM Metaverse. Our revenue generated from this new business line was US$283 thousand for the six months ended March 31, 2025, and no such revenue was generated for the comparable prior year period.

Cost of revenues

Our cost of revenues consists primarily of payment processing fees, subcontracting charges, staff costs and network costs, and increased by US$1.2 million or 129.8% from US$0.9 million for the six months ended March 31, 2024 to US$2.1 million for the six months ended March 31, 2025. The increase was due primarily to higher payment processing fees, which were charged by the online payment processors in line with the GMV of virtual goods sold through them.

The following table sets forth a breakdown of cost of revenues by nature, both in absolute amounts and as a percentage of cost of revenues for the periods indicated:

	Six months ended March 31,
	2024		2025
	US$	%	US$	%
	(Unaudited)		(Unaudited)
Cost of revenues by nature:
Payment processing fees	835,482	92.3%	1,855,159	89.2%
Subcontracting charges	-	-	73,000	3.5%
Staff costs	54,474	6.0%	138,841	6.7%
Network costs	11,091	1.2%	10,271	0.5%
Others	4,225	0.5%	2,862	0.1%
Total	905,272	100%	2,080,133	100%

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Gross profit and gross profit margin

The following table sets forth a breakdown of gross profit and gross profit margin by service line for the periods indicated:

	Six months ended March 31,
	2024				2025
	Net revenues	Cost of revenues	Gross profit	Gross profit margin	Net revenues	Cost of revenues	Gross profit	Gross profit margin
	US$	US$	US$	%	US$	US$	US$	%
	(Unaudited)	(Unaudited)			(Unaudited)	(Unaudited)
Gross profit and gross profit margin by service line:
Virtual goods services	2,086,220	(905,272)	1,180,948	56.6%	5,571,945	(1932133)	3,639,812	65.3%
Metaverse scenario building services	-	-	-	-	283,000	(148,000)	135,000	47.7%
Total	2,086,220	(905,272)	1,180,948	56.6%	5,854,945	(2,080,133)	3,774,812	64.5%

As a result of the foregoing, the gross profit increased by US$2.6 million or 219.6% from US$1.2 million for the six months ended March 31, 2024 to US$3.8 million for the six months ended March 31, 2025.

The overall gross profit margin increased from 56.6% for the six months ended March 31, 2024 to 64.5% for the six months ended March 31, 2025. Payment processing fees was the largest cost component, which accounted for approximately 90% of our total cost of revenues. As the volume of transactions on our websites and platforms substantially increased, we successfully negotiated more favorable charge rates on processing fees with payment service providers and improved the gross profit margin during the six months ended March 31, 2025.

Operating expenses

Operating expenses consist of (i) sales and marketing expenses, and (ii) general and administrative expenses, and increased by US$1.6 million or 239.3% from US$0.7 million for the six months ended March 31, 2024 to US$2.2 million for the six months ended March 31, 2025.

The following table sets forth a breakdown of operating expenses, both in absolute amounts and as a percentage of net revenues for the periods indicated:

	Six months ended March 31,
	2023		2024
	US$	% of net revenues	US$	% of net revenues
	(Unaudited)		(Unaudited)
Sales and marketing expenses	532,626	25.5%	1,646,019	28.1%
General and administrative expenses	124,083	5.9%	582,046	9.9%
Total	656,709	31.4%	2,228,065	38.0%

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Sales and marketing expenses

Sales and marketing expenses consist primarily of promotion and advertising expenses, salaries and benefits to sales and marketing personnel, and other expenses relating to our sales activities. Promotion and advertising expenses represent costs associated with customer retention and traffic acquisition through various channels such as paid search, affiliates marketing and display advertising, and were approximately US$0.4 million and US$1.3 million, accounting for 67.2% and 79.5% of our total sales and marketing expenses for the six months ended March 31, 2024 and 2025, respectively.

Our sales and marketing expenses were largely variable, based on growth in sales and changes in traffic channels and marketing campaigns. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels and campaigns shifts, we would expect to see a corresponding change in our sales and marketing expenses.

In line with our business expansion, sales and marketing expenses increased by US$1.1 million or 209.0% for the six months ended March 31, 2025, compared to the comparable prior year period, and represented 25.5% and 28.1% of total net revenues for the six months ended March 31, 2024 and 2025, respectively. The slight fluctuation of sales and marketing expenses as a percentage of net revenues was due primarily to increased spending on customers acquisition in geographic markets such as Europe and Middle East, partially mitigated by improved marketing efficiency.

In the near term, we expect to focus our marketing efforts on growing customer base, and we expect our sales and marketing expenses as a percentage of net revenues to decline in the long term, as we continue grow our business and gain further economies of scale.

General and administrative expenses

General and administrative expenses consist primarily of salary and benefits to general management, finance, administrative personnel, depreciation, professional services fees, office rental, communication expenses and other general corporate related expenses. General and administrative expenses increased substantially by US$458.0 thousand or 369.1% from US$124.1 thousand for the six months ended March 31, 2024 to US$582.0 thousand for the six months ended March 31, 2025. The increase both in absolute amount and as a percentage of total revenues was due primarily to (i) an increase of US$244.1 thousand in audit fees for the IPO purpose; and (ii) an increase of US$147.2 thousand in employee-related costs, as a result of increased number of general management, finance and administrative personnel and average salaries.

Operating income

As a result of the foregoing, our operating income increased by US$1.0 million or 195.1% for the six months ended March 31, 2025, compared to the comparable prior year period.

Interest expenses

The interest expenses we incurred primarily arose from our bank loans. In particular, our interest expenses increased by US$19.5 thousand or 101.1% from US$19.2 thousand for the six months ended March 31, 2024 to US$38.7 thousand for the six months ended March 31, 2025, primarily due to an increase in our monthly average outstanding loans from banks.

Foreign exchange gain loss, net

We recorded a net foreign exchange loss of US$73.7 thousand and US$23.7 thousand for the six months ended March 31, 2024 and 2025, respectively, which arose from the translation of foreign currency denominated balances into our functional currency.

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Income tax expense

Income tax expense increased by US$100.6 thousand or 200.4% from US$50.2 thousand for the six months ended March 31, 2024 to US$150.8 thousand for the six months ended March 31, 2025, which was in line with the increase in our taxable income.

Net income

As a result of the foregoing, we recorded a net income of US$1.3 million for the six months ended March 31, 2025, compared to a net income of US$0.4 million for the six months ended March 31, 2024.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2023 and 2024

The following table sets forth a summary of our consolidated results of operations for the fiscal years ended September 30, 2023 and 2024, in absolute amounts. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Fiscal year ended September 30,
	2023	2024
	US$	US$
Net revenues	6,293,071	6,142,859
Cost of revenues	(2,489,395)	(2,572,509)
Gross profit	3,803,676	3,570,350
Operating expenses:
Sales and marketing expenses	(1,998,925)	(1,733,125)
General and administrative expenses	(354,915)	(391,770)
Total operating expense	(2,353,840)	(2,124,895)
Operating income	1,449,836	1,445,455
Other income (expenses):
Other (expenses) income, net	(1,428)	7
Interest expense	(75,852)	(43,939)
Foreign exchange gain (loss), net	115,918	(128,148)
Total other income (expenses), net	38,638	(172,080)
Income before income tax	1,488,474	1,273,375
Income tax expense	(212,599)	(178,873)
Net income	1,275,875	1,094,502

Net revenues

For the fiscal years ended September 30, 2023 and 2024, we generated net revenues of US$6.3 million and US$6.1 million, respectively, and we derived all such net revenues from provision of virtual goods services. We offered a wide variety of virtual goods categories on our platforms, including live streaming, gaming, social platforms, and leisure and entertainment. From the fiscal year ended September 30, 2023 to the fiscal year ended September 30, 2024, the slight decrease of US$0.2 million in net revenues was due primarily to a combined effect of an increase in the GMV of live streaming virtual goods transactions we facilitated, and a decrease in the GMV of game-related virtual goods transactions. Since the second quarter of 2023, we adjusted our marketing strategy by cutting down our offerings of game-related virtual goods on our websites and platforms, and contributing more marketing spendings on live streaming virtual goods, and revenue from game-related virtual goods decreased accordingly. Driven by the robust growth of live streaming industry and growing popularity of China’s virtual content products overseas, the GMV of live streaming virtual goods transactions and our revenues therefrom have significantly increased in the periods following the adjustment of marketing strategy, and are expected to continue to increase at a fast pace in the future.

With respect to geographic concentration for our customers, the five largest regions or countries where our GMV was derived were Taiwan, the United States, Singapore, Hong Kong and Malaysia, respectively. In the fiscal years ended September 30, 2023 and 2024, individual customers from Taiwan contributed approximately 32.0% and 29.9% of our aggregate GMV generated from the sales of virtual goods, respectively, and individual customers from the United States, Singapore, Hong Kong and Malaysia contributed a total of approximately 43.4% and 39.2% of our aggregate GMV generated from the sales of virtual goods, respectively.

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Cost of revenues

Our cost of revenues consists primarily of payment processing fees, staff costs and network costs, and increased by US$0.1 million or 3.3% from US$2.5 million for the fiscal year ended September 30, 2023 to US$2.6 million for the fiscal year ended September 30, 2024. The increase was due primarily to higher payment processing fees, which were charged by the online payment processors in line with the GMV of virtual goods sold through them.

The following table sets forth a breakdown of cost of revenues both in absolute amounts and as a percentage of cost of revenue for the fiscal years indicated:

	Fiscal year ended September 30,
	2023		2024
	US$	%	US$	%
Cost of revenues:
Payment processing fees	2,310,839	92.8%	2,440,250	94.9%
Staff costs	90,383	3.7%	95,956	3.7%
Network costs	47,646	1.9%	22,969	0.9%
Others	40,527	1.6%	13,334	0.5%
Total	2,489,395	100%	2,572,509	100%

Gross profit and gross profit margin

As a result of the foregoing, the gross profit decreased by US$0.2 million or 6.1% from US$3.8 million for the fiscal year ended September 30, 2023 to US$3.6 million for the fiscal year ended September 30, 2024.

The gross profit margin slightly decreased from 60.4% for the fiscal year ended September 30, 2023 to 58.1% for the fiscal year ended September 30, 2024, due primarily to a decrease in the portion of revenues from game-related virtual goods with relatively higher gross profit margin.

Operating expenses

Operating expenses consist of (i) sales and marketing expenses, and (ii) general and administrative expenses, and decreased by US$0.3 million or 9.7% from US$2.4 million for the fiscal year ended September 30, 2023 to US$2.1 million for the fiscal year ended September 30, 2024. The decrease was due primarily to a decrease of US$0.3 million in sales and marketing expenses, offset by an increase of US$0.04 million in general and administrative expenses.

The following table sets forth a breakdown of operating expenses both in absolute amounts and as a percentage of net revenues for the fiscal years indicated:

	Fiscal year ended September 30,
	2023		2024
	US$	% of net revenues	US$	% of net revenues
Sales and marketing expenses	1,998,925	31.8%	1,733,125	28.2%
General and administrative expenses	354,915	5.6%	391,770	6.4%
Total	2,353,840	37.4%	2,124,895	34.6%

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Sales and marketing expenses

Sales and marketing expenses consist primarily of promotion and advertising expenses, salaries and benefits to sales and marketing personnel, and other expenses relating to our sales activities. Promotion and advertising expenses represent traffic acquisition costs in various channels such as paid search, affiliates marketing and display advertising, and were US$1.5 million and US$1.4 million for the fiscal years ended September 30, 2023 and 2024, respectively.

Sales and marketing expenses decreased by US$0.3 million, or 13.3%, for the fiscal year ended September 30, 2024 compared to the prior fiscal year, and represented 31.8% and 28.2% of total revenues for the fiscal years ended September 30, 2023 and 2024, respectively. The decrease was due primarily to lower promotion and advertising expenses. Since the second quarter of 2023, we adjusted our marketing strategy by contributing more marketing spendings on live streaming virtual goods with lower customer acquisition cost. As a result, revenues from live streaming virtual goods increased as a percentage of our total revenues, and promotion and advertising expenses as a percentage of net revenues decreased accordingly. In the near term, we expect to focus our marketing efforts on growing customer base, and we expect our sales and marketing expenses as a percentage of net revenues to continue to decrease in the long term as we achieve economies of scale and utilize our sales and marketing channels more efficiently.

General and administrative expenses

General and administrative expenses consist primarily of salary and benefits to general management, finance, administrative personnel, depreciation, professional services fees, office rental, communication expenses and other general corporate related expenses. General and administrative expenses increased by US$36.9 thousand or 10.4% from US$354.9 thousand for the fiscal year ended September 30, 2023 to US$391.8 thousand for year ended September 30, 2024, due primarily to the increased number of general management, finance and administrative personnel and average salaries.

Operating income

Our operating income remained stable at US$1.4 million during the fiscal years ended September 30, 2023 and 2024.

Interest expenses

The interest expenses we incurred primarily arose from our bank loans. In particular, our interest expenses decreased by US$31.9 thousand or 42.1% from US$75.8 thousand for the fiscal year ended September 30, 2023 to US$43.9 thousand for fiscal year ended September 30, 2024, primarily due to a decrease in our monthly average outstanding loans from banks.

Foreign exchange gain (loss), net

We recorded a net foreign exchange loss of US$128.1 thousand for the fiscal year ended September 30, 2024, compared to a net foreign exchange gain of US$116.0 thousand for the fiscal year ended September 30, 2023, as a result of fluctuations of the exchange rates of Renminbi against US dollars.

Income tax expense

Income tax expense decreased by US$33.7 thousand or 15.9% from US$212.6 thousand for the fiscal year ended September 30, 2023 to US$178.9 thousand for fiscal year ended September 30, 2024, which was in line with the decrease in our taxable income.

Net income

As a result of the foregoing, we recorded a net income of US$1.1 million for the fiscal year ended September 30, 2024, compared to a net income of US$1.3 million for the fiscal year ended September 30, 2023.

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Liquidity and Capital Resources

As of the date of this prospectus, we have financed our operating and investing activities primarily through cash and restricted cash generated from operating and financing activities. As of September 30, 2024 and March 31, 2025, our cash were US$1.9 million and US$4.2 million, respectively. Our cash consists primarily of cash on hand, cash in bank and cash held by payment processors. As of September 30, 2024 and March 31, 2025, our restricted cash were US$0.3 million and US$0.3 million, respectively. Our restricted cash consists primarily of cash in an escrow account as deposits withheld by payment processors.

We believe that our current cash and expected cash provided by operating and financing activities will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated:

	Fiscal year ended September 30,		Six months ended 31 March,
	2023	2024	2024	2025
	US$	US$	US$ (unaudited)	US$ (unaudited)
Net cash (used in) provided by operating activities	(1,300,355)	815,906	162,259	1,520,938
Net cash provided by (used in) investing activities	167,883	(924,113)	(37,843)	1,133,319
Net cash (used in) provided by financing activities	(296,365)	246,849	449,646	(320,498)
Effect of foreign exchange rate on cash and restricted cash	9,067	13,310	3,319	(72,665)
Net (decrease) increase in cash and restricted cash	(1,419,770)	151,952	577,381	2,261,094
Cash and restricted cash at beginning of period	3,526,717	2,106,947	2,106,947	2,258,899
Cash and restricted cash at end of period	2,106,947	2,258,899	2,684,328	4,519,993

Operating Activities

For the fiscal year ended September 30, 2024, our net cash generated from operating activities was US$0.8 million, arising from our net income from operation of US$1.1 million, as adjusted from non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items consisted primarily of foreign exchange loss of US$0.1 million. Changes in operating assets and liabilities mainly include (i) an increase in advance to suppliers of US$0.3 million, as a result of business expansion; (ii) a decrease in other receivables of US$0.4 million, as advance payments previously made to business partners for services related to a third-party live streaming platform was refunded by the partners during the fiscal year ended September 30, 2024; and (iii) a decrease in accrued expenses and other payables of US$0.6 million, as we settled service fees payable with a service provider.

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For the fiscal year ended September 30, 2023, our net cash used in operating activities was US$1.3 million, arising from our net income from operation of US$1.3 million, as adjusted from non-cash items of US$0.1 million and changes in operating assets and liabilities. Changes in operating assets and liabilities mainly include (i) an increase in other receivables of US$0.4 million, as we made advance payment to business partners for services related to a third-party live streaming platform; (ii) a decrease in accounts payable of US$0.5 million, as we settled purchase-related payables during the fiscal year ended September 30 2023; and (iii) a decrease in accrued expenses and other payables of US$2.3 million, as we settled a significant portion of outstanding service fees during the fiscal year ended September 30, 2023.

We recorded a net cash inflow from operating activities of US$0.8 million for the fiscal year ended September 30, 2024, as compared to a net cash outflow from operating activities of US$1.3 million for the fiscal year ended September 30, 2023. The improvement was due primarily to a positive change of (i) US$1.8 million in accrued expenses and other payables as we settled a significant portion of outstanding service fees during the fiscal year ended September 30, 2023; and (ii) US$0.8 million in other receivables, as advance payments previously made to business partners for services related to a third-party live streaming platform during the fiscal year ended September 30, 2023 was refunded by the business partners during the fiscal year ended September 30, 2024, partially offset by a negative change of US$0.3 million in advances to suppliers, which increased in line with the growth trend of our business.

For the six months ended March 31, 2025, our net cash generated from operating activities was US$1.5 million, arising from our net income from operation of US$1.3 million, as adjusted from non-cash items of US$50.6 thousand and changes in operating assets and liabilities. Changes in operating assets and liabilities mainly include (i) an increase in advance to vendors of US$137.8 thousand, reflecting our business expansion; (ii) a decrease in other receivables of US$155.4 thousand, as advance payments of US$71.7 thousand previously made to business partners for services related to a third-party live streaming platform was refunded by the partners and deposits of US$72.4 thousand was returned from payment service providers; and (iii) an increase in taxes payable of US$142.9 thousand.

For the six months ended March 31, 2024, our net cash generated from operating activities was US$162.3 thousand, arising from our net income from operation of US$380.2 thousand, as adjusted from non-cash items of US$99.8 thousand and changes in operating assets and liabilities. Changes in operating assets and liabilities mainly include (i) an increase in advance to suppliers of US$130.8 thousand, reflecting our business expansion; and (ii) a decrease in contract liabilities of US$194.5 thousand, which consisted primarily of advance payments made by our customers while orders were yet to be fulfilled, and fluctuated over time depending on fulfilment status of the orders.

Net cash from operating activities increased by US$1.4 million or 837.4% for the six months ended March 31, 2025, compared to the comparable prior year period. The change was primarily driven by an increase in operating income.

Investing Activities

Net cash used in investing activities was US$0.9 million for the fiscal year ended September 30, 2024, consisting primarily of payments of loans to related parties of US$0.9 million.

Net cash provided by investing activities was US$0.2 million for the fiscal year ended September 30, 2023, consisting primarily of proceeds from loans provided by related parties of US$0.2 million.

Net cash provided by investing activities was US$1.1 million for the six months ended March 31, 2025, representing loans collected from related parties.

Net cash used in investing activities was US$37.8 thousand for the six months ended March 31, 2024, consisting primarily of payments of loans to related parties.

Financing Activities

Net cash provided by financing activities was US$0.2 million for the fiscal year ended September 30, 2024, consisting primarily of proceeds from loans from banks of US$1.3 million, partially offset by repayments of loans provided by related parties of US$0.8 million, repayments of bank loans of US$0.2 million.

Net cash used in financing activities was US$0.3 million for the fiscal year ended September 30, 2023, consisting primarily of repayments of loans from banks of US$1.5 million, partially offset by proceeds from loans provided by related parties of US$0.9 million and loans from banks of US$0.4 million.

Net cash used in financing activities was US$320.5 thousand for the six months ended March 31, 2025, consisting primarily of repayments of bank loans of US$100.0 thousand and payments of IPO related costs of US$220.4 thousand.

Net cash provided by financing activities was US$449.6 thousand for the six months ended March 31, 2024, consisting primarily of proceeds from loans from a third party of US$610.6 thousand, partially offset by the repayments of loans of banks and related parties.

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Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposure on our interest-bearing assets and liabilities. We are facing interest risks from bank loans, and we have not used any derivative financial instruments to manage the interest risk exposure during the year presented.

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, restricted cash, accounts receivable and other receivables. We place our cash with financial institutions with high credit ratings and quality. Management believes that the institutions are financially stable and, accordingly, minimal credit risk exists.

For accounts receivable and other receivables, we conduct credit evaluations of our contractual counterparties, and generally do not require collateral or other security from our customers. We establish an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers. As of September 30, 2024, two contractual counterparties accounted for approximately 38.0% and 30.5% of our total other receivables, respectively. As of March 31, 2025, three customers accounted for 43.9%, 37.1% and 19.0% of total accounts receivable, respectively. Two contractual counterparties accounted for approximately 44.8% and 35.9% of total other receivables as of March 31, 2025, respectively.

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Concentration of customers and suppliers

There are no customers from whom revenues individually represent 10% or more of our total net revenues for the six months ended March 31, 2024 and 2025.

For the six months ended March 31, 2025, three suppliers accounted for approximately 24.0%, 23.7% and 10.1% of our total cost of revenues, respectively. For the six months ended March 31, 2024, three suppliers accounted for approximately 47.1%, 14.3% and 13.8% of our total cost of revenues, respectively.

Critical Accounting Policies, Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, costs and expenses, and any related disclosures. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates. Some of our accounting policies require higher degrees of judgment than others in their application.

We believe that the following accounting estimates involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the estimates we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition for unfulfilled orders

We account for an unfulfilled order by recording a contract liability at the time the consideration is received from the customer, and is included in contract liabilities. The liabilities remain outstanding until the order is fulfilled by us, at which time we recognize revenue. Over time, certain customers become uncontactable despite reasonable efforts made by us. If no further instructions are received from these customers and the unfulfilled order remains outstanding for over one year, we determine that the consideration received from the customer is forfeited. Estimating revenue recognition for unfulfilled orders requires judgment based on current and historical transaction data and customer experience.

Revenue recognized from unfulfilled orders was US$11,700 and US$22,214 for the six months ended March 31, 2024 and 2025, respectively.

Current expected credit loss

Current expected credit losses represent management’s best estimate of probable losses inherent in the portfolio. On October 1, 2022, we adopted ASC Topic 326, “Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments.” This guidance replaced the “incurred loss” impairment methodology with an approach based on “expected losses” to estimate credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The allowance for credit losses is a valuation account that is deducted from the cost of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.

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We consider various factors, including nature, historical collection experience, the age of the receivable balances, credit quality and specific risk characteristics of its customers, and current economic conditions to develop an estimate of credit losses. Additionally, we make specific bad debt provisions based on any specific knowledge we have acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require us to use substantial judgment in assessing its collectability. As of September 30, 2024 and March 31, 2025, the allowance for credit losses was nil and nil, respectively.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified related to the lack of (i) sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules and regulations commensurate with reporting requirements; (ii) key monitoring mechanisms such as internal audit department to oversee and monitor Company’s risk management, business strategies and financial reporting procedures.

Following the identification of the material weaknesses and other deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies, including: (i) hiring more qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors — Risks Related to Our Business and Industry — If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”

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INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by iResearch in connection with this offering. All the information and data presented in this section has been derived from iResearch’s industry report unless otherwise noted. iResearch has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of the Metaverse Industry

Definition of the metaverse

The metaverse refers to the convergence of physical and virtual space accessed through computers and enabled by immersive technologies such as VR, AR and mixed reality. In addition, devices like VR headsets and AR glasses project the metaverse around users.

Market size of global metaverse industry

The integration of AI, IoT and spatial technologies enables users to engage with digital content as if it exists in their physical surroundings, blurring the boundary between virtual and real-world experiences. Rising investments and partnerships underscore the market's expansion, indicating increased interest and support. The emphasis on delivering enhanced customer experiences drives adoption and innovation. Additionally, the growing demand for immersive experiences in the sectors such as entertainment and gaming further propels market growth. The global metaverse market size was US$140.0 billion in 2023 and is projected to reach US$1,137.0 billion in 2030, with a CAGR of 34.9% from 2023 to 2030.

Source: iResearch

Market driver of the metaverse industry

Accelerating technological advancements. The rapid development of cutting-edge technologies such as AI, 5G, and blockchain provides the technological foundation for the realization of the metaverse. In particular, breakthroughs in VR, AR, and holographic imaging have made the integration of virtual environments and the real world more seamless, enabling users to enjoy increasingly immersive experiences. Additionally, the widespread adoption of cloud computing has provided strong support for massive data storage and efficient computing, lowering the barriers to entry for metaverse technologies.

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Innovation in virtual economy and business models. Innovation in virtual economy and business models creates new revenue streams through virtual goods, services, and immersive experiences. For example, digital real estate, virtual fashion, and virtual entertainment are reshaping traditional consumption models. Decentralized finance and blockchain technology enable secure transactions and digital asset ownership, granting users economic rights within virtual marketplaces. These innovative models provide new economic opportunities for both users and creators, while also enhancing user engagement, thereby establishing the metaverse as a more interactive and sustainable ecosystem.

Growing demand from users. The metaverse’s provision of virtual identities and spaces for self-expression aligns with the public’s growing demand for personalized and immersive social experiences. Users can not only present their personalized avatars but also engage in new forms of social interaction, enjoying immersive entertainment, education, and other experiences. As technology continues to advance, the barrier to entry for the metaverse is gradually lowering, allowing more users to easily participate, and increase the metaverse’s appeal especially among younger generations, making it an integral part of modern culture.

Overview of the Metaverse Marketplace Service Industry

Metaverse marketplace services primarily consist of two key segments: (i) virtual goods and currency services; and (ii) metaverse scenario building services.

Market size of global metaverse marketplace service industry

The market size of global metaverse marketplace service industry was US$53.0 billion in 2023 and is expected to grow at a CAGR of 20.1% and reach US$190.0 billion in 2030. Breaking down the metaverse marketplace service industry, virtual goods and currency services segment takes the largest market share. Metaverse scenario building services segment is expected to have the highest growth, driven by the surging needs from enterprises to build virtual platform and environment for their business and communication scenarios.

Source: iResearch

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Market trends of the global metaverse marketplace service industry

Marketplace service providers with enhancing comprehensive capabilities. As the metaverse industry continues to grow, marketplace service providers will focus on enhancing the comprehensive capabilities of their products and services, utilizing innovative technologies and diversified offerings to meet user demands. They will also expand the industry boundaries of their services, covering multiple areas such as entertainment, education and social networking, making the metaverse a mainstream digital platform for life and work. Marketplace providers will leverage data analytics, personalized recommendations and AI to improve user experience and engagement, tapping into broader market potential.

Systematic and ecological industry development. In the future, metaverse marketplace services will evolve toward a systematic and ecological model, fostering interoperability across platforms and ensuring seamless data and resource flow. This structured ecosystem will offer users a more cohesive experience, enabling smooth transitions between different platforms with unified virtual identities, digital assets, and social networks. Industry partners will co-create the metaverse ecosystem, enhancing openness and compatibility through standardized interfaces and protocols, forming a diversified service network.

Improved industry standards and technological breakthroughs. As the virtual economy develops, the economic systems within the metaverse, encompassing virtual currencies, digital assets and NFTs, will become increasingly sophisticated. However, to protect user rights and ensure market stability, implementing industry standards and regulatory frameworks will be essential. Government bodies and industry organizations will gradually establish relevant laws and standards. At the same time, further technological advancements are needed in areas such as graphics processing, data transmission, and computational power to support higher concurrency and smoother user experiences, ensuring the stability and sustainable development of the metaverse ecosystem.

Overview of the global virtual goods and currency services

Virtual goods services refer to the virtual-real services focusing on virtual content and online interests. In the ecosystem of the virtual goods market, goods providers or issuers are responsible for creating, managing, and delivering these virtual goods, while service platforms act as intermediaries, offering services such as display, transaction facilitation, security, payment processing, and marketing to connect these goods with end-customers.

Market size of global virtual goods services

The market size of global virtual goods service industry was US$4.7 billion in terms of revenue in 2023. Driven by the development of virtual and immersive technologies as well as the expansion of underlying industries including gaming, online video and live streaming, the market is projected to grow at a CAGR of 16.9% from 2023 to 2030, reaching US$14.1 billion in 2030.

Source: iResearch

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Market drivers of global virtual goods services

Increasing popularity of online payments. Rapid advancements in online payment technologies have led consumers to increasingly prefer making payments through digital devices. This shift towards more convenient payment methods not only enhances the transaction experience but also drives the growth of online consumption. The widespread adoption of online payments provides seamless channels for virtual goods trading, reduces transaction barriers, and supports the expansion of the global virtual goods services market.

Rapid growth of virtual content and goods trading. The rapid expansion of global gaming, video platforms, and live streaming platform has significantly increased the demand for virtual content and virtual goods. From in-game items and skins to subscription on video platform to virtual gifts on streaming platforms, the trading of virtual goods has become a mainstream phenomenon. This surge not only broadens consumer choices but also creates extensive market opportunities for virtual goods services. Consequently, related trading platforms experience enhanced growth and prosperity, driven by the increasing popularity and diversity of virtual goods.

Growing needs for trading China’s virtual goods. As China’s virtual goods gain popularity overseas, many international users are seeking ways to recharge domestic platforms. This growing demand highlights the increasing global interconnectivity of virtual goods markets. The ability to facilitate cross-border transactions is becoming essential as more international users engage with domestic platforms. With China’s virtual goods continuing to expand their global reach, the need for reliable and efficient virtual goods services will rise, driving further growth in the global virtual goods services market.

Support from virtual goods service providers. Service providers play a crucial role in advancing the virtual goods services market. By delivering advanced technical solutions and maintaining high operational standards, service providers enable platforms to handle increasing transaction volumes efficiently and securely. Additionally, they offer diverse payment options and comprehensive customer support, making it easier for users to engage with trading services and fostering higher user satisfaction and retention. Through these efforts, virtual goods service providers significantly improve the efficiency, reliability, and appeal of trading platforms, thereby driving sustained growth and the healthy expansion of the global virtual goods services market.

Entry barriers of global virtual goods services

Technology and security barrier. Providing robust virtual goods services requires advanced technology to support high transaction volumes, ensure system stability, and safeguard against cyber threats. This involves substantial investment in high-performance infrastructure, encryption, and cybersecurity protocols, which are necessary to protect user data from potential breaches and to guarantee secure, seamless transactions for users.

Resource barrier. Virtual goods services are designed to feature extensive resources, particularly partnerships with issuers of tokens or other forms of virtual content. These collaborations are essential for maintaining a wide range of goods options and more competitive service offering, which helps attract a diverse user base. Establishing these partnerships can be challenging for new entrants, as issuers often prefer working with well-established platforms.

Brand and trust barrier. Brand reputation and trustworthiness play a crucial role in users’ decisions when selecting a virtual goods service platform. Established platforms have a competitive advantage due to their proven track records, which foster user loyalty and confidence. These platforms have built reputations over time, and consistently positive user experiences. For new entrants, it is challenging to establish a trustworthy brand image, which typically requires time and extensive market education.

User acquisition barrier. A high volume of user transactions is essential for sustaining the growth of virtual goods services volume. With limited brand recognition, new entrants need to invest heavily in establishing channels to reach users, especially when competing with established platforms that already have large and loyal user bases. Additionally, user acquisition for cross border virtual goods transactions is also challenging, given the need to establish partnerships for localized marketing. Compared to established players with strong market positions, new entrants face higher acquisition cost and longer time for market penetration, forming significant barriers to entry.

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Overview of the global metaverse scenario building services

Metaverse scenario building services offer a comprehensive suite of solutions that help clients create, launch, and maintain successful virtual environments. The services center around providing customized, high-quality metaverse platforms that are technologically advanced, immersive, industry- specific and aligned with the client’s business objectives.

Market size of global metaverse scenario building services

The market size of global metaverse scenario building services was US$5.7 billion in terms of revenue in 2023. The market is projected to grow at a CAGR of 48.9% from 2023 to 2030, reaching US$92.5 billion in 2030. This significant growth is expected to be driven by advancements in VR, AR, blockchain, and AI, as well as the increasing demand for immersive and interactive virtual experiences, coupled with the expansion of metaverse applications across industries such as gaming, education, healthcare and retailing.

Source: iResearch

Market drivers of global metaverse scenario building services

Increased demand for customization and personalization. The growing demand for personalized customer experiences is driving innovation across industries like retail, real estate, and entertainment. Metaverse scenarios, such as metaverse digital showrooms and virtual human livestreaming, are central to meeting this demand. These platforms enable businesses to create customized virtual environments that adapt to individual user preferences, offering highly interactive and tailored experiences. By providing immersive, personalized journeys, these platforms help brands deepen customer engagement and strengthen connections.

Growth of digital transformation. Digital transformation is accelerating technological innovation across industries, pushing businesses to adopt more scalable and flexible solutions. As companies increasingly incorporate technologies like AI, VR, and digital avatars, the demand for metaverse scenarios that simulate immersive virtual environments, such as metaverse showrooms and interactive 3D spaces has grown significantly. Building of metaverse scenarios empowers businesses to stay competitive by offering unique ways to engage customers, enhances decision-making, and showcases products in dynamic virtual settings, all while adapting to the fast-changing digital landscape.

Rising popularity of immersive technologies. The integration of augmented reality (AR) and virtual reality (VR) technologies into metaverse scenario building services is a major driver. These technologies create immersive environments, enhancing the user experience and making platforms more engaging in industries like gaming, real estate, and education. AR and VR technologies are increasingly integrated into metaverse scenario building, especially in fields such as architecture, construction, real estate, and entertainment. These immersive technologies help visualize scenarios in a more interactive and engaging manner, enabling better design, planning, and customer experiences.

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Entry barriers of global metaverse scenario building services

Technology barrier. Metaverse scenario building requires handling massive amounts of data, rendering high-quality 3D images in real time, and supporting complex technologies for multi-user online interactions. These demand exceptional computing power, network bandwidth, and real-time data transmission, and rely on advanced hardware and software technologies such as AI, blockchain, 5G, and VR/AR devices. The rapid pace of technological advancement and high technical requirements make it difficult for startups or companies lacking technical expertise to enter this field.

Scenario understanding barrier. Successful metaverse scenario building relies on a deep comprehension of user behavior, industry needs, and specific vertical markets. To create and present content effectively, service providers need to integrate their services with the unique background of each industry and align with audience expectations to deliver a tailored, immersive experience. Without strong industry insights, companies may find it difficult to fulfill user-specific needs.

Resource barrier. The construction of metaverse scenarios requires highly coordinated resources from various parties, including hardware providers, software suppliers and content creators. Service providers are required to not only establish close partnerships with these stakeholders but also integrate different technologies, standards, and content to ensure functionality and user experience of metaverse scenarios. This level of integration complexity requires strong management and coordination capabilities. Companies lacking these resources may struggle to deliver comprehensive and stable metaverse scenario building services.

Capital barrier. Metaverse scenario building demands considerable capital investment, given that advancing core technologies, such as 3D rendering, VR/AR, and real-time data transmission, requires ongoing R&D funding and talent acquisition costs. These high financial requirements pose challenges for startups. Only companies with substantial capital resources are well-positioned to secure a stable market presence and drive long-term growth.

Competitive Landscape

We were the largest service provider in Asia for trading China’s virtual goods from overseas, in terms of revenue in 2023. The market of virtual goods is estimated to be highly fragmented with no dominant participant. Competing with other participants in a global scale, we hold a leading market position featured with our AI-enabled metaverse marketplace service capabilities, strong resource base and globalized business reach.

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BUSINESS

Vision

We aim to empower enterprises and individuals to do business in metaverse, enabling seamless, cost-effective, and high-growth commercial opportunities for all.

Overview

Featuring our AI-enabled metaverse marketplace service capabilities, strong resource base and global business outreach, we are a leading comprehensive metaverse marketplace service provider in Asia which leverages AI to empower enterprises and individuals to enhance commercial efficiency. Our business footprint spans two key segments of the metaverse marketplace service industry, namely (i) virtual goods services, and (ii) metaverse scenario building services. According to iResearch, we were the largest service provider in Asia for trading China’s virtual goods with overseas consumers in terms of revenue in 2023. We generate our revenues primarily from provision of virtual goods services through our platform, and are actively developing metaverse scenario building services to enrich our service offerings and empower our customers to do business in metaverse.

Looking into the future, leveraging our AI-enabled metaverse technological and service capabilities, we believe we are poised to achieve long-term and sustainable growth by capitalizing on these cutting-edge technologies. Building on our established success in Asia’s metaverse marketplace service industry, we will expand to markets with high growth potential, such as Asia, Europe and the North America, for metaverse marketplace services. To bridge the gap between traditional enterprises and the next-generation internet, we are committed to introducing standardized “AI+Metaverse” services to enable businesses that rely on Web 2.0 to transition seamlessly into Web 3.0, by empowering them with AI-enabled functions such as AI customer acquisition, sales and marketing, as well as payment infrastructures, which allow them to conduct business operations in the metaverse. Our commitment extends beyond virtual goods—we aim to revolutionize global digital commerce by redefining how businesses operate in virtual environments and empowering our customers to thrive. See “— Growth Strategies.”

Virtual Goods Services

We provide virtual goods services through our virtual goods trading platform, which primarily consists of our to-consumer websites such as kavip.com. Our virtual goods trading platform is designed to serve customers from different geographical regions.  Relying on our AI-enabled virtual goods trading, we source virtual goods from industry-leading third-party virtual good operators around the world, and facilitate global consumers to transcend geographical boundaries and access virtual goods across various industry verticals such as live streaming, social networking, online entertainment, literature, and gaming. We offer sales and/or top up services covering a variety of virtual goods, such as gift cards, game credits, in-app virtual currencies, game characters, and costumes. In addition, we are using AI technology to comprehensively improve the operational efficiency and customer experience of virtual goods services by applying AI to our virtual goods knowledge base, 24/7 customer relationship management services, marketing, multilingual translation, product selection and order logistics and delivery.

As of March 31, 2025, we had offered an extensive catalog of over 820 SKUs of virtual goods, covering virtual goods operators from 13 countries globally. In the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2024 and 2025, we had over 360,000, 489,000, 176,000 and 499,000 orders of virtual goods placed on our websites, respectively, and facilitated sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million, respectively. Leveraging our industry expertise and technological acumen, we also provide a holistic suite of value-added services, including multi-currency payment processing and 24/7 multilingual consumer services, to streamline transactions and elevate consumer experience on our platform.

Metaverse Scenario Building Services

Leveraging VR, AR, 3D modelling and AI technologies, we are venturing into metaverse scenario building services to help businesses migrate offline activities to metaverse by providing AI-enabled and VR-based virtual space design and building services. As of the date of this prospectus, we have entered into three service agreements with different enterprise customers for the provision of metaverse exhibition building, supporting model production, scene activity configuration, multimedia audio and video production, as well as AI agent research, development and training services. The scope of these service agreements primarily includes, among other things, (i) the design of metaverse showroom based on the demands and business scenarios of the customer, (ii) the configuration and construction of the metaverse showroom using virtual elements provided by the customer and/or from our content library, such as company logo, catalog photos, product 3D models and purchase links, (iii) the integration of interactive features such as likes, comments and rewards, (iv) the research, development and integration of AI agent into the metaverse showroom; and (v) after-sales maintenance services for 12 months with no additional fee. Service fee will be made to us in three installments based on project milestones. The agreements are project-based with terms typically ranging from six to eight months. These agreements, typically, may be terminated upon mutual consent, provided that if the agreements are terminated for cause, the non-breaching party may require the breaching party to pay 5% of the aggregate consideration of the relevant agreement as damages.

We launched DBiM.com, a SaaS platform embedded with VR editing tools, content and AI agent, as our metaverse scenario building platform in September 2024. In the future, we will consolidate all the websites which we currently use into our metaverse platform. Designed to transcend physical limitations and simulate interactive experience in a virtual world, we are capable of creating various kinds of immersive virtual space experiences and activities, including VR showrooms, virtual commercial exhibitions, virtual social events, virtual livestreaming and virtual concerts, allowing enterprises to create, launch, and maintain an engaging and interactive virtual environment crafted to their unique business scenarios.

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According to iResearch, the global market size of metaverse scenario building is expected to grow rapidly to reach US$92.5 billion by 2030. To seize market opportunities and promote participation into our metaverse platform, we will continue to explore and sharpen our technological capabilities, and actively encourage third-party developers to co-develop the service offerings on our metaverse platform through revenue sharing.

Competitive Strengths

Leading metaverse marketplace service provider in Asia, focusing on providing virtual goods to consumers globally.

According to iResearch, we are a leading comprehensive metaverse marketplace service provider in Asia, ranking the first in Asia in terms of the revenue in 2023 generated from overseas trading of China’s virtual goods. As China’s virtual goods gain popularity overseas, international users are seeking ways to recharge their accounts on these platforms. With these virtual goods continuing to expand their global reach, the need for reliable and efficient virtual goods services arises. As a result, we benefit from the rapid growth of this market to provide more optimal virtual goods services for consumers on our platform.

Our platform showcases an extensive array of virtual goods sourced from industry-renowned virtual goods operators. In the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2024 and 2025, approximately 39,000, 34,000, 14,000 and 34,000 registered users placed virtual goods orders on our platform, respectively, spanning more than 150 countries around the world. For the same fiscal years and six-months periods, leveraging the extensive array of virtual goods which we offer, we attracted approximately 72,000, 83,000, 27,000 and 90,000 new registered users, respectively, to our platform. We connect a large number of well-known virtual goods operators in China, such as Douyin, Bigo and Poppo LIVE, which are leading live streaming platforms, as well as New Legend of the Condor Heroes and PUBG Mobile, which are popular online games, with the extensive base of consumers on our platform and enable them to monetize their products and services. We incorporate AI-enabled technologies and tools into our platform, covering various aspects of our virtual goods services to optimize our virtual goods selection and recommendation, grasp market trends and ensure price competitiveness, bringing together the individual customers and the industry's top virtual products.

Traditionally, consumers tend to purchase virtual goods from app stores or sales channels designated by virtual goods operators. As a third-party virtual goods services provider who facilitates virtual goods consumption by integrating a diverse range of goods into one platform, we serve as an alternative source to the traditional sales channels and are more price-competitive and consumer-friendly compared to those traditional sales channels. We also enhance the consumer purchase experience on our platform by supporting AI-enabled multi-currency payment processing through more than 100 online payment processing channels. The convenience that we provide, coupled with the diverse range of virtual goods offered on our platform, draws tremendous user traffic from other marketing channels. As we expand our cooperation with more virtual goods operators and increase the variety of virtual goods offered on our platform, we intend to reap the benefits of network effects, create economies of scale, solidify our competitive edges and further strengthen our market leadership.

Growing SKUs and excellent service capabilities that optimize consumer experience.

As of March 31, 2025, we had offered more than 820 SKUs of virtual goods on our platform, covering 300 popular virtual goods operators from 13 countries globally. Since our inception in 2017, we have been dedicated to offering virtual goods services to global consumers and accumulated invaluable insights into the intricacies of virtual goods services throughout the entire virtual goods transaction process. We devote substantial resources to improve our operating efficiency and service quality. To optimize consumer experience and streamline transactions, we have designed our platform to be easy-to-use, reliable and fast with an average response time of 700 milliseconds. Capable of processing orders placed from over 150 countries globally, our platform supports automated delivery, which dispatches virtual goods to customers electronically, typically within five seconds after such orders are placed.

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On our platform, we also strive to provide a seamless and low-latency cross-border digital transaction experience by supporting popular payment methods used by consumers in different countries. We have formed long-term collaborations with reliable third-party fraud management service providers and implement procedures to verify billing information and network environment before a payment is made. To elevate the experience of consumers all over the world in different time zones, we also maintain a team of 14 consumer service agents, accounting for approximately 23.7% of our total staff, as of the date of this prospectus.

We believe we are a well-recognized brand for virtual goods services among overseas consumers.

Superior cross-border AI-enabled payment risk control capabilities.

Our platform integrates payment channels adopted by consumers across the world. As of March 31, 2025, we collaborated with more than 100 online payment channels and supported approximately 40 currencies on our platform, which meet the payment needs of customers globally. Through distinguished risk management measures that we employ, including fraud prevention mechanisms, we identify and manage fraud risks associated with transactions on our platform to safeguard the financial security of our consumers and ensure consistent service quality. To achieve this, we proactively engage AI technology in our payment infrastructures. We embed AI capabilities to key aspects of our risk management measures – for example, we deploy AI-enabled multi-modal fraud detection engine on our platform, conducting real-time analysis of transaction data to identify potentially fraudulent behavior, building a defense line to our payment processing system and ensuring transaction security. We also introduced 24/7 AI agent and AI conversational engine to our platform, collaborating with our human agent to achieve multi-lingual response, pre-sales consultation, payment support, transaction fraud verification, as well as after-sales support.

Leveraging our superior risk control capabilities and advanced technologies, we have achieved high consumer satisfaction and low complaint rate. Our complaint rates were 1.0%, 1.9%, 1.5% and 1.2% for the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2024 and 2025, respectively, and our repurchase rates were 57.3%, 60.6%, 60.0% and 62.6% during the same periods, respectively. We are committed to enhancing our operational capabilities to foster the connections between virtual good operators and global consumers, making the purchases of virtual goods on our platform an engaging and enjoyable experience.

In-depth cooperation with quality virtual goods suppliers and operators, generating powerful network effects.

We are committed to broadening the scope of virtual goods services we offer to global consumers. Since our inception in 2017, we have established in-depth collaborations with an extensive network of virtual goods operators, solidifying our brand reputation within the industry and forming network benefits, which we believe constitutes a pivotal factor for our success. We cooperate with virtual goods operators across a wide range of core industry verticals, including live streaming, social networking, online entertaining, literature and gaming. In the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2024 and 2025, we had over 360,000, 489,000, 176,000 and 499,000 orders of virtual goods placed on our websites, respectively, and facilitated the sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million, respectively. Leveraging on our strict internal policies and advanced technological capabilities, we implement vigorous quality control procedures on the performance of virtual goods suppliers, focusing on their order delivery speed, order delivery success rate, and IP authenticity.

With our in-depth industry experience and strong brand reputation, we believe we are a trusted virtual goods services provider within the industry. Our strong relationships with virtual goods operators and global consumers lead to significant network effects. As we continuously expand the scope of virtual goods we offer, our platform also connects more and more virtual goods operators to global consumers. For consumers from all over the world, our platform improves their stickiness to the virtual goods operators they use, and constantly expands their horizons by exposing them to other types of virtual goods that they may not have been aware of before. For virtual goods operators, we facilitate consumers’ engagement with their platforms and assist in growing their customer base. As such, we have become an increasingly important role within the world of metaverse. This will further consolidate our leading position and allow us to gain better bargaining power with our suppliers to receive more favorable terms, enabling us to offer a more diverse suite of virtual goods with competitive pricing.

Experienced and visionary management team.

We are led by an experienced and visionary senior management team which possesses extensive expertise and a proven track record with an average of 15 years of experience in the technology, Internet and metaverse marketplace industries. Our founder and chairman of the board of directors, Mr. Jianfeng Feng, is a successful serial entrepreneur with extensive expertise in e-commerce, AI and the commercialization of metaverse. Under their leadership, we believe we are well equipped to understand the market dynamics and effectively compete in the metaverse marketplace service industry and accomplish our long-term goals. We are committed to fostering a culture of entrepreneurship in our company.

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Our deep passion for exploring the possibilities for the world of metaverse is fundamental to our business. We are confident that our experienced management team will enable us to capture industry opportunities globally, driving us to achieve rapid and sustainable long-term growth in the future.

Growth Strategies

Expand globally and bring our services to overseas markets.

We believe that the overseas virtual goods services market provides us with an opportunity for substantial growth. According to iResearch, the market size of the global virtual goods service industry was US$4.7 billion in terms of revenue in 2023. As such, we aim to actively explore and pursue opportunities in overseas markets, including Asia, Europe and North America, that have strong growth potential in the virtual goods service industry. We will evaluate market opportunities and operating environments in different countries and plan to expand overseas markets through joint ventures with or acquisitions of local companies.

We believe we have built and will continue to enhance our AI-enabled digital marketing capabilities to support our global expansion. To achieve our goals in a cost-effective way, we will focus on building AI-enabled precise marketing capabilities to support the expansion needs in the global market. Through AI analysis of customer behavior data, including browsing records, purchase history and interactions on our platform, we seek to identify potential customers and consumption trends to generate personalized marketing campaigns via notification push, content feed or advertisements based on the culture and consumption behavior of local customers, in order to improve marketing conversion rate, repurchase rate and customer outreach efficiency in different geographical markets.

Leverage cutting-edge technologies and diversify product offerings.

With more than a decade of experience in virtual goods operations and leveraging our position as an industry leader in Asia, we plan to use AI technology to more efficiently identify market opportunities and optimize the product portfolios that we offer on our platform. For example, we plan to incorporate the use of AI to forecast market demands, which may involve the use of natural language processing to analyze information and trends on social media and online forums, in order to identify popular trends and adjust our virtual goods offerings. We may also rely on AI to track available virtual goods in the market and analyze their pricing, in order to identify market gaps and formulate strategies as an effort to differentiate our virtual goods offerings from those of our competitors.

We currently plan to expand our offerings for virtual game items, such as costumes or characters, as well as digital content items, such as literature, music and other digital content themes. We will also leverage AI to forecast consumers' preference and offer bundled packages of virtual goods on our platform to optimize product offerings and pricing. To expand business coverage, we also intend to explore the possibilities of Web 3.0, which is the next generation of the World Wide Web, aiming to establish an Internet that is smarter, more secure, and decentralized. We will develop Web 3.0-enabled solutions to bring users and applications a secure and seamless business experience.

Pursue and invest in market opportunities in content and experiences of metaverse.

We are committed to empowering enterprises and individuals to do business in metaverse. Through our platform, we strive to build a virtual world, enabling enterprises to engage in robust interactions with their consumers in metaverse. As AR/VR brings the immersive virtual universe experience to the users and connects the physical world with the virtual universe, AR/VR capabilities are the necessary conditions and an entry barrier in the development of the metaverse. As a leading metaverse marketplace service provider in Asia, we are at the forefront of exploring VR-related services for enterprises who wish to promote cost efficiency by exploring cutting-edge technology and embracing new trend. Currently, we are technologically capable of providing immersive, interactive exhibitions in a virtual world via VR technologies, and are constantly refining such technological capabilities.

For example, we can construct a virtual version of an industry event being hosted in a virtual exhibition hall, which presents the same standard display and layout as a physical hall. End users can participate the industry event with a 360-degree view and engage in conversations with fellow participants simply by wearing a VR device, thereby reducing the cost of organizing the industry event offline and physically leasing the space.

We plan to increase our investment in VR-related services, including the enhancement of IT infrastructures, the development and improvement of our capabilities, as well as hiring and retaining top-tier talents. Furthermore, we are venturing into new virtual products and service offerings in different metaverse sectors, such as building consumer-to-consumer or business-to-consumer trading platforms, in order to incorporate and integrate more key elements, including participants and consumption scenarios, of metaverse business into our platform and solidify our brand value as a metaverse marketplace service provider. We expect to launch virtual live streaming services in the second half of 2025, empowering our customers to produce their virtual livestreaming rooms and create personalized livestreaming experience leveraging extended reality ("XR") technologies, which integrate VR, AR and mixed reality technologies to generate simulated digital environment that users can interact with. We also expect to launch interactive AR tour guide services, providing travelers with more engaging tour experience and easier navigation in malls, sightseeing spots and tourism attractions in the second half of 2027. We expect the aggregate cost for launching XR live streaming services and AR tour guide services to be approximately US$0.5 million.

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Enhance technological capabilities and service quality to strengthen our brand awareness

We plan to upgrade our IT infrastructure, encompassing both hardware and software, to boost the operational efficiency of our platform. For example, we will improve the functions of our application programming interfaces and order delivery system to enhance the responsiveness and security of orders placed on our platform. Leveraging our growing volume of virtual goods consumption data, we intend to further advance big data analytics, in particular the precision in consumer profile and behavior analysis. We plan to broaden the deployment of AI algorithms to dynamically refine our platform and service offerings, especially with regard to local consumption patterns of consumers from different countries, to ensure an optimized consumer experience. Based on our platform’s consumption data, we also intend to improve the selection and categorization of virtual goods offered on our platform to convert more users who browse and search for virtual goods into transacting consumers.

To promote our strengths in data analytics and technology, we aim to attract, train and retain talent in technology, research and development, big data and artificial intelligence. Additionally, we will enhance the customer service capabilities of our customer service team by hiring and retaining customer service specialists and providing regular trainings. By enhancing our technological capabilities, we aim to not only meet the evolving demands of our consumers but also promote our brand’s visibility in the market.

Additionally, we will also leverage cutting-edge technologies, especially AI, to comprehensively enhance the overall efficiency and quality of our services. In the future, we may further rely on open-source AI models to enhance our knowledge base for virtual goods services, integrate popular digital content sourcing from suppliers from all around the world, and leverage AI for insights into marketing and sales performance. For example, we will offer AI agent-powered intelligent marketing services on our metaverse platform to manage our customers' we-media accounts, covering account administration, content production, content publishing and interaction with audience. We expect to launch the intelligence marketing services in the first half of 2026, with an estimated cost of approximately US$0.2 million. Aiming to empower customers in the cross-border commerce industry, we also intend to offer AI agent services to streamline the workflows of cross-border commerce transacted on our metaverse platform, covering catalog analysis, product information release, business negotiation and order tracking. We plan to launch such services in the second half of 2026 with an estimated cost of approximately US$0.3 million.

We will involve AI throughout our entire virtual goods service process, such as pre-sales consultation, product recommendation, exchange rates conversion, pricing analysis, order tracking, fraud detection and multilingual post-sales customer service, which not only optimize the experience of our individual customers but also potentially reduce the operating costs and provide insights into the demand and prices for the virtual goods operators. In addition, we will continue to develop AI live chat and expect to fully launch such services on our DBIM.com platform by the end of 2025. Our AI live chat services will be powered with the capability to connect with customers' knowledge base and will be integrated into customers' particular metaverse scenarios. The estimated cost for us to launch AI live chat is approximately US$0.2 million.

Eventually, we aim to build AI-enabled solutions that cover the entire industrial chain of virtual goods services, effectively enhancing competitive barriers, strengthen our growth potential and creating long-term value.

Our Services

We primarily offer two types of metaverse marketplace services to our customers: (i) virtual goods services, designed to break through geographical boundaries and facilitate the consumption of digital commodities via our platform, which consists of several websites such as Kavip.com, and (ii) metaverse scenario building services, designed to transcend physical limitations and simulate interactive experience in a virtual world. According to iResearch, we were the largest player in Asia in terms of the revenue in 2023 generated from overseas trading of China's virtual goods, featuring our integrated metaverse marketplace service capabilities, strong resource base and global business outreach.

In the fiscal years ended September 30, 2023 and 2024, our revenues generated from virtual goods services constituted our only revenue stream, which amounted to US$6.2 million, US$6.1 million, respectively. In the six months ended March 31, 2025, we generated revenues of US$5.6 million from our virtual goods services and US283,000 from the newly-launched metaverse scenario building services. As of March 31, 2025, we had entered into three service agreements with our enterprise customers for the provision of AI and virtual technology-enabled metaverse scenario building services, and have begun to provide services since then.

Virtual Goods Services

Relying on our virtual goods trading platform, which primarily consists of our to-consumer websites, we are committed to bringing convenient and high-quality digital consumption experience to global consumers by providing cross-region and cross-platform virtual goods services to meet consumers’ needs across a variety of virtual goods operators including live streaming, video, games, social platforms, and leisure and entertainment.

Through sourcing from a broad range of third-party virtual goods suppliers and designing our platform to be capable of processing orders from consumers globally, we ensure a seamless and efficient experience for the sales and top-up services of virtual goods. We offer the sales and/or top-up services covering a variety of virtual goods, such as gift cards, game credits, in-app virtual currencies, game characters, and costumes. To enhance our operating efficiency, we also incorporate AI-enabled functions in our virtual goods services, including multilingual transactions, marketing campaigns, fraud prevention mechanisms, order delivery and logistics, as well as customer service and management services.

As of March 31, 2025, we offered more than 820 SKUs of virtual goods on our platform, spanning over 300 popular virtual goods operators from 13 countries globally. For the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2024 and 2025, we recorded more than 360,000, 489,000, 176,000 and 499,000 orders transacted through our platform, respectively.

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Coverage of Industries

Our virtual goods from popular virtual goods operators encompass a broad range of industries, including:

Live streaming. We facilitate the sale of virtual goods for various famous live streaming platforms in China and overseas, such as Douyin, Bigo LIVE, Tiktok and Poppo LIVE. Customers purchase virtual currency top up services on our platform, and spend virtual currency in their accounts to reward the live streamers they like.

Gaming. We offer virtual goods to be consumed in online games, including globally popular games such as King’s Glory, Genshin, New Legend of the Condor Heroes and PUBG Mobile. Through our platform, customers can purchase in-game virtual items such as characters, skills, equipment and costumes, as well as other virtual consumables such as membership benefits.

Social platforms. We also offer virtual goods to be consumed on several popular social platforms, which include live chat apps, lifestyle platforms and dating apps, such as Blued, Xiaohongshu and TT Voice. Through our platform, customers can purchase membership benefits and virtual currencies.

Leisure and entertainment. Our platform offers virtual goods for a wide range of leisure and entertainment content providers, including video content providers such as Tencent Video and Youku Video, audio content providers such as Ximalaya.fm, musical content providers such as QQ music, and online literature providers such as Jinjiang Literature. We offer membership plans and in-app virtual currencies. Customers can use these virtual goods to access content on these platforms and enjoy a premium leisure experience.

To enhance purchasing experience on our platform, in addition to the conventional website layout, we have also built a metaverse layout, allowing consumers to browse and purchase the virtual goods they like while enjoying an immersive metaverse experience. The following diagrams illustrate the interfaces of our platform:

KAVIP
In-App Purchase

WORLD'S TOP CN APP IN-APP PLATFORM

- Secure & Reliable
- Instant Processing
- Global Payments
- 24/7 1-on-1 Support

Hot Products

- Douyin (TikTok in China)
- TikTok (Global)
- Kuaishou (Real China)
- MoMo
- Huajiao Live

Hot Categories

LiveStream

PointCard

Games

Video & Music

Play

Voice

New Products

- Watcher of Realms
- Dragonheir: Silent Gods
- Love and Deepspace (CN)
- VALORANT (MY)

KAVIP
In-App Purchase

- Authentic and safe
- Automatic delivery
- 7x24 services
- Very cheap
- Global APP distribution

VISA

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In the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2024 and 2025, we had more than 360,000, 489,000, 176,000 and 499,000 orders transacted through our platform, respectively, and facilitated the sales of virtual goods in an aggregate GMV of US$35.7 million, US$42.7 million, US$14.9 million and US$38.0 million, respectively.

Transaction Process

A complete transaction process involves three parties: customers, our platform and virtual goods suppliers.

On our platform, the specifications and pricing of each virtual good are clearly displayed for transparency and ease of selection. Customers can browse through our offerings, select the virtual goods they wish to purchase, and place orders directly on our platform. They then proceed to pay for their selected virtual goods. Our platform verifies the payment information and conducts a fraud detection process to ensure that all payments are made safely and successfully. We use AI fraud detection systems to conduct a comprehensive screening of the transaction, prevent potential fraud risks, and protect the rights and interests of consumers on our platform. Below graph illustrates the interface of our AI-enabled fraud prevention function.

Once the payment information is confirmed, the order details are automatically forwarded by AI agent to our suppliers for order fulfillment. Leveraging AI algorithm and benefiting from the amount of data processed by our AI agent on our platform, the order will be automatically routed to an available supplier with the best order delivery capacity. After receiving the order, the supplier processes it by electronically delivering the goods and/or completing the top up services for consumers. Upon completion of the order processing, the suppliers notify us, and we promptly update the order status page on our platform to keep our customers informed. We make prepayments to virtual goods suppliers before the transaction occurs and generate revenue by earning the commissions on these orders, which are approximately 15% of the consumer’s spending on these orders.

The following diagram illustrates the workflow of a virtual goods transaction on our platform:

Our platform is designed to provide customers with an effective and convenient digital consumption, ensuring a smooth flow from customer’s order placement, payment processing to virtual goods delivery. Capable of processing orders from over 150 countries globally, our platform delivers virtual goods to customers automatically and electronically, typically within five seconds after such orders are placed.

Our Virtual Goods Suppliers

Our stable collaboration with industry-leading and reputable third-party virtual goods operators from various industry verticals, including live streaming, social media, games and leisure and entertainment content, is key to our success. The virtual goods offered on our platform cover a broad range of companies that are dominant players in their respective industries, including Douyin, Poppo LIVE, Xiaohongshu, Tencent and Youku.

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We meticulously select our suppliers based on the popularity of virtual goods offered, price competitiveness, commercial terms offered, as well as service quality and responsiveness. In the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2024 and 2025, our virtual goods suppliers were primarily Asia-based providers from China and Singapore, allowing us to offer an extensive catalog of over 820 SKUs of virtual goods from more than 300 virtual goods operators and 13 countries globally, enabling us to serve consumers spanning more than 150 countries around the world as of March 31, 2025. The agreements we enter into with our virtual goods suppliers typically last for one year.

Metaverse Scenario Building Services

As a leading metaverse marketplace service provider in Asia, we are at the forefront of exploring metaverse scenario building services to enterprise customers that seek to optimize cost efficiency by exploring cutting-edge technology and embracing new trends within the industry. We launched DBiM.com, our VR SaaS platform, in September 2024. We are technologically capable of providing immersive and interactive exhibition experiences in a virtual world, and constantly sharpening our VR technology to optimize the experience we deliver to our enterprise customers and their target audiences. Leveraging Web 3.0, VR, AR, 3D modeling and AI technologies, our VR SaaS platform offers customized content and services tailored to the business needs of our enterprise customers.

As of the date of the prospectus, we have entered into three service contracts for metaverse scenario building services for the provision of metaverse exhibition building, VR model generation, VR scene configuration, multimedia audio and video production, and AI agent research, development and training services. On our VR SaaS platform, customers can create immersive virtual space experiences and benefit from the efficiency brought by a combination of cutting-edge technologies, easily achieving cost-effective business operations. According to iResearch, the global market size of metaverse scenario building is expected to grow rapidly to reach US$92.5 billion by 2030. To seize market opportunities and promote participation in our metaverse platform, we will continue to explore and sharpen our technological capabilities.

We employ an array of VR tools designed for immersive and interactive content creation, crafting virtual experiences that can boost the brand image and promote business opportunities for our enterprise customers. Our services extend to assisting enterprise customers in designing and distributing interactive virtual events, such as commercial exhibitions, forums, and concerts, with the objective of enhancing the quality and reach of user engagement. For instance, supplemented with a VR device, our metaverse scenario building services allow participants to dive into an interactive virtual industry expo. They can explore the virtual exhibition site, view items on display, interact with virtual customer service staff, place orders for products that catch their eye, as well as participate in interactive games with event organizers and get Web 3.0 token rewards. The link to our VR site can also be readily shared with other participants, granting them access to the virtual space and allowing them to share the experience with others. AI-enabled metaverse scenario building services not only reduce the costs associated with renting offline physical space for our enterprise customers, but also enhance their operational efficiency by providing an accessible and engaging virtual alternative.

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Below graphs illustrate the VR expos on our VR SaaS platform:

To optimize experience and satisfy the different demands of our enterprise customers and their target audiences, we provide self-created, customized and standard metaverse scenario building services, allowing our consumers to self-create the activities and scenarios they like, such as social events, exhibitions or livestreaming.

Customized Project-based Services

We provide customized project-based services to better meet the different needs of our enterprise customers. For project-based services, we will be in charge of project plan formulation, content development, performance testing and project launching, based on the specific demands, business scenarios and themes required by the customer. In developing the VR project, we will thoroughly consider the distinct features of different industry verticals and geographical regions to develop customized interactive VR functions based on customers’ demands, in order to maximize the level of participation and engagement by participants of the VR scene. We will also be responsible for the after-sales operation and maintenance support after launching the VR project.

In a customized VR exhibition, our customers can also design and showcase their own content and information, including 3D models, videos, pictures, audios, texts and virtual customer service staff. For our customized project-based services, we will typically charge enterprise customers a project-based fee case by case. The service fee starts from US$20,000.

To deliver exceptional projects and meet the unique needs of our customers, we follow a comprehensive and collaborative workflow designed to ensure the alignment with customer objectives and maximize the value of our metaverse scenario building services:

Customer Onboarding and Project Planning. Once we engage a customer, we will meet with the customer to ensure a shared understanding of the technological and creative possibilities offered by our VR projects. Through in-depth consultations, we gain a thorough understanding of the customer’s business scenarios, objectives, target audiences, and other critical parameters for formulating a VR showroom. Then, we conduct market research for comparable cases and gather the materials to be exhibited in the showroom.

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Solution Design and Development. Based on the insights gathered during the project planning phase, we formulate a detailed implementation plan, typically after multiple rounds of consultation and discussion with our customers. Then, leveraging Web 3.0, VR, AR, 3D modeling and AI technologies, we generate the content to be placed in the VR showroom, including sound and visual effects, texts, animations and virtual service staff, and curate the VR showroom with customized themes, styles and layouts. Project testing and debugging will follow to ensure a seamless, immersive and interactive user experience. This process typically takes one to three months, depending on the scope and complexity of a project.

Deployment and Training. When the VR project is ready to be launched, we provide a comprehensive training to our customers to ensure their familiarity with operating the VR showroom, covering software operation, hardware maintenance, VR content updates and other essential functionalities.

Delivery and After-Sales Support. We formally deliver the VR project to our customers upon their satisfaction and acceptance. In the long-term, we offer robust after-sales services, including technological support and software upgrading to ensure that the VR project continues to meet customers’ evolving needs.

Self-Created Metaverse Scenario Building Services

We also offer self-created VR SaaS platform services to enterprise customers, enabling them to self-create their own VR sites and activities using the templates provided by us. Alternative to purchase our customized metaverse scenario building services, our customers can purchase our ready-to-use VR showroom templates with lower cost and self-create their VR exhibitions or virtual livestreaming, using the editing tools on our SaaS platform and virtual artifacts in our VR content library.

We offer more than 30 VR showroom templates with a wide array of visual styles, themes and layout configurations, ensuring ease of use for our customers and fitting their business scenarios across different industry verticals. We also maintain an extensive and diverse VR content library, equipped with a multitude of virtual elements that can be seamlessly integrated into a VR environment. This includes opening prompts, exhibit objects, sound and visual effects, animations, and purchase links, along with interactive features such as likes, comments, games, rewards and tokens, multilingual sales and customer service avatars, as well as sharing functions, all designed to boost user engagement and participation. The VR modeling tool on our platform, Realcapture, allows customers to upload pictures and videos to construct and share 3D models of objects such as buildings, people and plants. Our scene editing tool, 720 Panorama EditorSaaS, allows customers to upload 720-degree panoramic pictures and transform them into an integrated yet immersive scene-roaming experience, a function suitable for the virtual displaying of physical spaces such as offices and factories of our customers.

Using the editing tools embedded to our VR SaaS platform, our customers can swiftly tailor the VR showrooms to their needs, crafting virtual exhibitions that reflect their unique styles and brand identities simply by placing the virtual items to be exhibited, such as 3D product models, promotional information and AI customer service agents, into the templates. For our self-created metaverse scenario building services, we typically charge our enterprise customers a SaaS platform subscription fee of US$399 per year. For VR showroom templates, we offer them both for free and for a fee of up to US$99 per template.

Examples of self-created exhibition

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Customized AI Agent Services

We provide customized AI agent services based on the Model Context Protocol, a protocol designed to facilitate building specialized AI capabilities into a company's own systems. Our customized AI agent services are tailored to the particular virtual environment developed by our customers, and aim to effectively connect and integrate our customers’ existing business operation systems and their knowledge bases, improving their operating efficiency and effectively managing costs. We typically charge R&D and service fee starting from US10,000, excluding fees for relevant hardware and infrastructure.

The customized AI agent services can be applied to the following scenarios:

•

Customer service and virtual assistant: AI agent can provide 24/7 online service and quickly respond to customers inquiries, such as account enquiries, service recommendations and order status. By analyzing customer data, customer services are tailored based on customer profiles to enhance experience.

•	E-commerce operation: AI agent can automatically create task workflow and complete the tasks including product collection, shelf management and customer services.

•

Content creation and marketing: AI agent can produce content, such as drafting articles, generating images and videos, to improve the efficiency of content creation. Our customers can also rely on AI agent to release marketing materials to social platforms and generate user interactions, providing cost-effective marketing solutions. We also will assist our customers in implementing online interactive marketing campaigns, attracting more end users to visit our customers’ VR showrooms to enhance their brand visibility and influence. For our digital marketing services, we plan to charge commissions of approximately 5% to 10% of the net advertising revenue generated by our customer.

Our AI agent services are empowered by the AI applications that we have developed based on a vast repository of AI algorithms, including large language models ("LLMs"), which are either open-sourced or procured from third parties, such as Open AI and DeepSeek. In order to improve the quality and relevance of our AI agent services and mitigate AI hallucinations, we have adopted a holistic strategy, including to (i) enhance the finetuning and regular testing of these LLMs using more diversified, balanced datasets from well-structured external knowledge base, internal knowledge base and third-party quality data interfaces, and (ii) implement human oversight to review the content generated by our AI agent.

Our Customer Support

We are dedicated to providing excellent customer support to ensure our customers can procure our metaverse marketplace services in a timely and cost-effective manner, allowing us to enhance customer loyalty and satisfaction. As of the date of this prospectus, we had a customer support team of 14 representatives.

We provide customer service on a 24/7 basis through our online customer service system. Our customer support team communicates with customers to understand their needs and provides pre-sales consultation or post-sales support in virtual goods services, metaverse scenario building services and digital marketing activities. Our customer service representatives also collect and analyze customers’ feedback to identify new business opportunities and areas for improvement. As of March 31, 2025, we had not received any material complaints from our customers.

Research and Development

We have invested and expect to invest significantly in continued research and development efforts to enhance our technological capabilities and our service quality. We have established our research and development center in Hong Kong. As of the date of this prospectus, we maintained a team of 13 research and development personnel including software engineers, data scientists and Internet technology specialists with extensive experience.

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Our management team spearheads our research and development initiatives and leads the strategic course for the evolution of our service offerings. Our management team consists of seasoned engineers with expertise in developing software and VR technology. Under the visionary leadership of our management, our current R&D roadmap is centered around the following key areas:

•

Advanced Interactive Functions: We will develop AR-integrated features such as virtual outfit fitting, virtual furniture display and interactive games, aiming to enhance user engagement and interactivity.

•	Multi-Platform Compatibility: We will expand our reach to ensure seamless operation across various VR and mobile devices, catering to a wider user base.
•	AI Enhancement: We will enhance the integration of AI technology to offer intelligent shopping guides and personalized recommendations, thereby improving the shopping experience for our customers.
•	Immersive Experience Upgrade: We will develop sensory elements, including tactile and olfactory components, to enrich the simulated metaverse immersive experience and make it more realistic.
•

Mixed Reality Experience: We will develop technologies for mixed reality experiences and offer mixed reality equipment rental services to broaden the accessibility and enjoyment of metaverse services to a greater number of consumers.

•	Web 3.0: We will explore the possibilities to integrate Web 3.0 tokens into VR scenarios, primarily through airdrops, NFTs and pledges, to connect and activate metaverse participants.

Sales and Marketing

We focus our marketing efforts on improving our brand visibility, expanding and developing our brand influence, as well as building and enhancing our partnerships and customer relationships. We believe our branding and customer acquisition efforts have contributed to our brand awareness and reputation, and have generated a steady stream of user traffic to our platform.

We maintain a marketing team consisting of 17 employees, responsible for forming partnerships with virtual goods operators, marketing for our virtual goods services, and acquiring enterprise customers for our metaverse scenario building services. For our virtual goods services, we pay to acquire user traffic from third-party channels, including search engines and social networking platform. We also benefit from organic traffic through word-of-mouth marketing and brand recognition among consumers. To ensure brand penetration and customer acquisition efficiency, we adopt diverse digital marketing approaches, including search engine optimization, social media and email marketing.

In addition, we participate in local industrial conferences to showcase our VR capabilities and connect with conference industrial participants in order to attract potential enterprise customers for our metaverse scenario building services. We regularly monitor the effectiveness of our marketing activities to control the overall costs of our marketing campaigns. We closely track the traffic directed to our platform through our advertisements and promptly adjust our strategy in different marketing channels based on the advertising outcomes and pricing considerations.

Data Security and Privacy

We have implemented internal procedures and controls to adequately protect customer data. We utilize a variety of technology solutions to detect risks and vulnerabilities in customer privacy and data security, such as encryption, firewall, vulnerability scanning and log audit. We have established stringent internal protocols under which we grant classified access to confidential personal data only to limited number of employees with strictly defined and layered access rights. We strictly control and manage the use of data within internal departments and do not share data with external third parties beyond what is necessary for the provision of our services. In addition, we conduct regular data security stress tests performed by our information security department as well as third-party testing agencies.

We accumulate data in the course of our business operations. We are committed to fully complying with applicable laws and regulations on data protection and privacy, and we strive to protect our data from being misappropriated or misused.

For our virtual goods services, we collect and store certain personal, engagement, behavioral, preferential and transactional data of consumer users who register and/or place orders on our platform. For example, when users register on our platform, they will provide us with the necessary information to complete the registration process, including but not limited to username, cellphone number and email address. In the course of our virtual goods services, the data we collect primarily includes mobile phone numbers and other information related to transactions conducted by consumers, including the types of virtual goods purchased and the frequency of purchases made by a customer. On the other hand, for our metaverse scenario building services, we collect and store limited personal data such as email addresses from registered hosts or participants of the VR exhibitions. Through analyzing data collected, we can derive insights into the consumption behavior patterns of customers and improve our services to promote customer acquisition efficiency and customer loyalty.

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We are dedicated to data privacy protection. We collect information from customers and other platform participants with their prior consent. Any customer who intends to register an account on our platform must agree to our terms of service and data privacy policy. We inform our customers of the purpose, scope and method of such information collection, and customers acknowledge the policies and measures we have adopted with respect to data privacy protection. Per our data privacy policy, we are obligated not to disclose any customer information without their prior consent.

Seasonality

Our business and results of operations are subject to seasonal fluctuations in market conditions primarily due to consumers’ purchasing patterns. For example, since most of live streaming virtual goods operators hold shopping festivals and promotional events in the fourth quarter, the revenue for our virtual goods services is typically higher towards the end of each year. Other seasonal trends may develop or these current seasonal trends may become more extreme, which may contribute to further fluctuations in our results of operations. See also “Risk Factors – Risks Related to Our Business and Industry – Our operating results are subject to seasonal fluctuations.”

Competition

According to iResearch, the metaverse marketplace service industry in China is highly fragmented with no dominant participant, and we face competition from both large and small-scale players on a global scale. We believe that we are well-positioned to compete in the industry, and that we compete favorably based on our brand recognition, deep understanding of the metaverse marketplace service industry, first-mover advantage, deep insights, and provision of superior customer services.

For a discussion of risks related to the competition we face, see “Risk Factors — Risks Related to Our Business and Industry — As we are in the new and developing metaverse marketplace service industry, our future operating results and prospects, as well as our ability to forecast them, are subject to a number of uncertainties, which may materially and adversely affect our profitability and prospects.”

Employees

As of the date of this prospectus, we had 59 full-time staff, including 27 employees. The following table sets forth the numbers of our staff categorized by function.

Function	Number of Employees	Percentage
Research and development	13	22.0%
Customer support	14	23.7%
Sales and marketing	17	28.8%
Finance and administration	15	25.5%
Total	59	100.0%

Our success depends on our ability to attract, retain, and motivate qualified employees. As part of our human resources strategy, we provide our employees with competitive salaries and discretionary performance-based cash bonuses. In addition, we provide regular training and development programs on topics critical to our business operations. We have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We consider our insurance coverage to be customary for businesses of our size and type and in line with the standard commercial practice in the jurisdiction(s) where we operate. We believe that our current insurance policies provide sufficient coverage of the risks to which we may be exposed to and are in line with the industry norm.

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We enter into standard employment contracts and confidentiality agreements with our employees. We believe that we maintain a good working relationship with our employees. As of the date of this prospectus, we have not experienced any material labor disputes. None of our employees is represented by labor unions.

Intellectual Property

We regard our trademarks, copyrights, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and our continued success depends upon our ability to protect our intellectual property rights and core technology. We rely on intellectual property laws in the jurisdictions where we operate, as well as confidentiality procedures and contractual provisions with our employees, contractors and others to protect our proprietary rights. We enter into confidentiality and proprietary rights agreements with our employees, and we control access to and distribution of our proprietary information.

As of March 31, 2025, we owned 45 registered domain names.

Facilities

We are headquartered in Hong Kong, and have offices in Hong Kong, the United Kingdom, Malayia and Indonesia. As of March 31, 2025, we leased a total of 300 square meters of office space from independent third parties, with lease terms ranging from six months to three years.

We believe that our existing facilities are generally adequate to meet our current needs, and we expect to obtain additional facilities, primarily through leasing, as needed, to accommodate our future expansion plans.

Insurance

We consider our insurance coverage to be customary for businesses of our size and type and in line with the standard commercial practice in the jurisdiction(s) where we operate. We participate in various insurance policies to cover our risks in respect of our business operations and our employees.  We do not currently maintain business liability insurance, business interruption insurance or key employee insurance. We believe that our current insurance policies provide sufficient coverage of the risks to which we may be exposed to and are in line with the industry norm. See “Risks Factors — Risks Related to Our Business and Industry — We may not have sufficient insurance coverage to cover our potential liability or losses and as a result, our business, financial conditions, results of operations and prospects may be materially and adversely affected should any such liability or losses arise.”

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time become a party to various legal, arbitral or administrative proceedings or claims arising in the ordinary course of our business. See “Risk Factors — Risks Related to Our Business and Industry — Regulatory actions, legal proceedings and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.”

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REGULATIONS

Hong Kong

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

The Business Registration Ordinance requires every person (an individual or a company) carrying on any business in Hong Kong to make an application to the Commissioner of Inland Revenue for the registration of that business within one month of the commencement of that business. The Commissioner of Inland Revenue must register the business for which the business registration application is made and issue a business registration certificate as soon as practicable after the prescribed business registration fee and levy are paid.

Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong)

The Sale of Goods Ordinance governs contracts for the sale of goods in Hong Kong. The Sale of Goods Ordinance codifies certain implied terms or conditions and warranties generally relating to the goods supplied under a contract. Warranties relating to the goods supplied include that the goods:

(a)	can be enjoyed by the buyer in quiet possession;

(b)	where sold by description, shall correspond with the description;

(c)	are of merchantable quality and fit for the buyer's purpose for acquiring the goods, as made known to the seller; and

(d)	where sold by sample, shall correspond with the sample in quality.

The Sale of Goods Ordinance applies only to sellers of goods in Hong Kong. A breach of warranty by the seller under the Sale of Goods Ordinance may entitle the buyer to reject the goods, set up against the seller a diminution or extinction of the price or maintain an action against the seller for damages.

Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong)

The Supply of Services (Implied Terms) Ordinance aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) and provides that:

(a) where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b) where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

The collection and processing of personal data in Hong Kong are governed by the PDPO.

The PDPO provides the principles that a data user must follow in any acts concerning personal data (the “Data Protection Principles”). Personal data refers to any data (a) relating directly or indirectly to a living individual; (b) from which it is possible and practical for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles are summarized as follows:

(a) Principle 1 — Purpose and manner of collection of personal data. This provides for the lawful and fair collection of personal data and sets out the information a data user must give to a data subject when collecting personal data from that subject.

(b) Principle 2 — Accuracy and duration of retention of personal data. This provides that personal data should be accurate, up-to-date and kept no longer than necessary.

(c) Principle 3 — Use of personal data. This provides that unless the data subject gives consent otherwise, personal data should be used for the purposes for which they were collected or a directly related purpose.

(e) Principle 4 — Security of personal data. This requires appropriate security measures to be applied to personal data.

(e) Principle 5 — Information to be generally available. This provides for openness by data users about their personal data policies and practices, the kinds of personal data they hold and the main purposes for which personal data are used.

(f) Principle 6 — Access to and correction of personal data. This provides for data subjects to have rights of access to and correction of their personal data.

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Contravention with the Data Protection Principles may entitle the Privacy Commissioner for Personal Data to issue an enforcement notice directing the data user to remedy and/or prevent recurrence of contravention. Contravention with the above notice is an offence and the offender is liable on (i) first conviction to a maximum fine of HK$50,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$1,000; and (ii) subsequent conviction to a maximum fine of HK$100,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$2,000. It is a defense to the above offence if the data user shows that he exercised all due diligence to comply with the enforcement notice.

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Pursuant to the Inland Revenue Ordinance (“IRO”), profits tax shall be charged for each year of assessment at the standard rate on every person carrying on a trade, profession or business in Hong Kong in respect of his assessable profits arising in or derived from Hong Kong for that year from such trade, profession or business.

The IRO Amendment Bill was signed into law on 28 March 2018. Under the two-tiered profits tax rates regime set out in Schedule 8B to the IRO, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entity not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%. Accordingly, starting from the year of assessment 2018/19, the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million for the qualifying group entity.

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance (the “EO”) provides for the protection of the wages of employees and regulates the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance (the “ECO”) provides for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, an employer is required to take out an insurance policy to insure against the injury risk of his or her employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance provides for a prescribed minimum hourly wage rate (set at HK$42.1 per hour with effect from May 1, 2025) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the Minimum Wage Ordinance is void.

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Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

Employers are required to enroll their regular employees (except for certain exempt persons) aged between at least 18 but under 65 years of age and employed for 60 days or more in a Mandatory Provident Fund (“MPF”) scheme within the first 60 days of employment.

For both employees and employers, it is mandatory to make regular contributions into a MPF scheme. For an employee, subject to the maximum and minimum levels of income (set at HK$30,000 and HK$7,100 per month, respectively, as of the date of this prospectus), an employer will deduct 5% of the relevant income on behalf of an employee as mandatory contributions to a registered MPF scheme with a ceiling (set at HK$1,500 as of the date of this prospectus). Employer will also be required to contribute an amount equivalent to 5% of an employee’s relevant income to the MPF scheme, subject only to the maximum level of income (set at HK$30,000 as of the date of this prospectus).

Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong)

The Trade Descriptions Ordinance aims to protect customers against unfair trade practices by regulating businesses to sell products and services in a truthful manner.  It prohibits false trade descriptions in respect of services supplied in the course of trade.

“Trade description”, as defined under the Trade Descriptions Ordinance:

(a) in relation to services means an indication, direct or indirect, and by whatever means given, with respect to the service or any part of the service including an indication of any of the matters – nature, scope, quantity (including the number of occasions on which, and the length of time for which, the service is supplied or to be supplied), standard, quality, value or grade; fitness for purpose, strength, performance, effectiveness, benefits or risks; method and procedure by which, manner in which, and location at which, the service is supplied or to be supplied; availability; testing by any person and the results of the testing; approval by any person or conformity with a type approved by any person; a person by whom it has been acquired; or who has agreed to acquire it; the person by whom the service is supplied or to be supplied; after-sale service assistance concerning the service; price, how price is calculated or the existence of any price advantage or discount.

(b) in relation to goods, means an indication, direct or indirect, and by whatever means given, with respect to the goods or any part of the goods including an indication of any of the matters – quantity (which includes length, width, height, area, volume, capacity, weight and number), size or gauge; method of manufacture, production, processing or reconditioning; composition; fitness for purpose, strength, performance, behaviour or accuracy; availability; compliance with a standard specified or recognized by any person; price, how price is calculated or the existence of any price advantage or discount; liability to pay duty on them under the laws of Hong Kong, generally or in specified circumstances; testing by any person and results thereof; approval by any person or conformity with a type approved by any person; a person by whom they have been acquired, or who has agreed to acquire them; their being of the same kind as goods supplied to a person; place or date of manufacture, production, processing or reconditioning; person by whom manufactured, produced, processed or reconditioned; other history, including previous ownership or use; availability in a particular place of (i) a service for the inspection, repair or maintenance of the goods; or (ii) spare parts for the goods; warranty given in respect of the service or spare parts; the person by whom the service or spare parts are provided; the scope of service; the period for which the service or spare parts are available; and the charge or cost at which the service or spare parts are available.

The Trade Descriptions Ordinance provides that, among other requirements, no person shall in the course of trade or business apply a false trade description to any goods or services or supply or offer for supply any goods or services with false trade descriptions applied thereto. A trader who applies a false trade description to a good or service supplied or offered to be supplied to a consumer, or supplies or offers to supply to a consumer a good or service to which a false trade description is applied, commits an offence.  Any person also must not import or export any goods to which a false trade description or forged trade mark is applied.

It is also an offence for any trader to engage in relation to a consumer in a commercial practice that (a) is a misleading omission; (b) is aggressive; (c) constitutes bait advertising; (d) constitutes a bait and switch; or (e) constitutes wrongly accepting payment for a product.  A person who commits the offences outlined above shall be subject, on conviction on indictment, to a fine of HK$500,000 and to imprisonment for five years, and on summary conviction, to a fine at HK$100,000 and to imprisonment for two years.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Unit 16F, Chow Tai Fook Centre, 580A Nathan Road, Mong Kok, Kowloon, Hong Kong.

Directors and Executive Officers	Age	Position
Jianfeng Feng	52	Founder, Chief of Executive Officer and Chairman of the Board of Directors
Yan Zeng	45	Director and Chief Financial Officer
Amirul Asaraf	35	Chief Operating Officer
Haiming Liu	60	Independent Director Nominee*
Quan Zhou	57	Independent Director Nominee*
Jian Huang	55	Independent Director Nominee*
*Has accepted the appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

Mr. Jianfeng Feng is our founder and has served as our chief executive officer and chairman of the board of directors since December 2024. Mr. Jianfeng Feng is a successful serial entrepreneur with an in-depth understanding of and profound insights into e-commerce and the Internet. Early in his career, he served as an R&D director at Novasprint Ptd. Ltd. in Singapore, where he led numerous projects for the design and development of IT infrastructure for clients. From February 2010 to the present, Mr. Feng is the chief executive officer at Dino Direct Ltd., a cross-border e-commerce trading platform from China to overseas buyers. From January 2022 to the present, Mr. Feng also serves as the chief executive officer at Element Colors HK. Mr. Feng received his master’s degree in computer science from McGill University in May 2005.

Ms. Yan Zeng has served as our chief financial officer since December 2024 and served as our director since March 2025. From September 2017 to March 2018, Ms. Zeng served as financial director at Central and Eastern Europe LoongYun Capital. From April 2018 to February 2019, she served as co-partner and financial director at U.S.A. LoongWay Cross-border E-commerce Group, where she was in charge of the daily operation and financing & investment of the company. From January 2020 to October 2024, she served as chief financial officer at Dino Direct Ltd, overseeing the company's financial planning and activities. From January 2022 to October 2024, Ms. Zeng served as financial advisor at Element Colors HK. Ms. Zeng received her master’s degree from the Royal Melbourne Institute of Technology in December 2005.

Mr. Amirul Asaraf has served as our chief operating officer since April 2025. Mr. Asaraf has also served as the chief operating officer at Element Colors HK since April 2025, where he is in charge of the overall business development and daily operations of the company. From September 2018 to March 2025, he served as the operations director at DP Ceramic Marketing Sdn. Bhd., responsible for the end-to-end management of projects for a large base of architectural and developer clients, as well as the marketing and digital transformation of the company. Mr. Asaraf received his bachelor's degree from the MARA Technological University in June 2013.

Mr. Haiming Liu will serve as our independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Liu is a retired financial executive with over 30 years of finance leadership across various industries. From June 2012 to August 2020, Mr. Liu served as a general manager of the finance and capital department of Lao China Bank and a senior risk manager of the risk control department at Fudian Bank Co., Ltd. From June 2010 to February 2012, Mr. Liu served as a chief financial officer at Chongqing Baiya Sanitary Products Co., Ltd. (SZSE: 003006). From May 2008 to January 2010, Mr. Liu served as the chief financial officer at Wuhan General Group (China), Inc. while the company was listed on the Nasdaq under the ticker symbol "WUHN". From January 1995 to April 2008, Mr. Liu worked with PricewaterhouseCoopers, with his last position there as the senior manager. Mr. Liu received his bachelor's degree in law from East China University of Political Science and Law and is a certified public accountant qualified in the PRC.

Mr. Quan Zhou will serve as our independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Zhou is currently a director general at Unica College in Canada overseeing the college's overall operation and motivating the management team to develop the college with new vision of diversified programs. From June 2017 to June 2019, Mr. Zhou was a treasurer at the Board of Directors of Collège Supérieur de Montréal. From July 2012 to July 2019, Mr. Zhou was the founder and vice president at Collège Universel. From 2001 to 2012, Mr. Zhou partnered with various business boards, non-profit organizations, universities and educational institutions to offer continuing education programs to adult students. Mr. Zhou received his bachelor's degree in trade and economy from Southwest University of Finance & Economy and a master's degree in information studies from McGill University.

Mr. Jian Huang will serve as our independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Huang has over 25 years of experience from technology to entrepreneurial leadership. From September 2009 to present, Mr. Huang is the founder and president Hot-Key Inc., a property technology consulting and analytics firm providing intelligent solutions to real property projects and companies. From July 2003 to August 2009, Mr. Huang worked at Nortel Networks, a Canadian multinational telecommunications and data networking equipment manufacturer, where he was a member for various application and web service development projects. From October 2001 to June 2002, Mr. Huang was an assistant to Chief Engineer at Intelligent Network Department of Teleglobe Canada. Mr. Huang holds his bachelor's degree from Beijing University of Posts and Telecommunications, a master's degree in business administration from Fudan University School of Management, and Electrical and another master's degree in engineering from Concordia University, Canada.

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Board of Directors

Our board of directors will consist of five directors, including two executive directors and three independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. The directors may from time to time at their discretion exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. Subject to the rules of the Nasdaq and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with us is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Haiming Liu, Quan Zhou and Jian Huang, and will be chaired by Haiming Liu. Haiming Liu, Quan Zhou and Jian Huang satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act of 1934. We have determined that Haiming Liu qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board of directors.

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Compensation Committee. Our compensation committee will consist of Quan Zhou, Haiming Liu and Jian Huang, and will be chaired by Quan Zhou. Quan Zhou, Haiming Liu and Jian Huang satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

●	approving and overseeing the total compensation package for our executives other than the most senior executives;

●	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Jian Huang, Quan Zhou and Haiming Liu, and will be chaired by Jian Huang. Jian Huang, Quan Zhou and Haiming Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●

reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

●

selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends (including interim dividends) and distributions;

●	appointing officers and determining the term of office of the officers and remuneration;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our register of members.

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Terms of Directors and Officers

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between us and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors.

A director may be removed from office by an ordinary resolution. A director will also cease to be a director if:

•	he is prohibited by the law of the Cayman Islands from acting as a director; or
•	he is made bankrupt or makes an arrangement or composition with his creditors generally; or
•	he resigns his office by notice to the Company; or
•	he only held office as a director for a fixed term and such term expires; or
•	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or
•	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or
•	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months

Our officers are elected by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified period of time. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice. The executive officer may resign at any time with a 30-day advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

Compensation of Directors and Executive Officers

For the fiscal year ended September 30, 2024, we paid an aggregate of approximately US$0.1 million in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. The percentage of beneficial ownership of our ordinary shares immediately after the completion of this offering is based on ordinary shares that will be issued and outstanding which includes (i) 25,000,000 ordinary shares outstanding as of the date of this prospectus, after giving effect to the one-for-two forward split of our issued and unissued ordinary shares effected on July 15, 2025; and (ii) 2,000,000 ordinary shares issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares.

	Ordinary shares beneficially owned prior to this offering		Ordinary shares beneficially owned after this offering**
	Number of ordinary shares	% of total ordinary shares	Number of ordinary shares	% of total ordinary shares
Directors and Executive Officers*
Jianfeng Feng(1)	20,000,000	80.0%	20,000,000	75.5%
Yan Zeng	—	—	—	—
Amirul Asaraf	—	—	—	—
Haiming Liu**	—	—	—	—
Quan Zhou**	—	—	—	—
Jian Huang**	—	—	—	—

All Directors and Executive Officers as a Group	20,000,000	80.0%	20,000,000	75.5%
Principal Shareholders:
Loong Gulf Holdings Group Ltd.(1)	20,000,000	80.0%	20,000,000	75.5%

Notes:

*

Except as otherwise indicated, the business address of our directors, executive officers and independent director nominees is Unit 16F, Chow Tai Fook Centre, 580A Nathan Road, Mong Kok, Kowloon, Hong Kong.

**

Each of Haiming Liu, Quan Zhou and Jian Huang has accepted the appointment as our director effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

(1)

Represents 20,000,000 ordinary shares held of record by Loong Gulf Holdings Group Ltd, a British Virgin Islands company wholly-owned by Mr. Jianfeng Feng. The registered address of Loong Gulf Holdings Group Ltd. is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our ordinary shares is held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for historical issuances of our ordinary shares.

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RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital — History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

Set forth below are our other material related party transactions in the fiscal years ended September 30, 2022, 2023 and 2024, the six months ended March 31, 2025, and as of the date of this prospectus.

Transactions with Chongqing Dinodirect Technology Group Co., Ltd.

Chongqing Dinodirect Technology Group Co., Ltd., or Chongqing Dinodirect, is a PRC limited liability company over which Mr. Jianfeng Feng has significant influence. Chongqing Dinodirect primarily engages in the business of e-commerce, supply chain services, and software development and technology services.

We provided interest-free loans to Chongqing Dinodirect. As of September 30, 2022, 2023 and 2024, the amounts due from Chongqing Dinodirect remained stable at nil, US$0.2 million and US$0.2 million. The balance was fully settled in February 2025.

Transactions with Chongqing Shanhailing Enterprise Management Consulting Co., Ltd.

Chongqing Shanhailing Enterprise Management Consulting Co., Ltd., or Chongqing Shanhailing, is a PRC limited liability company controlled by Mr. Jianfeng Feng and primarily engaging in management consulting services and software and information technology services.

We had interest-free loan arrangements with Chongqing Shanhailing. As of September 30, 2022, 2023 and 2024, we had nil, nil and US$0.7 million due from Chongqing Shanhailing, respectively. As of the same dates, we recorded outstanding amounts of nil, US$0.8 million and nil due to Chongqing Shanhailing, respectively. All balances of amounts due to and due from Chongqing Shanhailing were fully settled in February 2025.

Transactions with Chongqing Longwork Cross-border E-commerce Investment Co., Ltd.

Chongqing Longwork Cross-border E-commerce Investment Co., Ltd., or Chongqing Longwork Investment, is a PRC limited liability company and wholly-owned subsidiary of Chongqing Dinodirect, primarily engaging in software and information technology services.

We leased office space from Chongqing Longwork Investment. In the fiscal years ended September 30, 2022, 2023 and 2024, and the six months ended March 31, 2025, the rental expenses amounted to US$42,000, US$51,000,  US$50,000 and US$25,000. As of March 31, 2025, we had US$25,000 due to Chongqing Longwork Investment.

Transactions with Chongqing Longwork Zhicheng E-commerce Co., Ltd.

Chongqing Longwork Zhicheng E-commerce Co., Ltd., or Chongqing Longwork Zhicheng, is a PRC limited liability company primarily engaging in software and information technology services and controlled by Mr. Jianfeng Feng.

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Chongqing Longwork Zhicheng provided procurement services to us. In the fiscal years ended September 30, 2022, 2023 and 2024, and the six months ended March 31, 2025, we paid services fee amounts of US$11,000, US$8,290, US$162 and nil to Chongqing Longwork Zhicheng, respectively. As of September 30, 2022, 2023 and 2024, and March 31, 2025 we recorded US$8,000, US$15,000, US$16,000 and nil due to Chongqing Zhicheng, respectively.

Transactions with Dianjiang Deming Technology Service Center

Dianjiang Deming Technology Service Center, or Dianjiang Deming, is a PRC limited liability company primarily engaging in software and information technology services and is controlled by Mr. Jianfeng Feng.

We provided interest-free loans to Dianjiang Deming. As of September 30, 2022, 2023 and 2024, we recorded nil, US$3,000 and US$155,000 due from Dianjiang Deming, respectively. The balance was fully settled in February 2025.

Transactions with Loong Gulf Holdings Group Limited

Loong Gulf Holdings Group Limited, or Loong Gulf, is our shareholder, an exempted company incorporated in British Virgin Islands and wholly-owned by Mr. Jianfeng Feng.

We provided interest-free loans to Loong Gulf. As of September 30, 2022 and 2023 and 2024, we recorded nil, nil and US$73,000 due from Loong Gulf, respectively. The balance was fully settled in February 2025.

We had other related party transactions, the amounts of which were not material in the fiscal years ended September 30, 2023 and 2024. Please see Note 11 to our Consolidated Financial Statements included elsewhere in this prospectus for more information on transactions with related parties.

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Act (Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000 divided into 1,000,000,000 ordinary shares with a par value of US$0.00005 each. As of the date of this prospectus, there are 25,000,000 ordinary shares issued and outstanding, after giving effect to the one-for-two forward split of our issued and unissued ordinary shares effected on July 15, 2025.

Immediately prior to the completion of this offering, we will conditionally adopt an amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association, and which will become effective immediately prior to the completion of this offering and replace the current memorandum and articles of association in its entirety. Following the completion of this offering, ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ordinary shares. The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Our Post-offering Memorandum and Articles of Association

Our shareholders plan to adopt an amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association and which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General. All of our issued and outstanding ordinary shares are or will be fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or by our shareholders subject to the Companies Act and to our post-offering memorandum and articles of association.

Voting Rights. Holders of our ordinary shares shall, at all times, vote together as one class on all resolutions submitted to a vote by our shareholders at any general meeting of our company. Each ordinary share shall be entitled the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

One or more shareholders holding shares that represent not less than one-third (1/3) of the outstanding shares carrying the right to vote at such general meeting, shall be a quorum for all purposes. An annual general meeting may (but shall not be obliged to) hold in each calendar year.

The directors may call a general meeting at any time. The directors must also call a general meeting if requisitioned in writing and given by one or more shareholders who together hold at least ten per cent of the rights to vote at such general meeting in accordance with our post-offering memorandum and articles of association. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Advance notice of at least five clear days is required for the convening of any general meeting.

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An ordinary resolution of the shareholders means a resolution of a duly constituted general meeting of the company passed by a simple majority of the votes cast by, or on behalf of, the shareholders who (being entitled to do so) vote in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that meeting. The expression includes a written resolution signed by the requisite majority in accordance with our post-offering memorandum and articles of association. A special resolution means a resolution of a duly constituted general meeting of the Company or a resolution of a meeting of the holders of any class of shares in a class meeting duly constituted in accordance with the articles in each case passed by a majority of not less than two-thirds of the votes cast by, or on behalf of the shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting. A special resolution is required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Shares. Subject to the restrictions of our post-offering memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq or such other form as approved by our directors, executed:

(a)	where the shares are fully paid, by or on behalf of that shareholder; and
(b)	where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on or subject to the rules of the Nasdaq, our directors may, in their absolute discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (e) the shares transferred are fully paid up and free of any lien in favour of the Company; and (f) a fee of such maximum sum as the Nasdaq may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one calendar month after the date on which the instrument of transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required by the rules of the Nasdaq, be suspended and the register of members closed at such times and for such periods as our directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register of members closed for more than 30 clear days in any year.

Liquidation. If our company shall be wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

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to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture of Shares. Subject to the terms of the allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares, and each shareholder shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) pay to us the amount called on such shares. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

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We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•	either alone or jointly with any other person, whether or not that other person is a shareholder; and
•	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Redemption, Repurchase and Surrender of Shares. Subject to the provisions of the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•

issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•

with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account) if the company is able to, immediately following the date on which the payment is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (save for our amended and restated memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders). See “Where You Can Find Additional Information.”

Changes in Capital. We may by ordinary resolution:

●	increase its share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	convert all or any of its paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

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sub-divide our shares, or any of them into shares of an amount smaller than that fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

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cancel any shares that, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

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Subject to the Companies Act and our post-offering memorandum and articles of association, we may, by special resolution, reduce our share capital in any way.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued ordinary shares to such persons, at such times and on such terms and conditions as they may decide.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that, among other things, an exempted company:

●	does not have to make its register of members open to inspection by shareholders of that company;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

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the names and addresses of our members with the addition of, in the case of a company having a capital divided into shares, a statement of the shares held by each member, and the statement shall (i) distinguish each share by its number (so long as the share has a number); (ii) confirm the amount paid, or agreed to be considered as paid on the shares of each member; (iii) confirm the number and category of shares held by each member; and (iv) confirm whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

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Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to the depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of United Kingdom. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

Reconstructions and amalgamations may be approved by (i) 75% in value of the members or class of members, as the case may be, or (ii) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, as in each case are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonably approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”. If the transaction is approved, no dissenting member would have any rights comparable to the appraisal rights (namely the right to receive payment in cash for the judicially determined value of his shares), which may be available to dissenting members of corporations in other jurisdictions.

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The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so accepted unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect.

Our post-offering memorandum and articles of association provide that, to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)

all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)

without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

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Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director needs not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that the directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provides that we may (but shall not be obliged to) in each calendar year to hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notice calling it.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

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Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, a director may be removed from office by an ordinary resolution. A director’s office shall also be terminated forthwith if:

(a) he is prohibited by the law of the Cayman Islands from acting as a director; or

(b) he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c) he resigns his office by notice to the Company; or

(d) he only held office as a director for a fixed term and such term expires; or

(e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, whenever the capital of our company is divided into different class, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

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Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On November 12, 2024, we issued one ordinary share to ICS Corporate Services (Cayman) Limited for a consideration of US$0.0001, which transferred the same to Loong Gulf Holdings Group Limited on the same day.

On November 29, 2024, we issued 14,999,999 ordinary shares to Loong Gulf Holdings Group Limited for a consideration of US$ 1,499.9999.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 27,000,000 ordinary shares issued and outstanding, including 2,000,000 ordinary shares offered in this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares and we cannot assure you that a regular trading market will develop even if our ordinary shares are approved for listing on the Nasdaq Capital Market.

Lock-up Agreements

Our directors, executive officers and shareholders of 5% or more of our outstanding shares have agreed or are otherwise contractually restricted for a period of six (6) months after the closing of this offering, without the prior written consent of the Representative not to directly or indirectly, offer, sell, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares. Additionally, shareholders owning less than 5% of our outstanding shares have agreed to be subject to similar lock-up restrictions for a period of ninety (90) days after the closing of this offering.

In addition, the Company has agreed for a period of six (6) months after the closing of this offering, not to, except in connection with this offering, offer, sell or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, other than post-effective amendments to the Registration Statement of which this prospectus and the Resale Prospectus are parts. See “Underwriting — Lock-Up Agreements.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

All of our ordinary shares outstanding prior to this offering upon the completion of this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

●

1% of our then total issued and outstanding ordinary shares, which will equal 265,000 ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares (or approximately 267,250 ordinary shares if the underwriters in full their option to purchase additional ordinary shares); or

●

the average weekly trading volume of our ordinary shares in the form of the same class on Nasdaq or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

The following summary of the material Cayman Islands, Hong Kong, the United Kingdom, Malaysia and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, Hong Kong, the United Kingdom, Malaysia and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Hong Kong Taxation

The following discussion is a summary of Hong Kong profits tax, tax on dividends, capital gains tax and stamp duty considerations relevant to the acquisition, ownership and disposition of shares of the company. The statements made herein regarding taxation are general in nature and based upon certain aspects of the current tax laws of Hong Kong and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines or the interpretation of such laws or guidelines occurring after such date, which changes could be made on a retrospective basis. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to acquire, own or dispose of the shares of the company and do not purport to deal with the tax consequences applicable to all categories of investors. The statements below are based on the assumptions that the company is not a tax resident in Hong Kong. Prospective shareholders are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership of or disposal of the shares of the company, taking into account their own particular circumstances. It is emphasized that neither we nor any other persons involved in this prospectus accept responsibility for any tax effects or liabilities resulting from the acquisition, holding or disposal of the shares of the company.

Profits Tax

Revenues gains from the sale of the shares of the company by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of up to 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

Otherwise,

1.

in respect of a Hong Kong MNE entity (as defined under the Inland Revenue Ordinance (Cap. 112) of the laws of Hong Kong)), gains arising from the sale of the shares in the company and received in Hong Kong maybe subject to Hong Kong profits tax, unless the MNE entity is qualified for one of the exemptions under the Foreign-sourced Income Exemption (FSIE) Regime; or

2.

for other Hong Kong entities where the purchases and sales of the shares in the company are negotiated, concluded and effected outside of Hong Kong, gains arising from such sale should not be subject to Hong Kong profits tax.

In respect of a Hong Kong MNE entity (as defined under the Inland Revenue Ordinance (Cap. 112) of the laws of Hong Kong)), dividends paid on the shares of the company and received in Hong Kong maybe subject to Hong Kong profits tax, unless the MNE entity is qualified for one of the exemptions under the Foreign-sourced Income Exemption (FSIE) Regime. In other cases, this would not be subject to Hong Kong profits tax.

Stamp Duty

On the basis that the register of members / shareholders of the company will be maintained outside of Hong Kong, no Hong Kong stamp duty is payable on the purchase and sale of the shares in the company.

Hong Kong Subsidiary

The following discussion is a summary of Hong Kong profits tax of the Hong Kong Subsidiary. The statements made herein regarding taxation are general in nature and based upon certain aspects of the current tax laws of Hong Kong and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines or the interpretation of such laws or guidelines occurring after such date, which changes could be made on a retrospective basis. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant.

Profits tax

Our Hong Kong Subsidiary is subject to the two-tiered profits tax rates system according to Hong Kong tax rules and regulations. The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) provides for the two-tiered profits tax rates system. Effective from April 1, 2018, under the two-tiered profits tax rates regime, profits tax rates will be 8.25% for a corporation's assessable profits up to HK$ 2,000,000, and 16.5% on any part of assessable profits over HK$ 2,000,000.

Withholding tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong Subsidiary.

Capital Gain Tax

No tax is imposed in Hong Kong in respect of long term capital gains from the sale of shares in our Hong Kong Subsidiary.

Stamp Duty

Under the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong), with effect from November 17, 2023, the Hong Kong ad valorem stamp duty currently charged at the rate of 0.10% on the higher of the amount of the consideration for or the value of the shares will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.20% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HK$ 5 is currently payable on each instrument of transfer of Hong Kong shares.  If no stamp duty is paid on or before the due date, a penalty of up to ten times the stamp duty payable may be imposed.

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United Kingdom Taxation

The following section is intended only as a general guide and does not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding and disposing of ordinary shares. It is based on current U.K. tax law and on the current published practice of HMRC (which is not a statement of law and which may not be binding on HMRC), as of the date of this prospectus, both of which are subject to change at any time, possibly with retrospective effect. This section does not address the U.K. tax consequences which may be relevant to certain classes of holders of ordinary shares, such as: market makers, intermediaries, traders, brokers or dealers in securities; financial institutions; insurance companies; investment companies; collective investment schemes; charities or tax-exempt organizations; pension schemes; trustees; persons who are connected with the company or any member of a group of which the company forms part; persons holding their ordinary shares as part of hedging or conversion transactions; and persons who have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment or who have been officers employees of the company or a company forming part of a group of which the company forms part.

The following is intended as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, ordinary shares. Accordingly, prospective subscribers for, or purchasers of, ordinary shares should consult their own tax advisors with respect to the U.K. tax consequences of the acquisition, ownership and disposal of ordinary shares in their specific circumstances.

Withholding tax on dividends

Dividends paid by the company in respect of ordinary shares will not be subject to any withholding or deduction at source for or on account of U.K. tax.

Corporation Tax

A corporate non-U.K. holder should not be subject to U.K. corporation tax on dividends received from the Company, unless it carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom to which its ordinary shares are attributable. A corporate non-U.K. holder who is carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom to which its ordinary shares are attributable will be subject to U.K. corporation tax on any dividend received from the company, unless the dividend qualifies for exemption and certain conditions are met (including anti-avoidance conditions). Whether the dividend qualifies for exemption will depend on the circumstances of the particular corporate non-U.K. holder, although it is generally expected that dividends paid by the Company would normally qualify.

U.K. Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

As the company is not incorporated in the United Kingdom, no SDRT should be payable on the transfer of, or an agreement to transfer, ordinary shares provided that the ordinary shares are not registered in a register kept in the United Kingdom by or on behalf of the company and are not paired with any shares issued by a U.K. incorporated company.

No U.K. stamp duty will in practice be payable on a written instrument transferring ordinary shares provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ordinary share could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.

Malaysia Taxation

The following discussion is a summary of the relevant taxes that are applicable to our Malaysian subsidiary with regards to transactions that they may enter into with a foreign holding company. It excludes Malaysian taxes arising from its business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting its business activities and taxes on capital gains.

Generally, there are two types of taxes imposed on gains in Malaysia:(i) Capital Gains Tax, where profits derived from the disposal of capital assets are treated as income and subject to income tax; and (ii) Real Property Gains Tax, which applies to gains arising from the disposal of real property or shares in real property companies Neither tax is applicable to our Malaysian subsidiary, as it does not dispose any capital assets, real properties and/or shares in real property companies.

With respect to income tax liability of our foreign holding company, it, being a non-resident, will be settled by way of withholding tax, deducted by the paying entity, i.e. the Malaysian subsidiary.  There is no withholding tax on dividends paid by Malaysian companies.

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U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. Federal income tax considerations relevant to the acquisition, ownership, and disposition of our ordinary shares by U.S. Holders (as defined below) that will hold our ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; investors that have a functional currency other than the U.S. dollar), or holders that acquire ordinary shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in the ordinary shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the ordinary shares.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC or other tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our ordinary shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

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A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our stock is readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the comprehensive United States-PRC income tax treaty, or the “Treaty”, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our ordinary shares.

In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our ordinary shares. If we are deemed to be a PRC tax resident enterprise, you may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the ordinary shares may be subject to tax in the PRC. If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our ordinary shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. However, if PRC tax were to be imposed on any gain from the disposition of our ordinary shares, if you are eligible for the benefits of the Treaty, you generally may be able to treat such gain as foreign-source income. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our current taxable year or the foreseeable future. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our current taxable year or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our ordinary shares even if we cease to qualify as a PFIC under the rules set forth above.

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If we are a PFIC for any taxable year during which you hold our ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●

amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

●

amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the ordinary shares will be listed on the Nasdaq Capital Market, which is a qualified exchange for these purposes. If the ordinary shares are regularly traded, and the ordinary shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the ordinary shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

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Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our ordinary shares, if such ordinary shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our ordinary shares, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PROSPECTIVE INVESTORS IN THE ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM OWNING OR DISPOSING THE ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL, NON-US JURISDICTION, OR ANY INCOME TAX TREATY, AND ESTATE, GIFT AND INHERITANCE LAWS.

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UNDERWRITING

We have entered into an underwriting agreement dated            , 2025 with American Trust Investment Services, Inc. (the “Representative”), acting as the lead or managing underwriter with respect to the ordinary shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of shares
American Trust Investment Services, Inc.	2,000,000
Total	2,000,000

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the closing of the offering, to purchase up to an additional 300,000 ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 30-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If any additional ordinary shares are purchased, the underwriters will offer these ordinary shares on the same terms as those on which the other ordinary shares are being offered.

The Representative has advised us that it proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$             per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of US$             per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

121

Discounts, Commission and Expenses

The underwriting discounts and commissions are 7.0% of the initial public offering price.

The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

In connection with and upon closing of the offering contemplated herein, we will also pay to the Representative a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received by us from the sale of the ordinary shares.

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including, but not limited to: (i) the costs of preparing, printing and filing the registration statement with the SEC, including amendments and supplements thereto, and post effective amendments, as well as the filings with FINRA and Nasdaq, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Representative may reasonably request; (ii) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the Representative may reasonably request; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (iv) the fees of counsel and accountants for the Company, including fees associated with any blue sky filings where applicable; (v) fees associated with the Company’s transfer agent; (vi) fees, if necessary, associated with translation services; and (vii) accountable expenses of the Representative whether or not the offering is consummated, consisting of up to a maximum of US$150,000 for accountable expenses and a maximum amount of US$100,000 for reimbursement of the Representative’s legal fees.

We have paid the Representative a US$100,000 advance (the “Advance”) to be credited against the accountable expenses actually incurred by the Representative upon the successful completion of this offering. Any Advance received by the Representative will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriters’ discount and commissions and non-accountable expense allowance will be approximately US$1.6 million.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Company has agreed to set up an escrow account with a third-party escrow agent in the United States and will fund such account with US$200,000 that may be utilized by the underwriters to fund certain indemnification obligations of the Company to the underwriters and other indemnified persons as described herein and in the Underwriting Agreement, arising during the six (6)-month period following the closing of the offering. The escrow account will be interest bearing, and we will be free to invest the assets in low-risk investments (e.g., bonds, mutual funds, money market funds, etc.). All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. The Company will pay the reasonable fees and expenses of the escrow agent.

122

Right of First Refusal

In addition, the Company agrees to grant the Representative a right of first refusal (the “Right of First Refusal”), exercisable at the sole discretion of the Representative for six months from the closing day of this offering, to provide investment banking service to the Company, or any successor to or any subsidiary of the Company on terms customary to the Representative. For these purposes, the investment banking service includes, acting as lead or joint-lead investment banker, lead or joint book-runner and/or lead or joint placement agent, for every future public and private equity and debt offering, including all equity linked financing. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5).

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Company has agreed to set up an escrow account with a third-party escrow agent in the United States and will fund such account with US$200,000 that may be utilized by the underwriters to fund certain indemnification obligations of the Company to the underwriters and other indemnified persons as described herein and in the Underwriting Agreement, arising during the 12-month period following the closing of the offering. The escrow account will be interest bearing, and we will be free to invest the assets in low-risk investments (e.g., bonds, mutual funds, money market funds, etc.). All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. The Company will pay the reasonable fees and expenses of the escrow agent.

Tail Financing

If within 12 months from the effective date of termination or expiration of the engagement letter, the Company completes a public or private offering of its securities with any investor(s) introduced to the Company by the Representative during the term of the engagement letter, then the Company shall pay the Representative a tail fee equal to the compensation that would have been payable had the Representative participated in such transaction, provided that such investor(s) were first introduced to the Company by the Representative and documented in writing during the term of the engagement letter. This provision is intended to comply with FINRA Rule 5110(g)(5)(B). If the Company terminates the engagement letter for cause—defined as the Representative’s material breach of its obligations or willful failure to perform the services contemplated herein—no tail fee (or other post-termination compensation) shall be payable. Any tail fee must be reasonable in relation to the underwriting or placement services originally contemplated and shall not exceed the cash fee rate set forth in the engagement letter. No tail fee is owed for any transaction consummated after the tail period.

Lock-Up Agreements

We and our directors and executive officers will enter into customary “lock-up” agreements in favor of the Representative pursuant to which we, and any of our successors, our directors and executive, officers will agree, for a period of six (6) months from the closing of the offering, not to (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, other than post-effective amendments to the Registration Statement of which this prospectus and the Resale Prospectus are parts. Holders of more than 5.0% of our outstanding ordinary shares as of the effective date of the registration statement will enter into similar lock-up agreements for a period of six (6) months from the closing of the offering. Additionally, holders owning less than 5% of our outstanding shares have agreed to be subject to similar lock-up restrictions for a period of ninety (90) days after the closing of this offering.

Nasdaq Capital Market Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “DBIM.” We make no representation that such application will be approved or that our ordinary shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this offering unless such ordinary shares will be listed on the Nasdaq Capital Market at the completion of this offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.

Any underwriter who is a qualified market maker on the Nasdaq Capital Market may engage in passive market making transactions on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the Business Day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our ordinary shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our ordinary shares will trade in the public market subsequent to this offering or that an active trading market for our ordinary shares will develop and continue after this offering.

123

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on the Nasdaq Capital Market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Determination of Offering Price

The principal factors to be considered in determining the public offering price include:

●	the information set forth in this prospectus and otherwise available to the Representative;

●	our history and prospects and the history and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our company;

●	the general condition of the securities market at the time of this offering;

●	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The assumed public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the public offering price.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the ordinary shares offered by this prospectus in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

124

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$	1,271
FINRA filing fee		3,500
Nasdaq Capital Market listing fee		5,000
Legal fees and expenses		876,839
Accounting fees and expenses		480,000
Financial printing		65,000
Miscellaneous		194,755

Total	US$	1,626,365

We will bear these expenses and the underwriting discounts and commissions incurred in connection with the offer and sale of the ordinary shares by us.

125

LEGAL MATTERS

We are being represented by DLA Piper UK LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm. Certain legal matters as to Hong Kong law will be passed upon for us by DLA Piper Hong Kong. The underwriters are represented by DeMint Law, PLLC with respect to certain legal matters as to United States federal securities law. The validity of the ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Ogier. DLA Piper UK LLP may rely upon Ogier with respect to matters governed by Cayman Islands law. DeMint Law, PLLC may rely upon CFN Lawyers with respect to matters governed by the Hong Kong law.

126

EXPERTS

The consolidated financial statements of Dbim Holdings Limited, as of September 30, 2023 and 2024, and for the fiscal years ended September 30, 2023 and 2024, included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

127

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ordinary shares, to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

128

DBIM HOLDINGS LIMITED

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of

Dbim Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dbim Holdings Limited and its subsidiaries (collectively the “Company”) as of September 30, 2023 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2024

San Mateo, California

May 2, 2025, except for Note 1 as to which the date is July 22, 2025 and Note 14 as to which the date is August 8, 2025.

F-2

DBIM HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	As of September 30,
	2023	2024
	US$	US$
ASSETS
Current assets:
Cash	1,571,736	1,929,667
Restricted cash	535,211	329,232
Advance to vendors	333,904	695,341
Other receivables	1,187,421	832,396
Amounts due from related parties	186,421	1,141,026
Total current assets	3,814,693	4,927,662

Non-current assets:
Property and equipment, net	10,461	7,046
Operating lease right-of-use assets, net – a related party	90,225	45,927
Deferred initial public offering (“IPO”) costs	-	48,022
Total non-current assets	100,686	100,995
Total assets	3,915,379	5,028,657

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term loans	-	1,139,991
Long-term loans – current	191,396	165,265
Accounts payable	93,522	205,751
Contract liabilities	138,584	95,116
Accruals and other payables	755,814	213,608
Taxes payable	195,725	388,081
Operating lease liabilities – current – a related party	46,050	45,927
Amounts due to related parties	936,220	16,163
Total current liabilities	2,357,311	2,269,902

Non-current liabilities:
Long-term loans – non-current	59,622	123,295
Operating lease liabilities – non-current – a related party	44,175	-
Total non-current liabilities	103,797	123,295
Total liabilities	2,461,108	2,393,197

Commitments and contingencies	-	-

Shareholders’ equity:
Ordinary shares (US$0.00005 par value; 1,000,000,000 shares authorized; 25,000,000 shares issued and outstanding as of September 30, 2023 and 2024)*	1,250	1,250
Shares subscription receivable*	(1,250)	(1,250)
Additional paid-in capital	-	-
Retained earnings	1,502,485	2,596,987
Accumulated other comprehensive (loss) income	(48,214)	38,473
Total shareholder's equity	1,454,271	2,635,460
Total liabilities and shareholders’ equity	3,915,379	5,028,657

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-3

DBIM HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollar, except for the number of shares)

	Year ended September 30,
	2023	2024
	US$	US$
Net revenues	6,293,071	6,142,859
Cost of revenues	(2,489,395)	(2,572,509)
Gross profit	3,803,676	3,570,350
Operating expenses:
Sales and marketing expenses	(1,998,925)	(1,733,125)
General and administrative expenses	(354,915)	(391,770)
Total operating expenses	(2,353,840)	(2,124,895)
Operating income	1,449,836	1,445,455
Other income (expenses):
Other (expenses) income, net	(1,428)	7
Interest expense	(75,852)	(43,939)
Foreign exchange gain (loss), net	115,918	(128,148)
Total other income (expenses), net	38,638	(172,080)
Income before income tax	1,488,474	1,273,375
Income tax expense	(212,599)	(178,873)
Net income	1,275,875	1,094,502

Other comprehensive (loss) gain
Foreign currency translation adjustment	(48,214)	86,687
Comprehensive income attributable to the Company’s ordinary shareholders	1,227,661	1,181,189

Earnings per share:
Weighted average number of ordinary shares outstanding – basic and diluted*	25,000,000	25,000,000
Ordinary shares – basic and diluted*	0.05	0.05

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-4

DBIM HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollar, except for the number of shares)

	Ordinary shares*		Shares subscription	Additional paid-in	Retained	Accumulated other comprehensive
	Shares	Amount	receivable*	capital	earnings	(loss) income	Total
Balance at September 30, 2022	25,000,000	1,250	(1,250)	-	226,610	-	226,610
Net income	-	-	-	-	1,275,875	-	1,275,875
Foreign currency translation adjustment	-	-	-	-	-	(48,214)	(48,214)
Balance at September 30, 2023	25,000,000	1,250	(1,250)	-	1,502,485	(48,214)	1,454,271
Net income	-	-	-	-	1,094,502	-	1,094,502
Foreign currency translation adjustment	-	-	-	-	-	86,687	86,687
Balance at September 30, 2024	25,000,000	1,250	(1,250)	-	2,596,987	38,473	2,635,460

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-5

DBIM HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollar, except for the number of shares)

	Year ended September 30,
	2023	2024
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	1,275,875	1,094,502
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,581	6,346
Deferred income taxes	10,471	-
Amortization of operating lease right-of-use assets	45,433	46,642
Foreign exchange (gain) loss, net	(115,918)	128,148
Changes in operating assets and liabilities:
Advance to vendors	(2,594)	(327,496)
Other receivables	(371,981)	391,754
Amounts due from related parties – operating	261,581	(1,266)
Accounts payable	(481,201)	105,717
Contract liabilities	183,311	(115,520)
Accruals and other payables	(2,317,968)	(557,424)
Taxes payable	193,306	179,828
Amounts due to related parties – operating	(45,433)	(46,642)
Operating lease liabilities – a related party	59,182	(88,684)
Net cash (used in) provided by operating activities	(1,300,355)	815,905

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,890)	(2,615)
Collection of loans to related parties	170,773	-
Payment of loans to related parties	-	(921,498)
Net cash provided by (used in) investing activities	167,883	(924,113)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans	388,504	1,331,297
Repayments of bank loans	(1,546,723)	(193,853)
Proceeds from loans from related parties	861,854	-
Repayments of loans from related parties		(843,812)
Deferred IPO costs	-	(46,783)
Net cash (used in) provided by financing activities	(296,365)	246,849

Effect of exchange rate change on cash and restricted cash	9,067	13,311

Net (decrease) increase in cash and restricted cash	(1,419,770)	151,952
Cash and restricted cash at beginning of year	3,526,717	2,106,947
Cash and restricted cash at end of year	2,106,947	2,258,899
Cash	1,571,736	1,929,667
Restricted cash	535,211	329,232
Cash and restricted cash, end of year	2,106,947	2,258,899

Supplemental disclosures of cash flows information:
Cash paid for interest	75,852	43,939
Cash paid (recovered) for taxes	8,044	(6,873)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

DBIM HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollar, except for the number of shares)

1. ORGANIZATION AND NATURE OF OPERATIONS

(a) Principal activities

Dbim Holdings Limited (the “Company”) is a holding company incorporated as an exempted company on November 12, 2024 under the laws of Cayman Islands. The Company, through its wholly-owned subsidiaries in Hong Kong and United Kingdom (the “UK”), is primarily engaged in provision of (i) virtual goods services to consumers around the world; and (ii) metaverse scenario building services.

As of the date of this report, details of the Company’s principal subsidiaries are as follows:

Main subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Percentage of direct or indirect economic ownership	Principal activities
Lawren Company Limited (“Lawren”)	British Virgin Islands (“BVI”)	May 21, 2015	100% owned by the Company	Investment holding
Dbim Limited (“Dbim BVI”)	BVI	April 14, 2025	100% owned by the Company	Investment holding
Element Colors Electronic Entertainment Limited (“Element Colors HK”)	Hong Kong, PRC	August 3, 2017	100% owned by Lawren	Provision of virtual goods services and metaverse scenario building services
Element Colors Technology Limited (“Element Colors UK”)	UK	September 3, 2024	100% owned by Dbim BVI	Provision of virtual goods services
Element Colors Technology Malaysia SDN. BHD. (“Element Colors MY”)	Malaysia	April 8, 2025	100% owned by by Dbim BVI	Provision of virtual goods services

(b) History of the Company

On May 21, 2015, Lawren was incorporated in British Virgin Islands (the “BVI”).

On August 3, 2017, Element Colors HK was incorporated in Hong Kong, as a wholly owned subsidiary of Lawren.

On November 21, 2017, Loong Gulf Holdings Group Limited (“Loong Gulf”), a BVI company, acquired 100% of the equity interests in Lawren.

On October 13, 2017, Shenzhen Qianhai Yuancai Technology Co., Ltd. (“Shenzhen Yuancai”) was incorporated in the PRC, as a wholly owned subsidiary of Element Colors HK and an investment holding company.

On November 1, 2018, Chongqing Yuancai Interactive Entertainment Technology Co., Ltd. (“Chongqing Yuancai”) was incorporated in the PRC, as a wholly owned subsidiary of Shenzhen Yuancai, and its principal activity is provision of inter-company outsourcing services.

On September 3, 2024, Element Colors HK acquired 100% of the equity interests in Element Colors UK.

On April 5, 2025, Element Colors HK entered into an equity share transferring agreement with a third-party company and transferred its 100% equity interest in Shenzhen Yuancai and Chongqing Yuancai for consideration of approximately RMB448,000.

On April 8, 2025, Element Colors MY was incorporated in Malaysia, as a wholly owned subsidiary of Element Colors HK.

On April 14, 2025, Dbim BVI was incorporated in the BVI, as a wholly owned subsidiary of the Company. On April 21, 2025 and May 8, 2025, Element Colors HK transferred its 100% equity interests in Element Colors UK and Element Colors MY to Dbim BVI, respectively.

(c) Reorganization

In connection with this offering, the Company undertook a reorganization of our corporate structure (the “Reorganization”) in the following steps:

1) On November 12, 2024, the Company was incorporated as an exempted company in the Cayman Islands (the “Cayman”) with 1 ordinary share, par value US$0.0001 per share, as a wholly owned subsidiary of Loong Gulf.

2) On November 29, 2024, by entering into an instrument of transfer with Loong Gulf as transferor, the Company as transferee issued 14,999,999 ordinary shares of par value US$0.0001 to Loong Gulf to obtain its 100% of the equity interests in Lawren.

Upon the completion of the above Reorganization, the Company became the ultimate holding company of Lawren and its subsidiaries. The Company is effectively controlled by the same shareholder before and after the Reorganization; therefore, the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previous separate entries combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

(d) Share split

Upon incorporation the authorized number of ordinary shares of the Company was 500,000,000 shares with a par value of US$0.0001 each. On July 15, 2025, the Company effectuated a 1-to-2 share split, following which the authorized share capital of US$50,000 was divided into 1,000,000,000 ordinary shares with a par value of US$0.00005 each, and the issued shares increased from 15,000,000 ordinary shares to 30,000,000 ordinary shares. Immediately upon the completion of the split, all existing shareholders surrendered an aggregate of 5,000,000 ordinary shares on a pro-rata basis for no consideration, which were cancelled by the Company. As a result, as of the date hereof, there are 25,000,000 ordinary shares issued and outstanding with a par value of US$0.00005 each. The Company has retroactively restated all shares and per share data for all periods presented.

F-7

2. SIGNIFICANT ACCOUNTING POLICIES

2.1 Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

2.2 Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2.3 Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include, but are not limited to, current expected credit losses of receivables, depreciable lives of property and equipment, valuation of deferred tax assets, incremental borrowing rates related to lease liabilities and revenue recognition for unfulfilled orders.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. On an ongoing basis, management evaluates its estimates based on information that is currently available. Changes in circumstances, facts and experience may cause the Company to revise its estimates. Changes in estimates are recorded in the period in which they become known. Actual results could materially differ from these estimates.

2.4 Functional currency and foreign currency translation

The Company's reporting currency is United States dollars (“US$") and the accompanying financial statements have been expressed in US$. The functional currency of the Company and its subsidiaries in BVI and UK is US$. The functional currency of Element Colors HK and subsidiaries located in the PRC is RMB.

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the consolidated statements of income and comprehensive income during the year in which they occur.

For consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$ using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements are recorded as a separate component of accumulated other comprehensive income (loss) within the consolidated statements of changes in shareholders’ equity. Cash flows are also translated at average translation rates for the periods; therefore, amounts reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	Year ended September 30,
	2023	2024
Average rate (US$1 exchange rate)	7.0527	7.2035

	As of September 30,
	2023	2024
Year-end spot rate (US$1 exchange rate)	7.2960	7.0176

F-8

2.5 Cash and restricted cash

Cash consists of cash on hand, demand deposits with banks as well as cash held by payment processors. Restricted cash consists of bank accounts that are legally restricted for use and cash in an escrow account as deposits withheld by payment processors. As of September 30, 2023 and 2024, the Company did not have any cash equivalents.

2.6 Other receivables

Other receivables consist primarily of refundable deposits placed with counterparties and payment processors.

Allowance for credit loss represents management’s best estimate of probable losses inherent in the portfolio. On October 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) Topic 326, “Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments.” This guidance replaced the “incurred loss” impairment methodology with an approach based on “expected losses” to estimate credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The allowance for credit losses is a valuation account that is deducted from the cost of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.

The Company considers various factors, including nature, historical collection experience, the age of the receivable balances, credit quality and specific risk characteristics of its customers, and current economic conditions to develop an estimate of credit losses. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability. As of September 30, 2023 and 2024, the allowance for other receivables was nil.

2.7 Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Property and equipment are depreciated at rates sufficient to write off its costs less impairment and residual value, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

Categories	Estimated useful lives
Furniture and fixture	5 years
Office equipment	3 years

2.8 Advance to vendors

Advance to vendors mainly represent prepayments to virtual goods providers and other services providers. The balances are classified as either current or non-current based on the terms of the respective agreements and reviewed periodically to determine whether their carrying value has become impaired. The Company uses the aging method to estimate the allowance for uncollectible balances in accordance with ASC 326, Financial Instruments - Credit Losses. In addition, at each reporting date, the Company determines the adequacy of the allowance by evaluating all available information, and then records specific allowances for those advances based on the available facts and circumstances. As of September 30, 2023 and 2024, the allowance for uncollectible advances to vendors was nil.

2.9 Deferred IPO costs

The Company complies with the requirements of ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials”, and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO costs consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

2.10 Contract liabilities

Contract liabilities mainly represent prepayments received from our consumers. These payments are non-refundable and revenues are recognized when our performance obligations are satisfied. Due to the generally short-term duration of the relevant contracts, contract liabilities are classified as current liabilities on the consolidated balance sheets and are generally expected to be recognized within one year. The Company recognized contract liabilities included in the opening balances in the amounts of US$17,164 and US$137,732, as revenue for the years ended September 30, 2023 and 2024, respectively.

2.11 Fair value measurement

Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the assets or liabilities.

F-9

The Company applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1—	Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2—

Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3—

Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company's financial instruments mainly include cash, restricted cash, other receivables, amounts due from related-parties, accounts payable, short-term loans, amounts due to related-parties and other current liabilities to approximate the fair value of the respective assets and liabilities as of September 30, 2023 and 2024 owing to their short-term or immediate nature. The fair value of long-term loans as presented in the consolidated statements of financial position approximates its fair value.

2.12 Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”, and subsequently issued additional related Accounting Standards Updates (“ASU”, collectively, “ASC 606”). To determine revenue recognition for contracts with customers, the Company performs the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company mainly engages in provision of virtual goods services, and since September 2024, the Company began to provide metaverse scenario building services. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

Revenue from virtual goods services

The Company generates virtual goods services revenue from orders completed through its online websites and platforms. The customer places an order for virtual goods and makes prepayments to the Company. The pricing and prepayment terms are fixed, with no discounts, refunds, or variable consideration. The order is then forwarded to the virtual goods providers to fulfil. The Company recognizes revenue from virtual goods services upon fulfillment of the order by the virtual goods provider as its performance obligation of providing virtual goods services is satisfied at that point. There was no contract asset related to services performed as of September 30, 2023 and 2024. The revenue from virtual goods services is generated by the Company’s subsidiary in Hong Kong and not subject to value-added tax (“VAT”) pursuant to the tax regulations of Hong Kong.

As the Company’s role is mainly to arrange the provision of the specified virtual goods ordered by the customer through various third-party suppliers, it does not control how the virtual goods are ultimately provided to the consumer. Therefore, the Company is an agent and recognizes revenue on a net basis when control over virtual goods is transferred from virtual goods providers to the consumer.

The Company accounts for an unfulfilled order by recording a contract liability at the time the consideration is received from the customer, and is included in contract liabilities. The liabilities remain outstanding until the order is fulfilled by the Company, at which time the Company recognizes revenue. Over time, certain customers become uncontactable despite reasonable efforts made by the Company. If no further instructions are received from these customers and the unfulfilled order remains outstanding for over one year, the Company determines that the consideration received from the customer is forfeited. Estimating revenue recognition for unfulfilled orders requires judgment based on current and historical transaction data and customer experience. Revenue recognized from unfulfilled orders was US$55,920 and US$133,948 for the years ended September 30, 2023 and 2024, respectively.

F-10

Revenue from metaverse scenario building services

In September 2024 the Company launched DBiM Metaverse platform (“DBiM Metaverse”) and began to provide metaverse scenario building services to assist corporate customers in creating showrooms, panoramic virtual stores and industrial parks on DBiM Metaverse. The contracts of Company’s metaverse scenario building services are primarily on a fixed-price basis with no discount, refund and variable consideration, and involve integrated services including project planning, design and development based on customers’ specific needs. A series of promises are identified in a contract, however, since the customers cannot benefit from any single one promise either on its own or together with other resources that are readily available to the customer, all these multiple promises mentioned above are not distinct and separately identifiable from each other. Therefore, there is only one performance obligation for the metaverse scenario building services.

The Company recognizes revenue when the performance obligation is satisfied at the point in time upon the completion of services, which is when the result of services is tested and accepted by the customers. The duration of the development period is short, usually less than one year. The revenue from metaverse scenario building services is generated by the Company’s subsidiary in Hong Kong and not subject to VAT pursuant to the tax regulations of Hong Kong.

As the Company just started metaverse scenario building services since September 2024, the Company did not generate any revenue from metaverse scenario building services and all revenues were derived from virtual goods services for the years ended September 30, 2023 and 2024.

2.13 Cost of revenues

Costs of revenues consist primarily of payment processing fees, network costs and staff costs. The following table sets forth a breakdown of cost of revenues by nature:

	Year ended September 30,
	2023	2024
	US$	US$
Payment processing fees	2,310,839	2,440,250
Staff costs	90,383	95,956
Network costs	47,646	22,969
Others	40,527	13,334
Total	2,489,395	2,572,509

Payment processing fees represent commissions charged by online payment processors, mainly PayPal, Checkout and Worldpay. Network costs consist of SMS fees, server hosting fees and bandwidth fees. Staff costs consist of salary and benefits to our technology and editorial professionals. These costs are charged to the consolidated statements of income and comprehensive income as incurred.

2.14 Sales and marketing expenses

Sales and marketing expenses consist primarily of promotion and advertising expenses, salaries and benefits to sales and marketing personnel, and other expenses relating to our sales activities. Promotion and advertising expenses, which are charged to the consolidated statements of income and comprehensive income as incurred, were US$1,518,846 and US$1,350,910 for the years ended September 30, 2023 and 2024, respectively.

2.15 General and administrative expenses

General and administrative expenses consist primarily of salary and benefits to general management, finance, administrative personnel, depreciation, professional services fees, office rental, communication expenses and other general corporate related expenses.

2.16 Employee benefits

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees' salaries. The total expenses the Company incurred for the plan were US$102,671 and US$117,054 for the years ended September 30, 2023 and 2024, respectively, and were recorded in expenses based on the function of employees.

2.17 Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, “Income Tax”, (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

F-11

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authority has up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2019 through 2023 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC subsidiaries’ tax filings, which may lead to additional tax liabilities. The Company’s subsidiary in Hong Kong is subject to examination by the Inland Revenue Department of Hong Kong for the tax years of 2020 through 2022.

The Company records liabilities related to uncertain tax positions when, despite the Company’s belief that the Company’s tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense.

2.18 Value added taxes

For the years ended September 30, 2023 and 2024, the Company’s PRC subsidiaries were subject to VAT at the rate of 6% depending on whether the entity was a general taxpayer, and related surcharges on the revenue generated from providing services. Entities that were VAT general taxpayers were allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT was recorded in taxes payable. All of the VAT returns filed by the Company’s PRC subsidiaries have been and remain subject to examination by the tax authorities for five years from the date of filing.

2.19 Earnings per share

Earnings per share is computed in accordance with ASC Topic 260, “Earnings per Share”. Basic earnings per share is computed by dividing net income attributable to the controlling ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. As of September 30, 2023 and 2024, there were no dilutive shares.

2.20 Leases

The Company adopts ASU 2016-02, and ASC Topic 842, “Lease” (“ASC 842”) to account its lease. ASC 842 requires that lessees recognize right-of-use (“ROU”) assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. ASC 842 distinguishes leases as either a finance lease or an operating lease on the consolidated balance sheets that affects how the leases are measured and presented in the consolidated statements of income and comprehensive income, and consolidated statements of cash flows.

ROU assets represent the Company’s right to use underlying assets for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for a consideration. To assess whether a contract is or contains a lease, the Company assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The Company elects not to apply the recognition requirements of ASC 842 to short-term (12 months or less) leases.

The ROU of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

2.21 Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

2.22 Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical performance and the specific facts and circumstances of each matter.

F-12

2.23 Concentration of risks

(i) Concentration of credit risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, restricted cash, and other receivables. The Company places its cash with financial institutions with high credit ratings and quality. Management believes that the institutions are financially stable and, accordingly, minimal credit risk exists.

For other receivables, the Company conducts credit evaluations of its contractual counterparties, and generally does not require collateral or other security from its customers. The Company establishes an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers. Two contractual counterparties accounted for approximately 52.95% and 44.74% of total other receivables as of September 30, 2023, respectively. Two contractual counterparties accounted for approximately 38.00% and 30.47% of total other receivables as of September 30, 2024, respectively.

(ii) Interest rate risk

The Company is exposed to interest rate risk on interest-bearing assets and liabilities. As part of asset and liability risk management, the Company reviews and takes appropriate steps to manage interest rate exposures on interest-bearing assets and liabilities. The Company has not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the years ended September 30, 2023 and 2024.

(iii) Foreign currency risk

A significant portion of Company’s cash and restricted cash denominated in US$, fluctuations in exchange rates between US$ and RMB may result in foreign exchange gains or losses. The value of US$ is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Company has cash and restricted cash that are denominated in US$, totaling US$1,109,101 and US$1,400,030 as of September 30, 2023 and 2024, respectively.

(iv) Concentration of customers

There are no customers from whom revenues individually represent 10% or more of the total net revenues of the Company for the years ended September 30, 2023 and 2024.

(v) Concentration of suppliers

The following table sets forth a summary of suppliers who individually represent 10% or more of the Company’s accounts payable:

	As of September 30,
	2023	2024
Percentage of the Company’s accounts payable:
Supplier A	60.72%	98.31%
Supplier B	37.42%	*(a)

(a) Represented the percentage below 10%

The following table sets forth a summary of suppliers who individually represent 10% or more of the Company’s total purchases:

	Year ended September 30,
	2023	2024
Percentage of the Company’s cost of revenues:
Supplier C	34.02%	15.41%
Supplier D	16.53%	11.76%
Supplier E	15.53%	43.68%
Supplier F	13.01%	12.63%

2.24 Recently issued accounting pronouncements

The Company is an emerging growth company (‘‘EGC’’) as defined by the Jumpstart Our Business Startups Act (‘‘JOBS Act’’). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The disclosures requirements included in ASU 2023-07 are required for all public entities, including those with a single reportable segment. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently in the process of evaluating the disclosure impact of adopting ASU 2023-07.

F-13

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires disclosure of additional income tax information, primarily related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)”. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

The Company did not identify other recent accounting pronouncements that could potentially have a material impact to the consolidated results of operations or financial position.

3. CASH

Cash consists of the following:

	As of September 30,
	2023	2024
	US$	US$
Cash on hand	10,382	10,794
Cash in bank	530,736	456,099
Cash held by payment processors	1,030,618	1,462,774
Total	1,571,736	1,929,667

4. RESTRICTED CASH

Restricted cash consists of the following:

	As of September 30,
	2023	2024
	US$	US$
Bank accounts that are legally restricted for use	356,406	-
Cash in an escrow account as deposits withheld by payment processors	178,805	329,232
Total	535,211	329,232

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	As of September 30,
	2023	2024
	US$	US$
At cost:
Furniture and fixture	19,627	20,406
Office equipment	6,905	9,863
Subtotal	26,532	30,269
Less: accumulated depreciation	(16,071)	(23,223)
Total	10,461	7,046

Depreciation expense was US$5,581 and US$6,346 for the years ended September 30, 2023 and 2024, respectively.

6. ADVANCE TO VENDORS

	As of September 30,
	2023	2024
	US$	US$
Prepayments to virtual goods providers	162,595	550,674
Prepayments for various services	171,309	144,667
Total	333,904	695,341

F-14

7. OTHER RECEIVABLES

Other receivables consist of the following:

	As of September 30,
	2023	2024
	US$	US$
Deposits(a)	1,159,888	776,696
Others	27,533	55,700
Total	1,187,421	832,396

(a)

The balance as of September 30, 2023 mainly represented refundable advance payments made to the Company's business partners in cooperation with related services related to a third-party live streaming platform, as well as deposits to be returned from payment processors. The balance as of September 30, 2024 mainly represented deposits to be returned from payment processors.

8. LOANS

Loans consist of the following:

	As of September 30,
	2023	2024
	US$	US$
Short-term loans	-	1,139,991

Long-term loans – current	191,396	165,265
Long-term loans – non-current	59,622	123,295
Total long-term loans	251,018	288,560

For the years ended September 30, 2023 and 2024, interest expenses were US$75,852 and US$43,939, respectively.

As of September 30, 2023 and 2024, unused loan facilities for bank loans were US$73,817 and US$49,162, respectively.

(1) Short-term loans

Short-term loans consist of the following:

	As of September 30,
	2023	2024
Bank name	US$	US$	Term	Effective interest rate
Bank of China	-	1,139,991	September 20, 2024-September 20, 2025	3.35%

The short-term bank loan as of September 30, 2024 was obtained from banks located in the PRC, denominated in RMB and bore a weighted average interest rate of 3.35%.

The short-term bank loan was jointly guaranteed by Mr. Jianfeng Feng, chief executive officer and chairman of the board, and a related party Chongqing Dinodirect Technology Group Co., Ltd. (“Chongqing Dinodirect”).

(2) Long-term loans

Long-term loans consist of the following:

	As of September 30,
	2023	2024		Effective interest rate
Bank name	US$	US$	Term
WeBank	79,952	11,875	November 11, 2022-November 11, 2024	6.89%
WeBank	63,962	16,625	January 6, 2023-January 11, 2025	8.26%
WeBank	61,221	15,912	January 13, 2023-January 11, 2025	10.26%
WeBank	45,883	17,575	April 20, 2023-April 11, 2025	12.24%
WeBank	-	142,499	August 29, 2024-September 11, 2026	18.00%
WeBank	-	71,249	September 30, 2024-October 11, 2026	18.00%
WeBank	-	12,825	September 30, 2024-October 11, 2026	18.00%
Total	251,018	288,560

F-15

The maturities schedule of long-term loans is as follow:

	As of September 30,
	2023	2024
	US$	US$
With 1 year	191,396	165,265
1-2 years	59,622	119,292
2-3 years	-	4,003
Total	251,018	288,560

The long-term bank loans as of September 30, 2023 and 2024 were obtained from banks located in the PRC, denominated in RMB, and bore a weighted average interest rate of 9.04% and 16.20% per annum, respectively.

As of September 30, 2023 and 2024, the long-term loans were unsecured.

9. ACCRUALS AND OTHER PAYABLES

	As of September 30,
	2023	2024
	US$	US$
Service fees payable	665,296	3,626
Salary and welfare payable	90,106	175,023
Others	412	34,959
Total	755,814	213,608

10. TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries in Hong Kong and the PRC. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain arising in Cayman Islands.

BVI

The Company’s subsidiary incorporated in the BVI are not subject to tax on income or capital gain, in addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.

Hong Kong

Under Hong Kong tax laws, with effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HK dollars (“HK$”) 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HK$ 2 million. For the years ended September 30, 2023 and 2024, Element Colors HK applied the two-tier profits tax rate for its provision for current income and deferred taxes.

PRC

For the years ended September, 2023 and 2024, the Company’s PRC subsidiaries were governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC, domestic enterprises and Foreign Investment Enterprises are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis.

Pursuant to the Announcement on the Continuation of the Corporate Income Tax Policy for the Western Development promulgated by the Ministry of Finance (“MOF”), the State Administration of Taxation (“SAT”) and the National Development and Reform Commission, enterprises located in the western region that fall into the Catalogue of Encouraged Industries are subject to a reduced corporate income tax rate of 15% from 1 January 2021 to 31 December 2030. Chongqing Yuancai was qualified for the requirements of the policy and entitled to a preferential income tax rate of 15% for the years ended September 30, 2023 and 2024.

Pursuant to the announcements [2019] No.13, [2022] No.13 and [2023] No.12 promulgated by the MOF and the SAT, a small-scaled minimal profit enterprises shall meet certain requirements for enjoying preferential tax rates, including (i) annual taxable income of no more than RMB3 million, (ii) no more than 300 employees, and (iii) total assets of no more than RMB50 million. Shenzhen Yuancai was qualified for the requirements of “small-scaled minimal profit enterprise” and entitled to a preferential income tax rate of 5% for the years ended September 30, 2023 and 2024.

F-16

The provision for income tax consisted of the following:

	Year ended September 30,
	2023	2024
	US$	US$
Current income tax expense	202,128	178,873
Deferred income tax expense	10,471	-
Total	212,599	178,873

A reconciliation between the effective income tax rate and the HK statutory income tax rate is as follows:

	Year ended September 30,
	2023	2024
HK statutory income tax rate	16.50%	16.50%
Effect of different tax rates in other jurisdictions	3.41%	3.68%
Effect of PRC preferential tax rates	(5.63)%	(6.13)%
Effective income tax rate	14.28%	14.05%

No deferred tax assets or liabilities has been recognized in the consolidated financial statements as the Company did not have material temporary differences arising between the tax bases of assets and liabilities and their carrying amounts as of September 30, 2023 and 2024.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2023 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the years ended September 30, 2023 and 2024. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2024.

11. RELATED PARTY BALANCES AND TRANSACTIONS

(1) Related party relationships

Related Parties	Relationship with the Company
Mr. Jianfeng Feng	Chief Executive Officer and Chairman of the Board
Ms. Haixia Zhu	Director of Element Colors HK
Loong Gulf	Shareholder of the Company
Chongqing Haizhao Technology Co., Ltd. (“Chongqing Haizhao”)	A company in which Ms. Haixia Zhu has significant influence
Chongqing Shanhailing Enterprise Management Consulting Co., Ltd. (“Chongqing Shanhailing”)	A company controlled by Mr. Jianfeng Feng
Dianjiang Deming Technology Service Center (“Dianjiang Deming”)	A company controlled by Mr. Jianfeng Feng
Chongqing Longwork Zhicheng E-commerce Co., Ltd. (“Chongqing Longwork Zhicheng ”)	A company in which Mr. Jianfeng Feng has significant influence
Chongqing Dinodirect	A company in which Mr. Jianfeng Feng has significant influence
Chongqing Longwork Cross-border E-commerce Investment Co., Ltd. (“Chongqing Longwork Investment”)	A company in which Mr. Jianfeng Feng has significant influence
Chongqing Yunsihai IoT Technology Co., Ltd (“Chongqing Yunsihai”)	A company in which Ms. Haixia Zhu is a director

F-17

(2) Balances with related parties

		September 30,
		2023	2024
	Nature	US$	US$
Amounts due from related parties
Chongqing Dinodirect (a)	Interest free loan	176,856	183,872
Chongqing Haizhao	Prepayments for services	6,139	7,682
Chongqing Shanhailing(a)	Interest free loan	-	721,617
Dianjiang Deming(a)	Interest free loan	3,426	154,620
Loong Gulf(a)	Interest free loan	-	73,235
Total		186,421	1,141,026

Amounts due to related parties
Chongqing Shanhailing(a)	Interest free loan	802,388	-
Chongqing Longwork Investment	Rental payable	87,719	-
Haixia Zhu (a)	Interest free loan	30,726	-
Chongqing Longwork Zhicheng	Service fees payable	15,387	16,163
Total		936,220	16,163

(a)

The balances represent loans with related parties, which are unsecured, interest free with no specific repayment terms and non-trade nature. Loans to related parties as of September 30, 2024 have been subsequently collected in February 2025.

(3)    Transactions with related parties

	Year ended September 30,
	2023	2024
	US$	US$
Service fees charged by related parties
Chongqing Yunsihai	16,547	-
Chongqing Longwork Zhicheng	8,290	162
Chongqing Haizhao	428	-
Total	25,265	162

Rental expenses charged by a related party
Chongqing Longwork Investment(b)	51,044	49,976

Promotion services provided to a related party
Chongqing Haizhao	15,420	-

(b)

The Company entered into a 36-month lease agreement with a related party on September 1, 2022 to rent the office space with a monthly rental fee at RMB30,000. The Company accounts for the leases in accordance with ASC 842. The Company’s underlying office space was classified as operating leases, and the related lease liabilities were recorded under operating lease liabilities – a related party (see Note 13).

F-18

12. RESTRICTED NET ASSETS

The Company’s subsidiaries in the PRC are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are set aside at the discretion of the entity’s Board of Directors. Paid-in capital of subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As of September 30, 2023 and 2024, the Company’s subsidiaries in the PRC have no balances of paid-in capital and reserve funds.

13. LEASES

The Company entered into operating lease agreements with a related party and third-party lessors for office space. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The components of lease expense and supplemental cash flows information related to lease are as follows:

	Year ended September 30,
	2023	2024
	US$	US$
Short-term lease expenses	6,230	6,597
Operating lease expenses	51,044	49,976
Total	57,274	56,573
Cash paid for amounts included in the measurement of operating lease liabilities	51,044	49,976

The Company’s ROU assets and operating lease liabilities recognized in the consolidated balances sheets consist of the following:

	As of September 30,
	2023	2024
	US$	US$
ROU assets	90,225	45,927

Operating lease liabilities
Current portion	46,050	45,927
Non-current portion	44,175	-
Total	90,225	45,927

As of September 30, 2023 and 2024, the Company's operating leases had a same discount rate of 4.75%, and a remaining lease term of 1.92 years and 0.92 years, respectively.

Future lease payments under operating leases, excluding short-term leases not capitalized, as of September 30, 2023 and 2024 were as follows:

	As of September 30,
	2023	2024
	US$	US$
Within 1 year	49,342	47,025
1-2 years	45,230	-
Total future lease payment	94,572	47,025
Less: imputed interest	(4,347)	(1,098)
Total lease liability balance	90,225	45,927
Less: operating lease liabilities - current	(46,050)	(45,927)
Operating lease liabilities – non-current	44,175	-

14. SEGMENT REPORTING

Based on the criteria established by ASC 280, the Company’s CODM is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company has only one reportable segment.

The following table sets forth a summary of revenues from specific geographic countries or regions which individually contribute 10% or more of total revenues:

	Year ended September 30,
	2023	2024
United States	1,156,266	1,109,274
Taiwan	1,979,767	1,981,253
Singapore	804,386	*(a)
Other foreign countries or regions(b)	2,352,652	3,052,332
Total	6,293,071	6,142,859

(a) Represented below 10% of total revenues.

(b) Each individual country or region in this category constituted below 10% of total revenues.

15. SUBSEQUENT EVENTS

The Company has assessed all events from September 30, 2024 up through August 8, 2025, which is the date that these consolidated financial statements are available to be issued, unless as disclosed below, there are not any material subsequent events that require disclosure in these consolidated financial statements.

The Company launched DBiM Metaverse platform on September 2024 and began to provide metaverse scenario building services. From September 30, 2024 up through May 2, 2025, the Company has entered into contracts with corporate customers for related services in an aggregate value of US$283,000.

On April 5, 2025, Element Colors HK entered into an equity share transferring agreement with a third-party company and transferred its 100% equity interest in Shenzhen Yuancai and Chongqing Yuancai for consideration of approximately RMB448,000.

On April 8, 2025, Element Colors MY was incorporated in Malaysia, as a wholly owned subsidiary of Element Colors HK.

On April 14, 2025, Dbim BVI was incorporated in the BVI, as a wholly owned subsidiary of the Company. On April 21, 2025, Element Colors HK transferred its 100% equity interests in Element Colors UK to Dbim BVI.

F-19

DBIM HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
ASSETS
Current assets:
Cash	1,929,667	4,235,518
Restricted cash	329,232	284,475
Accounts receivable, net	-	61,500
Advance to vendors	695,341	833,141
Other receivables	832,396	683,354
Amounts due from related parties	1,141,026	25
Total current assets	4,927,662	6,098,013

Non-current assets:
Property and equipment, net	7,046	4,418
Operating lease right-of-use assets, net – a related party	45,927	20,427
Deferred initial public offering (“IPO”) costs	48,022	268,454
Total non-current assets	100,995	293,299
Total assets	5,028,657	6,391,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term loans	1,139,991	1,102,429
Long-term loans – current	165,265	117,789
Accounts payable	205,751	233,628
Contract liabilities	95,116	162,097
Accruals and other payables	213,608	194,848
Taxes payable	388,081	531,025
Operating lease liabilities – current – a related party	45,927	20,427
Amounts due to related parties	16,163	24,805
Total current liabilities	2,269,902	2,387,048

Non-current liabilities:
Long-term loans – non-current	123,295	61,552
Total liabilities	2,393,197	2,448,600

Shareholders’ equity:
Ordinary shares (US$0.00005 par value; 1,000,000,000 shares authorized; 25,000,000 shares issued and outstanding as of September 30, 2024 and March 31, 2025)*	1,250	1,250
Shares subscription receivable*	(1,250)	(1,250)
Additional paid-in capital	-	-
Retained earnings	2,596,987	3,927,612
Accumulated other comprehensive income	38,473	15,100
Total shareholder's equity	2,635,460	3,942,712
Total liabilities and shareholders’ equity	5,028,657	6,391,312

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-20

DBIM HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollar, except for the number of shares)

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Net revenues	2,086,220	5,854,945
Cost of revenues	(905,272)	(2,080,133)
Gross profit	1,180,948	3,774,812
Operating expenses:
Sales and marketing expenses	(532,626)	(1,646,019)
General and administrative expenses	(124,083)	(582,046)
Total operating expenses	(656,709)	(2,228,065)
Operating income	524,239	1,546,747
Other expenses:
Other expenses, net	(928)	(3,008)
Interest expense	(19,244)	(38,708)
Foreign exchange loss, net	(73,711)	(23,653)
Total other expenses, net	(93,883)	(65,369)
Income before income tax	430,356	1,481,378
Income tax expense	(50,177)	(150,753)
Net income	380,179	1,330,625

Other comprehensive gain (loss)
Foreign currency translation adjustment	14,477	(23,373)
Comprehensive income attributable to the Company’s ordinary shareholders	394,656	1,307,252

Earnings per share:
Weighted average number of ordinary shares outstanding – basic and diluted*	25,000,000	25,000,000
Ordinary shares – basic and diluted*	0.02	0.05

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-21

DBIM HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollar, except for the number of shares)

	Ordinary shares*		Shares subscription	Additional paid-in	Retained	Accumulated other comprehensive (loss)
	Shares	Amount	receivable*	capital	earnings	income	Total
Balance as of September 30, 2023	25,000,000	1,250	(1,250)	-	1,502,485	(48,214)	1,454,271
Net income	-	-	-	-	380,179		380,179
Foreign currency translation adjustment	-	-	-	-	-	14,477	14,477
Balance as of March 31, 2024 (Unaudited)	25,000,000	1,250	(1,250)	-	1,882,664	(33,737)	1,848,927

Balance as of September 30, 2024	25,000,000	1,250	(1,250)	-	2,596,987	38,473	2,635,460
Net income	-	-	-	-	1,330,625	-	1,330,625
Foreign currency translation adjustment	-	-	-	-	-	(23,373)	(23,373)
Balance as of March 31, 2025 (Unaudited)	25,000,000	1,250	(1,250)	-	3,927,612	15,100	3,942,712

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

DBIM HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollar, except for the number of shares)

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	380,179	1,330,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,034	2,852
Amortization of operating lease right-of-use assets	23,037	24,072
Foreign exchange loss, net	73,711	23,653
Changes in operating assets and liabilities:
Accounts receivable	-	(61,500)
Advance to vendors	(130,819)	(137,800)
Other receivables	(1,579)	155,417
Amounts due from related parties – operating	(16,582)	7,682
Accounts payable	2,099	27,877
Contract liabilities	(194,475)	40,734
Accruals and other payables	(24,507)	(18,760)
Taxes payable	50,728	142,944
Amounts due to related parties – operating	(23,037)	(25,500)
Operating lease liabilities – a related party	20,470	8,642
Net cash provided by operating activities	162,259	1,520,938

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,614)	-
Collection of loans to related parties	-	1,133,319
Payment of loans to related parties	(35,229)	-
Net cash (used in) provided by investing activities	(37,843)	1,133,319

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of bank loans	(96,898)	(100,066)
Repayments of loans from related parties	(64,084)	-
Proceeds from loans from a third party	610,628	-
Deferred IPO costs	-	(220,432)
Net cash provided by (used in) financing activities	449,646	(320,498)

Effect of exchange rate change on cash and restricted cash	3,319	(72,665)

Net increase in cash and restricted cash	577,381	2,261,094
Cash and restricted cash at beginning of the period	2,106,947	2,258,899
Cash and restricted cash at end of the period	2,684,328	4,519,993

Reconciliation of cash and restricted cash, end of the period
Cash	2,116,657	4,235,518
Restricted cash	567,671	284,475
Cash and restricted cash, end of the period	2,684,328	4,519,993

Supplemental disclosures of cash flows information:
Cash paid for interest	19,244	38,708
Cash paid (recovered) for taxes	-	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

DBIM HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollar, except for the number of shares)

1. ORGANIZATION AND NATURE OF OPERATIONS

(a) Principal activities

Dbim Holdings Limited (the “Company”) is a holding company incorporated as an exempted company on November 12, 2024 under the laws of Cayman Islands. The Company, through its wholly-owned subsidiaries in Hong Kong and United Kingdom (the “UK”), is primarily engaged in provision of (i) virtual goods services to consumers around the world; and (ii) metaverse scenario building services.

As of the date of this report, details of the Company’s principal subsidiaries are as follows:

Main subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Percentage of direct or indirect economic ownership	Principal activities
Lawren Company Limited (“Lawren”)	British Virgin Islands (“BVI”)	May 21, 2015	100% owned by the Company	Investment holding
Dbim Limited (“Dbim BVI”)	BVI	April 14, 2025	100% owned by the Company	Investment holding
Element Colors Electronic Entertainment Limited (“Element Colors HK”)	Hong Kong, PRC	August 3, 2017	100% owned by Lawren	Provision of virtual goods services and metaverse scenario building services
Element Colors Technology Limited (“Element Colors UK”)	UK	September 3, 2024	100% owned by Dbim BVI	Provision of virtual goods services
Element Colors Technology Malaysia SDN. BHD. (“Element Colors MY”)	Malaysia	April 8, 2025	100% owned by Dbim BVI	Provision of virtual goods services

(b) History of the Company

On May 21, 2015, Lawren was incorporated in British Virgin Islands (the “BVI”).

On August 3, 2017, Element Colors HK was incorporated in Hong Kong, as a wholly owned subsidiary of Lawren.

On November 21, 2017, Loong Gulf Holdings Group Limited (“Loong Gulf”), a BVI company, acquired 100% of the equity interests in Lawren.

On October 13, 2017, Shenzhen Qianhai Yuancai Technology Co., Ltd. (“Shenzhen Yuancai”) was incorporated in the PRC, as a wholly owned subsidiary of Element Colors HK and an investment holding company.

On November 1, 2018, Chongqing Yuancai Interactive Entertainment Technology Co., Ltd. (“Chongqing Yuancai”) was incorporated in the PRC, as a wholly owned subsidiary of Shenzhen Yuancai, and its principal activity is provision of inter-company outsourcing services.

On September 3, 2024, Element Colors HK acquired 100% of the equity interests in Element Colors UK.

On April 5, 2025, Element Colors HK entered into an equity share transferring agreement with a third-party company and transferred its 100% equity interest in Shenzhen Yuancai and Chongqing Yuancai for consideration of approximately RMB448,000.

On April 8, 2025, Element Colors MY was incorporated in Malaysia, as a wholly owned subsidiary of Element Colors HK.

On April 14, 2025, Dbim BVI was incorporated in the BVI, as a wholly owned subsidiary of the Company.

On April 21, 2025 and May 8, 2025, Element Colors HK transferred its 100% equity interests in Element Colors UK and Element Colors MY to Dbim BVI, respectively.

(c) Reorganization

In connection with this offering, the Company undertook a reorganization of our corporate structure (the “Reorganization”) in the following steps:

1) On November 12, 2024, the Company was incorporated as an exempted company in the Cayman Islands (the “Cayman”) with 1 ordinary share, par value US$0.0001 per share, as a wholly owned subsidiary of Loong Gulf.

2) On November 29, 2024, by entering into an instrument of transfer with Loong Gulf as transferor, the Company as transferee issued 14,999,999 ordinary shares of par value US$0.0001 to Loong Gulf to obtain it’s 100% of the equity interests in Lawren.

Upon the completion of the above Reorganization, the Company became the ultimate holding company of Lawren and its subsidiaries. The Company is effectively controlled by the same shareholder before and after the Reorganization; therefore, the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements. Results of operations for the period presented comprise those of the previous separate entries combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

F-24

(d) Share split

Upon incorporation the authorized number of ordinary shares of the Company was 500,000,000 shares with a par value of US$0.0001 each. On July 15, 2025, the Company effectuated a 1-to-2 share split, following which the authorized share capital of US$50,000 was divided into 1,000,000,000 ordinary shares with a par value of US$0.00005 each, and the issued shares increased from 15,000,000 ordinary shares to 30,000,000 ordinary shares. Immediately upon the completion of the split, all existing shareholders surrendered an aggregate of 5,000,000 ordinary shares on a pro-rata basis for no consideration, which were cancelled by the Company. As a result, as of the date hereof, there are 25,000,000 ordinary shares issued and outstanding with a par value of US$0.00005 each. The Company has retroactively restated all shares and per share data for all periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES

2.1 Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s September 30, 2024 audited financial statements. The results of operations for the period ended March 31, 2025 are not necessarily indicative of the operating results for the full year.

2.2 Basis of consolidation

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2.3 Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements mainly include, but are not limited to, current expected credit losses of receivables, depreciable lives of property and equipment, valuation of deferred tax assets, incremental borrowing rates related to lease liabilities and revenue recognition for unfulfilled orders.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the unaudited condensed consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. On an ongoing basis, management evaluates its estimates based on information that is currently available. Changes in circumstances, facts and experience may cause the Company to revise its estimates. Changes in estimates are recorded in the period in which they become known. Actual results could materially differ from these estimates.

2.4 Functional currency and foreign currency translation

The Company's reporting currency is United States dollars (“US$") and the accompanying unaudited condensed consolidated financial statements have been expressed in US$. Effective October 1, 2024, the functional currency of Element Colors HK was changed from RMB to US$ as the Company decided to cease business operations in mainland China. The functional currency of the Company and its subsidiaries in BVI and UK is US$, and the functional currencies of the other subsidiaries are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters”.

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the consolidated statements of income and comprehensive income during the year in which they occur.

For consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$ using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements are recorded as a separate component of accumulated other comprehensive (loss) income within the consolidated statements of changes in shareholders’ equity. Cash flows are also translated at average translation rates for the periods; therefore, amounts reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

The following table outlines the currency exchange rates that were used in preparing the unaudited condensed consolidated financial statements:

	Six months ended March 31,
	2024	2025
Average rate (US$1 exchange rate)	7.2057	7.2309

	As of
	September 30, 2024	March 31, 2025
Year-end spot rate (US$1 exchange rate)	7.0176	7.2567

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2.5 Cash and restricted cash

Cash consists of cash on hand, demand deposits with banks as well as cash held by payment processors. Restricted cash represents cash in an escrow account as deposits withheld by payment processors. As of September 30, 2024 and March 31, 2025, the Company did not have any cash equivalents.

2.6 Accounts receivables, net

Accounts receivables are presented net of an allowance for credit losses. The Company reviews its accounts receivable on a periodic basis and estimates credit losses in accordance with ASC Topic 326, “Financial Instruments - Credit Losses”. In evaluating the expected credit losses, the Company considers many factors, including the age of the balance, customer payment history, customer’s current credit-worthiness, and current economic trends. As of September 30, 2024 and March 31, 2025, the allowance for accounts receivables was nil.

2.7 Other receivables

Other receivables consist primarily of refundable deposits placed with counterparties and payment processors.

Allowance for credit loss represents management’s best estimate of probable losses inherent in the portfolio. On October 1, 2022, the Company adopted ASC Topic 326, “Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments.” This guidance replaced the “incurred loss” impairment methodology with an approach based on “expected losses” to estimate credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The allowance for credit losses is a valuation account that is deducted from the cost of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.

The Company considers various factors, including nature, historical collection experience, the age of the receivable balances, credit quality and specific risk characteristics of its customers, and current economic conditions to develop an estimate of credit losses. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability. As of September 30, 2024 and March 31, 2025, the allowance for other receivables was nil.

2.8 Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Property and equipment are depreciated at rates sufficient to write off its costs less impairment and residual value, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

Categories	Estimated useful lives
Furniture and fixture	5 years
Office equipment	3 years

2.9 Advance to vendors

Advance to vendors mainly represent prepayments to virtual goods providers and other services providers. The balances are classified as either current or non-current based on the terms of the respective agreements and reviewed periodically to determine whether their carrying value has become impaired. The Company uses the aging method to estimate the allowance for uncollectible balances in accordance with ASC 326, Financial Instruments - Credit Losses. In addition, at each reporting date, the Company determines the adequacy of the allowance by evaluating all available information, and then records specific allowances for those advances based on the available facts and circumstances. As of September 30, 2024 and March 31, 2025, the allowance for advances to vendors was nil.

2.10 Deferred IPO costs

The Company complies with the requirements of ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials”, and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO costs consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

2.11 Contract liabilities

Contract liabilities mainly represent prepayments received from our consumers. These payments are non-refundable and revenues are recognized when our performance obligations are satisfied. Due to the generally short-term duration of the relevant contracts, contract liabilities are classified as current liabilities on the consolidated balance sheets and are generally expected to be recognized within one year. The Company recognized contract liabilities amounting to US$84,430 and US$25,935 which were included in the opening balances as revenue for the six months ended March 31, 2024 and 2025, respectively.

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2.12  Fair value measurement

Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the assets or liabilities.

The Company applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1—	Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2—

Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3—

Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company consist primarily of cash, restricted cash, accounts receivable, other receivables, amounts due from related-parties, accounts payable, short-term loans, amounts due to related-parties and other current liabilities excluding payroll and welfare payables. As of September 30, 2024 and March 31, 2025, the carrying values of these financial assets and liabilities approximated their fair values due to their short-term nature.

2.13 Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”, and subsequently issued additional related Accounting Standards Updates (“ASU”, collectively, “ASC 606”). To determine revenue recognition for contracts with customers, the Company performs the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company mainly engages in provision of virtual goods services, and since September 2024, the Company began to provide metaverse scenario building services. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

Revenue from virtual goods services

The Company generates virtual goods services revenue from orders completed through its online websites and platforms. The customer places an order for virtual goods and makes prepayments to the Company. The pricing and prepayment terms are fixed, with no discounts, refunds, or variable consideration. The order is then forwarded to the virtual goods providers to fulfil. The Company recognizes revenue from virtual goods services upon fulfillment of the order by the virtual goods provider as its performance obligation of providing virtual goods services is satisfied at that point. There was no contract asset related to services performed as of September 30, 2024 and March 31, 2025. The revenue from virtual goods services is generated by the Company’s subsidiary in Hong Kong and not subject to value-added tax (“VAT”) pursuant to the tax regulations of Hong Kong.

As the Company’s role is mainly to arrange the provision of the specified virtual goods ordered by the customer through various third-party suppliers, it does not control how the virtual goods are ultimately provided to the consumer. Therefore, the Company is an agent and recognizes revenue on a net basis when control over virtual goods is transferred from virtual goods providers to the consumer.

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The Company accounts for an unfulfilled order by recording a contract liability at the time the consideration is received from the customer, and is included in contract liabilities. The liabilities remain outstanding until the order is fulfilled by the Company, at which time the Company recognizes revenue. Over time, certain customers become uncontactable despite reasonable efforts made by the Company. If no further instructions are received from these customers and the unfulfilled order remains outstanding for over one year, the Company determines that the consideration received from the customer is forfeited. Estimating revenue recognition for unfulfilled orders requires judgment based on current and historical transaction data and customer experience. Revenue recognized from unfulfilled orders was US$11,700 and US$22,214 for the six months ended March 31, 2024 and 2025, respectively.

Revenue from metaverse scenario building services

In September 2024 the Company launched DBiM Metaverse platform (“DBiM Metaverse”) and began to provide metaverse scenario building services to assist corporate customers in creating showrooms, panoramic virtual stores and industrial parks on DBiM Metaverse. The contracts of Company’s metaverse scenario building services are primarily on a fixed-price basis with no discount, refund and variable consideration, and involve integrated services including project planning, design and development based on customers’ specific needs. A series of promises are identified in a contract, however, since the customers cannot benefit from any single one promise either on its own or together with other resources that are readily available to the customer, all these multiple promises mentioned above are not distinct and separately identifiable from each other. Therefore, there is only one performance obligation for the metaverse scenario building services.

The Company recognizes revenue when the performance obligation is satisfied at the point in time upon completion of services, usually at the time when the output of the services is tested and accepted by the customers. The duration of the development period is short, usually less than one year. The revenue from metaverse scenario building services is generated by the Company’s subsidiary in Hong Kong and not subject to VAT pursuant to the tax regulations of Hong Kong.

Disaggregation of revenues

The following table summarizes disaggregated information of revenues by major service lines for the six months ended March 31, 2024 and 2025, respectively:

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Category of revenues
Virtual goods services	2,086,220	5,571,945
Metaverse scenario building services	-	283,000
Total	2,086,220	5,854,945

Timing of revenue recognition
Services transferred at a point in time	2,086,220	5,854,945
Services transferred over time	-	-
Total	2,086,220	5,854,945

2.14 Cost of revenues

Costs of revenues consist primarily of payment processing fees, network costs and staff costs. The following table sets forth a breakdown of cost of revenues by nature:

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Payment processing fees	835,482	1,855,159
Subcontracting charges	-	73,000
Staff costs	54,474	138,841
Network costs	11,091	10,271
Others	4,225	2,862
Total	905,272	2,080,133

Payment processing fees represent commissions charged by online payment processors, mainly PayPal, Checkout and Worldpay. Subcontracting charges represent outsourced content production costs relating to scenario building services. Staff costs consist of salary and benefits to our technology and editorial professionals. Network costs consist of SMS fees, server hosting fees and bandwidth fees. These costs are charged to the unaudited condensed consolidated statements of income and comprehensive income as incurred.

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2.15 Sales and marketing expenses

Sales and marketing expenses consist primarily of promotion and advertising expenses, salaries and benefits to sales and marketing personnel, and other expenses relating to our sales activities. Promotion and advertising expenses, which are charged to the consolidated statements of income and comprehensive income as incurred, were US$360,967 and US$1,300,484 for the six months ended March 31, 2024 and 2025, respectively.

2.16 General and administrative expenses

General and administrative expenses consist primarily of salary and benefits to general management, finance, administrative personnel, depreciation, professional services fees, office rental, communication expenses and other general corporate related expenses.

2.17 Employee benefits

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees' salaries. The total expenses the Company incurred for the plan were US$57,348 and US$62,052 for the six months ended March 31, 2024 and 2025, respectively, and were recorded in expenses based on the function of employees.

2.18 Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, “Income Tax” (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authority has up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2019 through 2023 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC subsidiaries’ tax filings, which may lead to additional tax liabilities. The Company’s subsidiary in Hong Kong is subject to examination by the Inland Revenue Department of Hong Kong for the tax years of 2020 through 2022.

The Company records liabilities related to uncertain tax positions when, despite the Company’s belief that the Company’s tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense.

2.19 Value added taxes

For the six months ended March 31, 2024 and 2025, the Company’s PRC subsidiaries were subject to VAT at the rate of 6% depending on whether the entity was a general taxpayer, and related surcharges on the revenue generated from providing services. Entities that were VAT general taxpayers were allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT was recorded in taxes payable. All of the VAT returns filed by the Company’s PRC subsidiaries have been and remain subject to examination by the tax authorities for five years from the date of filing.

2.20 Earnings per share

Earnings per share is computed in accordance with ASC Topic 260, “Earnings per Share”. Basic earnings per share is computed by dividing net income attributable to the controlling ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. For the six months ended March 31, 2024 and 2025, there were no dilutive shares.

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2.21 Leases

The Company adopts ASU 2016-02, and ASC Topic 842, “Lease” (“ASC 842”) to account its lease. ASC 842 requires that lessees recognize right-of-use (“ROU”) assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. ASC 842 distinguishes leases as either a finance lease or an operating lease on the consolidated balance sheets that affects how the leases are measured and presented in the consolidated statements of income and comprehensive income, and consolidated statements of cash flows.

ROU assets represent the Company’s right to use underlying assets for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for a consideration. To assess whether a contract is or contains a lease, the Company assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset. The Company elects not to apply the recognition requirements of ASC 842 to short-term (12 months or less) leases.

The ROU of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received. The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Company recognizes operating lease expenses on a straight-line basis over the lease term.

2.22 Segment reporting

ASC Topic 280, “Segment Reporting”, (“ASC 280”), establishes standards for companies to report in their financial statements the information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

2.23 Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical performance and the specific facts and circumstances of each matter.

2.24 Concentration of risks

(i) Concentration of credit risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, restricted cash, accounts receivable and other receivables. The Company places its cash with financial institutions with high credit ratings and quality. Management believes that the institutions are financially stable and, accordingly, minimal credit risk exists.

For accounts receivable and other receivables, the Company conducts credit evaluations of its customers and contractual counterparties, and generally does not require collateral or other security from its customers. The Company establishes an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers. Three customers accounted for 43.91%, 37.07% and 19.02% of total accounts receivable as of March 31, 2025, respectively. Two contractual counterparties accounted for approximately 38.00% and 30.47% of total other receivables as of September 30, 2024, respectively. Two contractual counterparties accounted for approximately 44.77% and 35.90% of total other receivables as of March 31, 2025, respectively.

(ii) Interest rate risk

The Company is exposed to interest rate risk on interest-bearing assets and liabilities. As part of asset and liability risk management, the Company reviews and takes appropriate steps to manage interest rate exposures on interest-bearing assets and liabilities. The Company has not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the six months ended March 31, 2024 and 2025.

(iii) Concentration of customers

There are no customers from whom revenues individually represent 10% or more of the total net revenues of the Company for the six months ended March 31, 2024 and 2025.

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(iv) Concentration of suppliers

The following table sets forth a summary of suppliers who individually represent 10% or more of the Company’s accounts payable as of September 30, 2024 and March 31, 2025:

	As of
	September 30, 2024	March 31, 2025
Percentage of the Company’s accounts payable:
Supplier A	98.31%	91.47%

The following table sets forth a summary of suppliers who individually represent 10% or more of the Company’s total purchases for the six months ended March 31, 2024 and 2025:

	Six months ended March 31,
	2024	2025
Percentage of the Company’s cost of revenues:
Supplier B	47.10%	24.02%
Supplier C	*(a)	23.65%
Supplier D	*(a)	10.06%
Supplier E	14.33%	*(a)
Supplier F	13.80%	*(a)

(a) Represented the percentage below 10%

2.25 Recently issued accounting pronouncements

The Company is an emerging growth company (‘‘EGC’’) as defined by the Jumpstart Our Business Startups Act (‘‘JOBS Act’’). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The disclosures requirements included in ASU 2023-07 are required for all public entities, including those with a single reportable segment. This update will be effective for the Company’s fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently in the process of evaluating the disclosure impact of adopting ASU 2023-07.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires disclosure of additional income tax information, primarily related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)”. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations and cash flows.

The Company did not identify other recent accounting pronouncements that could potentially have a material impact to the consolidated results of operations or financial position.

3. CASH

Cash consists of the following:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Cash on hand	10,794	10,438
Cash in bank	456,099	1,436,062
Cash held by payment processors	1,462,774	2,789,018
Total	1,929,667	4,235,518

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4. ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Accounts receivable	-	61,500
Less: allowance for credit losses	-	-
Accounts receivable, net	-	61,500

An analysis of the allowance for credit losses was as follows:

Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Balance at beginning of the period	-	-
Provision (reversal) for credit losses	-	-
Write-off	-	-
Balance at end of the period	-	-

5. ADVANCE TO VENDORS

Advance to vendors consists of the following:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Prepayments to virtual goods providers	550,674	612,065
Prepayments for various services	144,667	221,076
Total	695,341	833,141

6. OTHER RECEIVABLES

Other receivables consist of the following:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Deposits(a)	776,696	613,821
Others	55,700	69,533
Total other receivables	832,396	683,354
Less: allowance for doubtful accounts	-	-
Other receivables, net	832,396	683,354

(a)	The balances as of September 30, 2024 and March 31, 2025 mainly represented deposits to be returned from payment processors.

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
At cost:
Furniture and fixture	20,406	20,406
Office equipment	9,863	9,863
Total	30,269	30,269
Less: accumulated depreciation	(23,223)	(25,851)
Property and equipment, net	7,046	4,418

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8. LOANS

Loans consist of the following:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Short-term loans	1,139,991	1,102,429

Long-term loans – current	165,265	117,789
Long-term loans – non-current	123,295	61,552
Total long-term loans	288,560	179,341

For the six months ended March 31, 2024 and 2025, interest expenses were US$19,244 and US$38,708, respectively.

As of September 30, 2024 and March 31, 2025, unused loan facilities for bank loans were US$49,162 and US$147,253, respectively.

(1) Short-term loans

Short-term loans consist of the following:

	As of
	September 30, 2024	March 31,2025		Effective interest rate
Bank name	US$	US$ (Unaudited)	Term
Bank of China	1,139,991	1,102,429	September 20, 2024-September 20, 2025	3.35%

The short-term bank loan as of September 30, 2024 and March 31, 2025 was obtained from banks located in the PRC, denominated in RMB and bore a weighted average interest rate of 3.35%.

The short-term bank loan was jointly guaranteed by Mr. Jianfeng Feng, Chief Executive Officer and chairman of the board, and a related party Chongqing Dinodirect Technology Group Co., Ltd. (“Chongqing Dinodirect”).

(2) Long-term loans

Long-term loans consist of the following:

	As of
	September 30, 2024	March 31, 2025		Effective interest rate
Bank name	US$	US$ (Unaudited)	Term
WeBank	11,875	-	November 11, 2022-November 11, 2024	6.89%
WeBank	16,625	-	January 6, 2023-January 11, 2025	8.26%
WeBank	15,912	-	January 13, 2023-January 11, 2025	10.26%
WeBank	17,575	2,428	April 20, 2023-April 11, 2025	12.24%
WeBank	142,499	103,353	August 29, 2024-September 11, 2026	18.00%
WeBank	71,249	62,340	September 30, 2024-October 11, 2026	18.00%
WeBank	12,825	11,220	September 30, 2024-October 11, 2026	18.00%
Total	288,560	179,341

The maturities schedule of long-term loans is as follows:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
With 1 year	165,265	117,789
1-2 years	119,292	61,552
2-3 years	4,003	-
Total	288,560	179,341

The long-term bank loans as of September 30, 2024 and March 31, 2025 were obtained from banks located in the PRC, denominated in RMB, and bore a weighted average interest rate of 16.20% and 17.92% per annum, respectively.

As of September 30, 2024 and March 31, 2025, the long-terms loans were unsecured.

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9. ACCRUALS AND OTHER PAYABLES

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Service fees payable	3,626	-
Salary and welfare payable	175,023	194,848
Others	34,959	-
Total	213,608	194,848

10. TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries in Hong Kong and the PRC. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain arising in Cayman Islands.

BVI

The Company’s subsidiary incorporated in the BVI are not subject to tax on income or capital gain, in addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.

Hong Kong

Under Hong Kong tax laws, with effect from April 1, 2018, a two-tiered profits tax rate regime applies. The profits tax rate for the first HK dollars (“HK$”) 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HK$ 2 million. For the six months ended March 31, 2024 and 2025, Element Colors HK applied the two-tier profits tax rate for its provision for current income and deferred taxes.

PRC

For the six months ended March 31, 2024 and 2025, the Company’s PRC subsidiaries were governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC, domestic enterprises and Foreign Investment Enterprises are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis.

Pursuant to the Announcement on the Continuation of the Corporate Income Tax Policy for the Western Development promulgated by the Ministry of Finance (“MOF”), the State Administration of Taxation (“SAT”) and the National Development and Reform Commission, enterprises located in the western region that fall into the Catalogue of Encouraged Industries are subject to a reduced corporate income tax rate of 15% from 1 January 2021 to 31 December 2030. Chongqing Yuancai was qualified for the requirements of the policy and entitled to a preferential income tax rate of 15% for the six months ended March 31, 2024 and 2025.

Pursuant to the accouchements [2019] No.13, [2022] No.13 and [2023] No.12 promulgated by the MOF and the SAT, a small-scaled minimal profit enterprises shall meet certain requirements for enjoying preferential tax rates, including (i) annual taxable income of no more than RMB3 million, (ii) no more than 300 employees, and (iii) total assets of no more than RMB50 million. Shenzhen Yucai was qualified for the requirements of “small-scaled minimal profit enterprise” and entitled to a preferential income tax rate of 5% for the six months ended March 31, 2024 and 2025.

The provision for income tax consists of the following:

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Current income tax expense	50,177	150,753
Deferred income tax expense	-	-
Total	50,177	150,753

F-34

A reconciliation between the effective income tax rate and the HK statutory income tax rate is as follows:

	Six months ended March 31,
	2024	2025
	(Unaudited)	(Unaudited)
HK statutory income tax rate	16.5%	16.5%
Effect of different tax rates in other jurisdictions	4.25%	3.60%
Effect of PRC preferential tax rates	(9.09)%	(9.88)%
Effective income tax rate	11.66%	10.22%

No deferred tax assets or liabilities have been recognized in the unaudited condensed consolidated financial statements as the Company did not have material temporary differences arising between the tax bases of assets and liabilities and their carrying amounts as of September 30, 2024 and March 31, 2025.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024 and March 31, 2025, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the six months ended March 31, 2024 and 2025. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2025.

11. RELATED PARTY BALANCES AND TRANSACTIONS

(1) Related party relationships

Related Parties	Relationship with the Company
Mr. Jianfeng Feng	Chief Executive Officer and Chairman of the Board
Ms. Haixia Zhu	Director of Element Colors HK
Loong Gulf	Shareholder of the Company
Chongqing Haizhao Technology Co., Ltd. (“Chongqing Haizhao”) (a)	A company in which Ms. Haixia Zhu has significant influence
Chongqing Shanhailing Enterprise Management Consulting Co., Ltd. (“Chongqing Shanhailing”)	A company controlled by Mr. Jianfeng Feng
Dianjiang Deming Technology Service Center (“Dianjiang Deming”)	A company controlled by Mr. Jianfeng Feng
Chongqing Longwork Zhicheng E-commerce Co., Ltd. (“Chongqing Longwork Zhicheng ”)	A company in which Mr. Jianfeng Feng has significant influence
Chongqing Dinodirect	A company in which Mr. Jianfeng Feng has significant influence
Chongqing Longwork Cross-border E-commerce Investment Co., Ltd. (“Chongqing Longwork Investment”)	A company in which Mr. Jianfeng Feng has significant influence

(a)	Chongqing Haizhao was no longer a related party as Ms. Haixia Zhu did not serve as a supervisor of this company since December 2024.

(2) Balances with related parties

		As of
		September 30, 2024	March 31, 2025
	Nature	US$	US$
			(Unaudited)
Amounts due from related parties
Chongqing Dinodirect (b)	Interest free loan	183,872	-
Chongqing Haizhao	Prepayments for services	7,682	-
Chongqing Shanhailing(b)	Interest free loan	721,617	-
Dianjiang Deming(b)	Interest free loan	154,620	-
Loong Gulf(b)	Interest free loan	73,235	25
Total		1,141,026	25

Amounts due to related parties
Chongqing Longwork Investment	Rental payable	-	24,805
Chongqing Longwork Zhicheng	Service fees payable	16,163	-
Total		16,163	24,805

(b)

The balances represent loans with related parties, which are unsecured, interest free with no specific repayment terms and non-trade nature. Loans to related parties as of September 30, 2024 were subsequently collected in February 2025.

F-35

Transactions with related parties

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Service fees charged by a related party
Chongqing Longwork Zhicheng	162	-

Rental expenses charged by a related party
Chongqing Longwork Investment (c)	24,980	24,893

(c)

The Company entered into a 36-month lease agreement with a related party on September 1, 2022 to rent the office space with a monthly rental fee at RMB30,000. The Company accounts for the leases in accordance with ASC 842. The Company’s underlying office space was classified as operating leases, and the related lease liabilities were recorded under operating lease liabilities – a related party (see Note 13).

12. RESTRICTED NET ASSETS

The Company’s subsidiaries in the PRC are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are set aside at the discretion of the entity’s Board of Directors. Paid-in capital of subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As of September 30, 2024 and March 31, 2025, the Company’s subsidiaries in the PRC have no balances of paid-in capital and reserve funds.

13. LEASES

The Company entered into operating lease agreements with a related party and third-party lessors for office space. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The lease expense and supplemental cash flows information related to lease are as follows:

	Six months ended March 31,
	2024	2025
	US$	US$
	(Unaudited)	(Unaudited)
Short-term lease expenses	2,752	3,335
Operating lease expenses	22,957	24,805
Total	25,709	28,140
Cash paid for amounts included in the measurement of operating lease liabilities	22,957	24,805

The Company’s ROU assets and operating lease liabilities recognized in the consolidated balances sheets are as follows:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
ROU assets	45,927	20,427

Operating lease liabilities
Current portion	45,927	20,427
Non-current portion	-	-
Total	45,927	20,427

As of September 30, 2024 and March 31, 2025, the Company's operating leases had a same discount rate of 4.75%, and a remaining lease term of 0.92 years and 0.42 years, respectively.

F-36

Future lease payments under operating leases, excluding short-term leases not capitalized, as of September 30, 2024 and March 31, 2025 were as follows:

	As of
	September 30, 2024	March 31, 2025
	US$	US$
		(Unaudited)
Total future lease payment (within 1 year)	47,025	20,670
Less: imputed interest	(1,098)	(243)
Total lease liability balance	45,927	20,427
Less: operating lease liabilities - current	(45,927)	(20,427)
Operating lease liabilities – non-current	-	-

14. SEGMENT REPORTING

Based on the criteria established by ASC 280, the Company’s CODM is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company has only one reportable segment.

The following table sets forth a summary of revenues from specific geographic countries or regions which individually contribute 10% or more of total revenues:

	Six months ended March 31,
	2024	2025
United States	368,718	1,387,601
Taiwan	620,655	1,333,469
Singapore	291,896	*(a)
Other foreign countries or regions(b)	804,951	3,133,875
Total	2,086,220	5,854,945

(a) Represented below 10% of total revenues.

(b) Each individual country or region in this category constituted below 10% of total revenues.

15. SUBSEQUENT EVENTS

The Company has assessed all events from March 31, 2025 up through August 8, 2025, which is the date that these unaudited condensed consolidated financial statements are available to be issued, unless as disclosed below, there are not any material subsequent events that require disclosure in these unaudited condensed consolidated financial statements.

On April 5, 2025, Element Colors HK entered into an equity share transfer agreement with a third-party company and transferred its 100% equity interest in Shenzhen Yuancai and Chongqing Yuancai for consideration of approximately RMB448,000.

On April 8, 2025, Element Colors MY was incorporated in Malaysia, as a wholly owned subsidiary of Element Colors HK. On May 8, 2025, Element Colors HK transferred its 100% equity interests in Element Colors MY to Dbim BVI.

On April 14, 2025, Dbim BVI was incorporated in the BVI, as a wholly owned subsidiary of the Company. On April 21, 2025, Element Colors HK transferred its 100% equity interests in Element Colors UK to Dbim BVI.

F-37

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against the consequences of committing a crime or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect. Our post-offering memorandum and articles of association will become effective immediately prior to the completion of this offering provide that, to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)

all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)

without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

Under the form of indemnification agreements which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
ICS Corporate Services (Cayman) Limited	November 12, 2024	1	0.0001
Loong Gulf Holdings Group Limited	November 12, 2024	14,999,999	1,499.999

II-1

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

DBIM HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect, and Written Resolutions by all of the Shareholders of the Registrant Dated July 15, 2025

3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to completion of this offering

4.1*	Registrant’s Specimen Certificate for Ordinary Shares

5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain Cayman Islands matters

8.1*	Opinion of DLA Piper Hong Kong regarding certain Hong Kong tax matters (included in Exhibit 99.2)

10.1*	Form of Employment Agreement by and between the Registrant and each of its executive officers

10.2*	Form of Director Agreement by and between the Registrant and each of its directors

10.3*	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers

10.4	Form of Escrow Agreement

21.1*	List of Significant Subsidiaries of the Registrant

23.1*	Consent of WWC, P.C.

23.2*	Consent of Ogier (included in Exhibit 5.1)

23.3*	Consent of DLA Piper Hong Kong

23.4*	Consent of Tian Yuan Law Firm

23.5*	Consent of iResearch

24.1*	Powers of Attorney (included on signature page in Part II of the registration statement)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2*	Opinion of DLA Piper Hong Kong regarding certain Hong Kong law matters

99.3*	Consent of Haiming Liu

99.4*	Consent of Quan Zhou

99.5*	Consent of Jian Huang

99.6*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F

107*	Filing Fee Table

* Previously filed

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on  November 5, 2025.

Dbim Holdings Limited

By:	/s/ Jianfeng Feng
Name:	Jianfeng Feng
Title:	Chairman of the Board of Directors,
Chief Executive Officer

II-5

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jianfeng Feng as an attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such ordinary shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianfeng Feng	Chairman of the Board of Directors, Chief Executive Officer (principal executive officer)	November 5, 2025
Name: Jianfeng Feng

*	Director, Chief Financial Officer (principal financial and accounting officer)	November 5, 2025
Name: Yan Zeng

/s/ Jianfeng Feng
*By: Jianfeng Feng
Attorney-in-fact

II-6

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Dbim Holdings Limited, has signed this Registration Statement or amendment thereto in New York on  November 5, 2025.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc

II-7